Exhibit 2.1

Execution Version

SHARE AND ASSET PURCHASE AGREEMENT

BY AND BETWEEN

BCP ACQUISITIONS LLC

AND

NVENT ELECTRIC PLC

DATED AS OF JULY 31, 2024

Table of Contents

i

v

EXHIBITS

Exhibit A	Definitions
Exhibit B*	Form of French Put Option Agreement
Exhibit C*	Form of Transition Services Agreement
Exhibit D*	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit E*	Tier One Allocation
Exhibit F	[Reserved]
Exhibit G*	R&W Insurance Policy
Exhibit H*	Step Plan
Exhibit I*	Transaction Accounting Principles
Exhibit J*	Guaranty
Exhibit K*	Local Transfer Agreements
Exhibit L*	Agreement on Advance Payment of Estimated Profit Transfer
Exhibit M*	Pre-Closing Actions
Exhibit N*	Tax Procedures for Certain Non-U.S. Jurisdictions
Exhibit O*	French Tax Exit Agreement
Exhibit P*	Excluded Tax Liabilities
Exhibit Q*	China Closing Formalities

*Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K.

Share and Asset Purchase Agreement

THIS SHARE AND ASSET PURCHASE AGREEMENT, dated as of July 31, 2024 (the “Agreement Date”), is made by and between nVent Electric plc, an Irish public limited company (“Seller”), and BCP Acquisitions LLC, a Delaware limited liability company (“Buyer” and, together with Seller, the “Parties”).

Recitals

WHEREAS, Seller owns or controls, directly or indirectly, each of the other Seller Parties.

WHEREAS, the Seller Parties own, or will own as of the Closing Date, the issued and outstanding Equity Interests (collectively, the “Transferred Equity Interests”) of the Persons set forth in Section 4.03(a) of the Disclosure Schedule (each a “Company” and, together, the “Companies”).

WHEREAS, the Subsidiaries of the Companies identified in Section 4.03(b) of the Disclosure Schedule are referred to in this Agreement as the “Business Subsidiaries” (the Business Subsidiaries, together with the Companies, being collectively referred to as the “Transferred Entities”).

WHEREAS, the Seller Parties and the Transferred Entities are engaged in, or hold assets or liabilities relating to, the Business.

WHEREAS, the Seller Parties desire to sell, convey, assign, transfer and deliver to Buyer, and Buyer desires to purchase, acquire and accept from the Seller Parties, all of the Transferred Equity Interests and the Transferred Assets, and Buyer desires to assume the Assumed Liabilities, in each case in accordance with the Closing Steps and on the terms and subject to the conditions set forth in this Agreement, and, in the case of the French Entity, subject to the French Put Option Exercise in accordance with the terms of the French Put Option Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I

Definitions

Section 1.01.          Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A.

Article II

Purchase and Sale; Closing

Section 2.01.          Purchase and Sale of the Transferred Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and Seller shall cause each of the applicable Seller Parties to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from each such Seller Party, all of such Seller Party’s right, title and interest in and to the Transferred Equity Interests (free and clear of all Liens, other than Liens arising out of, under or in connection with the Securities Act or any other applicable securities Laws).

Section 2.02.          Purchase and Sale of Transferred Assets.

(a)            Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.02(b) and to Section 2.03, at the Closing, Seller shall, and Seller shall cause each of the applicable Asset Sellers to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from each such Asset Seller, all of such Asset Seller’s right, title and interest in, to and under (and possession and control of, as applicable) the following assets, properties and rights, as the same shall exist immediately prior to the Closing, in each case, free and clear of all Liens (other than Permitted Liens) and other than the Transferred Equity Interests (collectively, the “Transferred Assets”):

(i)         all Contracts Related to the Business (collectively, the “Assumed Contracts”);

(ii)        all accounts and other receivables to the extent related to, or arising from, the Business;

(iii)       all right, title and interest in any Leased Real Property Related to the Business as set forth on Section 2.02(a)(iii) of the Disclosure Schedule, including all such right, title and interest under each real property lease pursuant to which any of them leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such Leased Real Property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof;

(iv)       all prepaid expenses, credits and security or customer deposits to the extent related to the Business, including prepaid lease and rental payments related to, or arising from, the Business;

(v)        all past, current or future causes of action, defenses and rights of offset or counterclaim against third parties (including rights under supplier warranties (and the right to receive all monies, proceeds, settlements and recoveries in connection therewith)), or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent), in each case to the extent related to, or arising from, the Business;

(vi)       all Company Intellectual Property and Company Technology and Business IT Assets;

(vii)      all transferable or assignable Permits, including Environmental Permits, Related to the Business;

(viii)     the Transferred Books and Records;

(ix)        all inventory, raw materials, works-in-progress, finished goods, supplies, packaging materials and spare and replacement parts Related to the Business (including, rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

(x)        the Employee Plans and all assets, rights and properties expressly to be transferred pursuant to Article VIII;

(xi)        all personal property and interests therein, including machinery, tooling, molds, furniture, furnishings, office equipment, communications equipment, vehicles, fixtures, fuel and other tangible personal property, Related to the Business (including, rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

(xii)      any and all goodwill of the Business or the Transferred Assets;

(xiii)      (i) all Insurance Policies exclusively related to the Business and (ii) all property and casualty insurance proceeds received or receivable in connection with the damage or complete destruction of any Transferred Assets or assets that would have been included in the Transferred Assets but for such damage or complete destruction, in each case net of any deductible to the extent demonstrably related to such proceeds and the cost of repair or replacement of such assets and related administrative costs;

(xiv)     all assets, rights or properties of the Asset Sellers set forth in the unaudited balance sheet of the Business as of March 31, 2024 (other than assets disposed of or decreased (A) between March 31, 2024 and the Agreement Date, in the ordinary course of business and (B) after the Agreement Date through the Closing in accordance with the terms of this Agreement); and

(xv)      other than any Excluded Assets and the Transferred Equity Interests, all other assets, properties or rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are owned or held by an Asset Seller and Related to the Business.

(b)            Excluded Assets. Notwithstanding anything to the contrary herein, the following assets and properties of, or in the possession of, the Asset Sellers (the “Excluded Assets”) shall be retained by the Asset Sellers and shall be excluded from the Transferred Assets notwithstanding any other provision of this Agreement:

(i)         all cash and cash equivalents;

(ii)        all rights to the Seller Name and Marks, together with any Contracts granting rights to use the same;

(iii)       all loans or advances (including trade accounts receivable/payable) between an Asset Seller and a Transferred Entity;

(iv)       all Tax Returns, and all refunds of, or credits relating to, any Tax (A) of an Asset Seller for periods ending on or prior to the Closing Date, or (B) for which Seller is responsible under Article IX;

(v)        except as set forth in Section 2.02(a)(xiii) and for Buyer’s rights expressly provided under Section 7.03, all Insurance Policies and all rights of any nature with respect to any Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(vi)       all causes of action (including counterclaims) and defenses against third parties to the extent relating to any of the Excluded Assets or the Excluded Liabilities, as well as any books, records and privileged information relating thereto;

(vii)      all Seller Intellectual Property and Seller Technology, including, any Intellectual Property or Technology listed in Section 4.11(e)(ii) of the Disclosure Schedule;

(viii)     the Employee Plans and all assets, rights and properties expressly excluded pursuant to Article VIII;

(ix)       all nontransferable or nonassignable Permits, including nontransferable Environmental Permits and any Permits that are not Related to the Business;

(x)        all rights under the Transaction Agreements;

(xi)       all assets consisting of or related to the Shared Services, including those related to IT systems, servers and systems hardware and networking and communications assets;

(xii)      all personnel and employment records for employees and former employees of the Asset Sellers who are not Transferred Employees;

(xiii)     except as expressly set forth in Section 2.02(a), any other assets, properties, rights and Contracts (including all Shared Contracts, subject to the rights and obligations set forth in Section 6.08) of the Asset Sellers to the extent not Related to the Business;

(xiv)     any other accounts and other receivables to the extent not related to the Business;

(xv)      (A) all corporate minute books and stock records (and other similar corporate records) of the Asset Sellers, (B) any books and records to the extent relating to the Excluded Assets, or (C) any books and records or other materials of or in the possession of the Asset Sellers that (1) any of the Asset Sellers are required by applicable Law to retain (copies of which, to the extent related to the Business and as permitted by applicable Law, will be made available to Buyer upon Buyer’s reasonable request), (2) are Tax Returns of the Asset Sellers or (3) any of the Asset Sellers are prohibited by applicable Law from delivering to Buyer, including any books and records, reports, information or other materials that disclose in any manner the contents of any other books and records, reports, information or other materials that any of the Asset Sellers is prohibited by applicable Law from delivering to Buyer (copies of which, to the extent related to the Business and as permitted by applicable Law, will be made available to Buyer upon Buyer’s reasonable request); and

(xvi)     (A) all records and reports prepared or received by Seller or any of its Affiliates in connection with the sale of the Business or the Transactions, including all analyses relating to the Business or Buyer so prepared or received, (B) subject to the rights and obligations set forth in Section 6.03(c), all confidentiality agreements with prospective purchasers of the Business or any portion thereof, and all bids and expressions of interest received from third parties with respect thereto and (C) all privileged communications described in Section 13.19 and all privileged materials, documents and records to the extent not related to the Business.

(c)            Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.02(d), as partial consideration for the Transferred Assets, Buyer shall, effective at the time of the Closing, assume and thereafter timely pay, discharge and perform in accordance with their terms, all Liabilities of the Asset Sellers to the extent arising from or to the extent related to the Transferred Assets or the Business, as the same shall exist on or after the Closing Date and irrespective of whether the same shall arise prior to, on or following the Closing Date, in each case other than the Excluded Liabilities and Liabilities arising from or related to facts, matters and circumstances for which Seller is required to indemnify Buyer and the Buyer Indemnified Parties pursuant to Section 12.02(a) (the “Assumed Liabilities”). Without limiting the generality of the foregoing, subject to Section 2.02(d), the Assumed Liabilities shall include the following Liabilities of any of the Asset Sellers:

(i)         all Liabilities arising under any of the Assumed Contracts and, to the extent such Liability relates to the Business, the Shared Contracts;

(ii)        all Liabilities to the extent related to the Business (including all Liabilities to the extent related to the Transferred Assets), whether accruing before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Closing Date;

(iii)       all Liabilities for (A) Taxes (other than Income Taxes) imposed in respect of the Transferred Assets for any Tax period (or portion thereof), whether such Tax period begins before, on, or after the Closing Date, or (B) Taxes for which Buyer is responsible under Article IX;

(iv)       all Liabilities, whether accruing before, on or after the Closing Date, or resulting from conditions that exist, in whole or in part, before or on the Closing Date, (A) (1) under Environmental Laws, including those relating in any way to the environment or natural resources, human health and safety or Hazardous Materials and (2) to the extent arising from or relating in any way to the Transferred Assets, the Business or otherwise to any past, current or future businesses, operations or properties of or associated with the Transferred Assets or the Business (including any businesses, operations or properties for which a current or future owner or operator of the Transferred Assets or the Business may be alleged to be responsible as a matter of applicable Law, Contract or otherwise) or (B) from the use, application, malfunction, defect, design, operation, performance or suitability of any product sold or distributed prior to the Closing by, or service rendered (to the extent such Liability arose from such service) prior to the Closing by or on behalf of, any Asset Seller to any Person to the extent related to the Business (including any products for which a current or future owner or operator of the Transferred Assets or the Business may be alleged to be responsible as a matter of applicable Law, Contract or otherwise); and

(v)        all Liabilities expressly transferred pursuant to Article VIII.

(d)            Excluded Liabilities. Buyer is not assuming or agreeing to pay or discharge any of the following Liabilities of the Asset Sellers (the “Excluded Liabilities”), notwithstanding any other provision of this Agreement:

(i)         any Indebtedness;

(ii)        any Liability (other than with respect to any Taxes with the understanding that Taxes are covered exclusively under Section 2.02(d)(iv)) to the extent relating to any Excluded Asset or the business of any Asset Seller other than the Business;

(iii)       any Liability expressly retained by the Asset Sellers pursuant to Article VIII;

(iv)       any Excluded Tax Liabilities;

(v)        any Liability for any intercompany accounts payable (including trade accounts payable) to any member of the Seller Group, which intercompany accounts payable shall be extinguished at Closing; and

(vi)       any Transaction Expenses.

(e)            Certain Assets. To the extent Seller and its Subsidiaries (other than the Asset Sellers and the Transferred Entities) (i) have rights under Contracts Related to the Business to which Seller or its Subsidiaries are a party, including those set forth in Section 2.02(e) of the Disclosure Schedule (the “Assigned Contracts”), (ii) own domain names Related to the Business, including those set forth in Section 2.02(e) of the Disclosure Schedule (the “Assigned Domain Names”) or (iii) own personal computers (i.e., desktop or laptop computers, and excluding servers, enterprise and similar hardware), tablets and cellular telephones used by the Transferred Employees (the “Assigned Hardware”), (A) at the Closing, Seller shall, and Seller shall cause each such Subsidiary to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller and each such Subsidiary, all of Seller’s and each such Subsidiary’s right, title, and interest under the Assigned Contracts, Assigned Domain Names and Assigned Hardware (and possession and control thereof, as applicable), in each case, free and clear of all Liens (other than Permitted Liens), which Assigned Contracts, Assigned Domain Names and Assigned Hardware shall be considered “Assumed Contracts” and “Transferred Assets”, as applicable, for purposes of this Agreement, and (B) Buyer shall, effective at the time of the Closing, assume and thereafter timely pay, discharge and perform in accordance with their terms, all Liabilities of Seller and such Subsidiaries to the extent arising from or related to the Assigned Contracts, Assigned Domain Names and Assigned Hardware, as the same shall exist on or after the Closing Date and irrespective of whether the same shall arise prior to, on or following the Closing Date, which Liabilities shall be considered “Assumed Liabilities” for purposes of this Agreement (except to the extent such Liabilities are from or relate to facts, matters and circumstances for which Seller is required to indemnify Buyer and the Buyer Indemnified Parties pursuant to Section 12.02(a)). Notwithstanding anything to the contrary in this Agreement, Buyer shall not purchase, acquire or accept, or assume or be required pay, discharge or perform any Liabilities under, any Contract listed on Section 2.02(e) of the Disclosure Schedule.

Section 2.03.          Assignment of Certain Transferred Assets.

(a)            Notwithstanding any other provision of this Agreement to the contrary but without limiting Seller’s representations and warranties that address the consequences of an assignment of Transferred Assets pursuant to this Agreement (including Section 4.05), this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without a Third Party Consent or Government Approval, would constitute a breach or other contravention thereof or a violation of applicable Law; provided that the Closing shall proceed in accordance with this Agreement and Buyer shall pay the full Purchase Price at the Closing without the assignment or transfer of any such Transferred Assets, claim, right or benefit. Each of Buyer and Seller shall use commercially reasonable efforts to obtain, or cause to be obtained, any Third Party Consent or Government Approval required to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom. If, on the Closing Date, any such Third Party Consent or Government Approval has not been obtained (notwithstanding Buyer’s and Seller’s commercially reasonable efforts), or if an attempted transfer or assignment thereof would be ineffective or a violation of applicable Law, the Seller Parties shall use commercially reasonable efforts to implement or obtain, and Buyer will, subject to Section 6.04 and Section 6.05, cooperate in, a mutually agreeable arrangement under which (i) Buyer would, in compliance with applicable Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, and (ii) the Seller Parties would enforce for the benefit (and at the expense and direction) of Buyer any and all of the Seller Parties’ rights against a third party associated with such Transferred Asset, claim, right or benefit (collectively, “Third Party Rights”), and the Seller Parties shall promptly (and, in any event, within five (5) Business Days) pay to Buyer when received all monies received by them under any such Transferred Asset, claim, right or benefit.

(b)            Buyer acknowledges and agrees that (i) certain Third Party Consents or Government Approvals may be required for certain Leased Real Property, Permits, Assumed Contracts and other Contracts and rights intended to be Transferred Assets and that such Third Party Consents or Government Approvals may not be obtained prior to the Closing, (ii) subject to complying with its obligations under Section 2.03(a), neither Seller nor any of its Affiliates shall have any liability whatsoever arising out of or relating to the failure to obtain any Third Party Consents or Government Approvals that may be required in connection with the Transactions or because of the default under, or acceleration or termination of, any Leased Real Property, Permits, Assumed Contracts or other Contract or right, as a result thereof and (iii) no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition to Buyer’s obligations to close the Transactions shall be deemed not satisfied as a result of the failure, in and of itself, to obtain any such Third Party Consents or Government Approvals or as a result of any such default, acceleration or termination or any Action, claim, or investigation, commenced or threatened by or on behalf of any Person, arising out of or relating to the failure to obtain any Third Party Consents or Government Approvals or any such default, acceleration or termination.

Section 2.04.          Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 11.01, the closing of the sale and purchase of the Transferred Equity Interests and the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at 9:00 a.m. (Eastern Time) on the later of (x) the date that is forty-five (45) days after the Agreement Date and (y) tenth Business Day after all Closing Conditions are satisfied or waived in writing (to the extent permitted by applicable Law) in accordance with Article X (other than those Closing Conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions at such time), or on such other date or at such other time or place as the Parties may mutually agree in writing; provided, that it is understood and agreed that the obligations of each Party to consummate the sale and purchase of the Transferred Equity Interests and the Transferred Assets and the assumption of the Assumed Liabilities shall remain subject to the continued satisfaction or waiver of the Closing Conditions until such time that the Closing occurs. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For all purposes under this Agreement and each other Transaction Agreement, if the Closing occurs, (a) all matters at the Closing will be considered to take place simultaneously and (b) the Closing shall, as between the Parties, be deemed effective as of the Effective Time. The Parties intend that the Closing shall be effected, to the extent practicable and permissible by applicable Law, by conference call and electronic delivery (or, if necessary, the prior physical exchange) of documents, to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of the release of such documents at the Closing.

Section 2.05.          Withholding. In the event Buyer determines that any portion of the Purchase Price would be subject to withholding under applicable Law, Buyer shall use commercially reasonable efforts to notify Seller of such determination (including the amount of such withholding) no less than 25 days prior to the Closing Date. Seller shall review such determination and shall notify Buyer of any disagreement with such determination. Seller and Buyer shall endeavor in good faith to resolve any such disputes. If Seller and Buyer cannot resolve any dispute regarding any proposed withholding by Buyer, Seller shall have the opportunity to deliver to Buyer an opinion of tax counsel or of an accounting firm of international standing reasonably satisfactory to Buyer (which shall include Foley & Lardner LLP in the case of U.S. Taxes, and Ernst & Young Global Limited in the case of Taxes outside the U.S.) in form and substance reasonably acceptable to Buyer, to the effect that it is at least more likely than not that such withholding is not required under applicable Law or is required in a different amount from that proposed by the Buyer, in which case Buyer shall not withhold on such portion of the Purchase Price or shall only withhold in the amount set out in such opinion (as applicable), provided, however, that the Seller shall provide to the Buyer such supporting documentation as is required by Law to enable payment to be made by the Buyer without withholding (or with withholding in a reduced amount) and provided, further, that in the absence of such opinion, Buyer shall be entitled to withhold on such portion of the Purchase Price in accordance with applicable Law. If Buyer will withhold on any portion of the Purchase Price pursuant to the terms of this Section 2.05: (i) Seller and Buyer shall cooperate with each other and shall agree on a reasonable allocation of a portion of the Purchase Price to the acquisition that is subject to such withholding and on the calculation of the amount to be withheld prior to making any formal filing of withholding Tax Returns or the payment of withholding Taxes; (ii) Buyer will account for any amount withheld to the relevant Taxing Authority within applicable time limits and shall provide to Seller an official receipt (where available, and otherwise evidence reasonably satisfactory to Seller) for such payment; (iii) Buyer shall use commercially reasonable efforts to provide, at Seller’s expense, such reasonable assistance as Seller may request in enabling Seller to obtain credit for or a refund of such amount as permitted by applicable Law; and (iv) in the event that Buyer is or becomes entitled to obtain a refund of all or part of such amount, it shall use commercially reasonable efforts to obtain such refund and shall account for such refund (less any reasonable costs or Taxes incurred in obtaining it) to Seller. In the event that any withholding Taxes (with respect to amounts otherwise payable pursuant to this Agreement) arise solely by reason of a Buyer Party being organized in or making payment from a jurisdiction other than (a) the United States or (b) the jurisdiction in which the relevant Seller Party is organized, the Buyer will pay together with the Purchase Price an additional amount necessary so that, after all such withholding Taxes have been imposed (including any such withholding Taxes that apply to additional sums payable under this sentence), the relevant Seller Party receives and retains an amount equal to the sum it would have received and retained had such withholding Taxes not been imposed. The Parties acknowledge that the Seller shall take such action as necessary to exempt the Korean share transfer from Korean capital gains Tax, including filing treaty applicable packages with the relevant Taxing Authorities by the ninth day in the month following the month of the Closing Date. To the extent Seller complies with requirement in the foregoing sentence and absent any change in Law, Buyer, upon receipt of reasonable documentation establishing such exemption, shall not withhold any amounts from the Purchase Price with respect to such Korean capital gains Tax.

Section 2.06.          Buyer Party. Prior to the Closing Date, Buyer may, upon not less than five Business Days’ prior written notice to Seller, or on or before such earlier date as Seller may notify Buyer in writing that a local acquiring entity is required in respect of a jurisdiction due to local transfer processes, assign part of its rights and obligations, solely for the purposes of acquiring the Transferred Assets and assuming the Assumed Liabilities or acquiring the Transferred Equity Interests, under this Agreement to one or more of its wholly-owned Subsidiaries (each such entity, a “Buyer Party”) for the purpose of carrying out the Transactions; provided, however, that (a) such assignment shall be effective only if such Buyer Party provides Seller with written acceptance thereof, in form and substance reasonably acceptable to Seller, prior to the Closing Date and (b) Buyer shall be and remain jointly and severally liable for all obligations of Buyer and such Buyer Party under all of the Transaction Agreements to be executed and delivered by Buyer or such Buyer Party pursuant hereto.

Section 2.07.          Chinese Entities.

(a)            The Parties shall cooperate with each other to complete, solely to the extent required by applicable Law, the registrations and other formalities listed in Exhibit Q attached hereto (the “China Closing Formalities”) for transferring the Transferred Equity Interests in each of the Chinese Entities to Buyer (or a Buyer Party), the completion of which shall be evidenced by the registration of Buyer (or a Buyer Party) as the 100% equity shareholder of each of nVent Thermal (Shanghai) Co., Ltd. and nVent Thermal (Suzhou) Co., Ltd. (the “China Closing”) with the competent Administration of Market Regulation of the People’s Republic of China (the “AMR”). Prior to the Closing, Buyer and Seller shall cooperate in good faith to develop and implement a framework as is reasonably necessary, and compliant with applicable Law, to give effect to the provisions of this Section 2.07.

(b)            The Parties shall (or shall cause their Affiliates to) use their respective reasonable best efforts to complete the China Closing Formalities and effectuate the China Closing as set forth on Exhibit Q attached hereto. For the avoidance of doubt, neither the Purchase Price allocated to the Chinese Entities nor the Closing Payment shall be reduced or otherwise adjusted in connection with any deferral of the China Closing beyond the Closing.

(c)            The Parties acknowledge and agree that (i) the China Closing would occur simultaneously with the Closing on the Closing Date but for the China Closing Formalities, which are intended to be purely administrative in nature, and (ii) accordingly, following the Closing Date through to the date of the China Closing, Seller shall (and shall cause its Affiliates to) direct the Outgoing Officers (as defined in Exhibit Q) to execute and deliver all documents, certificates, agreements, or other writings, and take such other actions as Buyer (or a Buyer Party) may reasonably request in connection with completion of the China Closing Formalities. Other than completion of the China Closing Formalities, the China Closing is not, and shall not become, subject to satisfaction of any other terms, conditions, or deliveries whatsoever.

(d)            At Closing, the Local Transfer Agreements for the Transferred Equity Interests in the Chinese Entities shall be executed and delivered in accordance with Section 3.02(a) and Section 3.02(b); provided, however, that notwithstanding the provisions of Section 3.02(a)(i), the Parties agree that the evidence of the transfer of the Transferred Equity Interests in the Chinese Entities following the completion of the China Closing Formalities, including the updated business license and/or registration notice issued by the competent AMR to the Chinese Entities and a copy of the notification to Suzhou Industrial Park Suxiang Cooperation Zone Management Committee issued by nVent Thermal (Suzhou) Co., Ltd. (for an on behalf of Hoffman Schroff Pte Ltd) about the plan to transfer the Transferred Equity Interests in nVent Thermal (Suzhou) Co., Ltd. from Hoffman Schroff Pte Ltd to Buyer (or a Buyer Party), shall be delivered on or otherwise in connection with the China Closing (and not on the Closing Date).

(e)            Seller shall take all actions to place Buyer in the same position (financial or otherwise) with respect to the Transferred Equity Interests in the Chinese Entities as it would have been in had the China Closing occurred concurrently with Closing. In furtherance of the foregoing, from the Closing Date to the date on which the China Closing occurs (the “China Closing Date”), Seller shall (and shall cause its Affiliates to) (i) direct the Outgoing Officers (as defined in Exhibit Q) to treat each of Chinese Entities for all purposes as if the China Closing Formalities had been completed on the Closing Date; and (ii)(A)not exercise any rights afforded to the legal owner of the Transferred Equity Interests in the Chinese Entities from the Closing Date until the China Closing Date, recognizing that, as between the Parties, Buyer (or a Buyer Party) shall be treated as the legal owner of the Transferred Equity Interests in the Chinese Entities as of the Closing (including obtaining all the benefits, assuming the obligations, and bearing all economic burdens associated with operating the Chinese Entities during such period); (B) conduct the business of the Chinese Entities in the ordinary course consistent with past practice; and (C) not, without the prior written consent of Buyer: (1) incur or assume any Liabilities other than in the ordinary course of business consistent with past practice; (2) make or pay any dividend, distribution or redemption, whether in cash or otherwise; or (3) take any action described in Section 6.01 with respect to the Chinese Entities (provided, that the monetary thresholds set forth in Section 6.01 shall be reduced by ninety percent (90%) for the purposes of this clause (3)).

(f)             Each of Buyer and Seller shall continue to comply throughout the period up to the China Closing Date with all covenants and agreements contained in this Agreement that are required by their terms to be performed by it prior to the Closing with respect to the Chinese Entities.

(g)            Following completion of the China Closing Formalities, the Parties shall proceed with tax filings in accordance with the applicable tax Laws and obtain the tax payment certificates from the competent Chinese Taxing Authority evidencing the settlement of the applicable China enterprise Income Tax and stamp duty payable on the transfer of the Transferred Equity Interests in the Chinese Entities.

Section 2.08.          French Entity.

(a)            The Parties acknowledge that prior to the entry into a definitive agreement for the sale of the French Entity, Seller is required to inform the employees of the French Entity of the proposed sale of the share capital of the French Entity in accordance with articles L.23-10-1 and seq. of the French Commercial Code.

(b)           On the Agreement Date, Seller, the relevant Seller Party and Buyer shall enter into a put option agreement, in the form attached hereto as Exhibit B (the “French Put Option Agreement”), pursuant to which Seller and the relevant Seller Party are granted a put option to sell (or cause the sale of) the French Entity to Buyer on the terms and subject to the conditions in the French Put Option Agreement and this Agreement.

(c)            Notwithstanding anything to the contrary contained in this Agreement, (i) the Parties expressly agree and acknowledge that with respect to the French Entity, Seller or the relevant Seller Party, as the case may be, may in its absolute discretion decide whether or not to exercise the put option under the French Put Option Agreement to acquire the French Entity made pursuant to the French Put Option Agreement, and (ii) as of the Agreement Date, neither Seller nor any of the Seller Parties is bound to sell or transfer or procure the sale or transfer of the French Entity.

(d)            In the event that the French Put Option Exercise occurs at or prior to the Closing, the closing of the sale and purchase of the French Entity shall occur on the terms and subject to the conditions of this Agreement and of the applicable Local Transfer Agreement and shall be timed to coincide with the Closing.

(e)            If, as of the Closing, the French Put Option Exercise has not occurred, then, notwithstanding anything to the contrary in this Agreement, the French Entity shall not be transferred to Buyer at the Closing (but the Closing shall otherwise occur with respect to the Transferred Equity Interests (other than the French Entity), Transferred Assets and Assumed Liabilities). Subject to the French Put Option Exercise occurring before the expiration of the French Option Period in accordance with the terms the French Put Option Agreement, the French Entity shall be transferred to Buyer on the fifth Business Day following the French Put Option Exercise, or on such other date as the Parties may mutually agree in writing (the “French Deferred Closing” and such date, the “French Deferred Closing Date”).

(f)            At the French Deferred Closing, if any, (i) Buyer shall deliver or cause to be delivered to Seller (on behalf of the relevant Seller Party) the documents or other deliverables required to be delivered pursuant to Section 3.02(b) to the extent related to the French Entity and not previously delivered to Seller (on behalf of the relevant Seller Party) at the Closing, and (ii) Seller shall, and shall cause the relevant Seller Party to, deliver to Buyer the documents or other deliverables required to be delivered pursuant to Section 3.02(a) to the extent related to the French Entity and not previously delivered to Buyer at the Closing, in each case as applicable.

(g)           With respect to the French Entity, from the Closing Date through the French Deferred Closing, (i) Seller shall, and shall cause its Affiliates and the French Entity, (A) to conduct the business of the French Entity in the ordinary course consistent with past practice; and (B) not to, without the prior written consent of Buyer: (1) incur or assume any Liabilities other than in the ordinary course of business consistent with past practice; (2) make or pay any dividend, distribution or redemption, whether in cash or otherwise; or (3) take any action described in Section 6.01 with respect to the French Entity (provided, that the monetary thresholds set forth in Section 6.01 shall be reduced by ninety percent (90%) for the purposes of this clause (3)); and (ii) each of Buyer and Seller shall continue to comply throughout the period up to the French Deferred Closing Date with all covenants and agreements contained in this Agreement that are required by their terms to be performed by it prior to the Closing with respect to the French Entity.

Article III

Purchase Price

Section 3.01.          Purchase Price. The aggregate consideration to be paid by Buyer (for its own benefit and for the benefit of any Buyer Parties) to Seller (for the benefit of the Seller Parties) for the sale of all of the Transferred Equity Interests, the Transferred Assets and the obligations of Seller set forth in this Agreement shall be (a) the assumption of the Assumed Liabilities and (b) an amount (the “Purchase Price”) in cash equal to the sum of the following: (i) $1,700,000,000 (the “Base Purchase Price”), plus (ii) the Final Working Capital Increase (if any), minus (iii) the Final Working Capital Decrease (if any), plus (iv) the Final Cash and minus (v) the Final Indebtedness.

Section 3.02.          Certain Closing Deliverables. At the Closing:

(a)            Seller shall deliver or cause to be delivered to Buyer the following:

(i)         to the extent the Transferred Equity Interests are certificated, certificates evidencing the Transferred Equity Interests, duly endorsed in blank or accompanied by stock powers duly executed in blank or other duly executed instruments of transfer as required by applicable Laws or otherwise to validly transfer title in and to the Transferred Equity Interests;

(ii)        a counterpart of the Transition Services Agreement, in the form attached hereto as Exhibit C (the “Transition Services Agreement”), duly executed by Seller;

(iii)       a counterpart of the Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit D (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by the Seller Parties that are to transfer Transferred Assets to Buyer at the Closing;

(iv)       a properly completed IRS Form W-9 duly executed by each Seller Party that is an entity formed or organized in the United States and that is to transfer Transferred Assets or Transferred Equity Interests to Buyer at the Closing;

(v)        counterparts of the Local Transfer Agreements, duly executed by the applicable Seller Parties (for the avoidance of doubt, neither Seller, the applicable Seller Party, nor the French Entity, shall have any obligation to execute the applicable Local Transfer Agreement unless the French Put Option Exercise occurs and, then, only on the terms and subject to the conditions of Section 2.08 and the French Put Option Agreement);

(vi)       written resignations, in form and substance reasonably acceptable to Buyer, effective as of the Closing Date, of the officers and directors of the Transferred Entities as Buyer may identify in writing at least fifteen Business Days prior to the Closing Date, duly executed by each such officer and director;

(vii)      all Transfer Tax stamps and transfer forms (if any) required by Law to be filed by Seller; and

(viii)     the certificate described in Section 10.02(a), duly executed by Seller.

(b)            Buyer shall deliver or cause to be delivered to Seller the following:

(i)         the Closing Payment, as specified in the Closing Notice, by wire transfer of immediately available funds, to an account or accounts as directed by Seller in the Closing Notice;

(ii)        all required Transfer Tax stamps and transfer forms (if any) required by Law to be filed by Buyer;

(iii)       a counterpart of the Transition Services Agreement, duly executed by the applicable Buyer Parties;

(iv)       a counterpart of the Bill of Sale, Assignment and Assumption Agreement, duly executed by the applicable Buyer Parties;

(v)        counterparts of the Local Transfer Agreements, duly executed by the applicable Buyer Parties; and

(vi)       the certificate described in Section 10.01(a), duly executed by Buyer.

Section 3.03.           Closing Payment. The Closing Payment and other payments made to Seller under this Agreement shall be paid to Seller for its own account and as agent for the account of the other Seller Parties. Notwithstanding anything to the contrary herein, Seller shall notify Buyer in writing no later than 20 Business Days following the Agreement Date if any portion of the Purchase Price is required under applicable Law, or desired by Seller, to be paid in a Foreign Currency and/or to a specific Seller Party, and if so notified the applicable United States Dollar amount (allocated pursuant to Section 3.07 or as otherwise mutually agreed by the Parties hereto) shall be converted into the applicable Foreign Currency at the Exchange Rate and paid by Buyer to the relevant Seller Party in accordance with this Section 3.03.

Section 3.04.           Estimated Closing Statement. No fewer than five (5) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer the Estimated Closing Statement. The Estimated Closing Statement shall include (a) the amount to be paid by Buyer to Seller (for the benefit of the Seller Parties) at Closing (the “Closing Payment”), which shall be equal to the sum of the following: (i) the Base Purchase Price, plus (ii) the Estimated Working Capital Increase (if any), minus (iii) the Estimated Working Capital Decrease (if any), plus (iv) the Estimated Cash, minus (v) the Estimated Indebtedness and (b) the account or accounts to which Buyer shall pay the Closing Payment. Buyer shall be entitled to review and comment on the Estimated Closing Statement, and Seller shall consider any such comments in good faith and shall update and redeliver, if applicable, the Estimated Closing Statement reflecting any such comments no later than two Business Days prior to the Closing Date.

Section 3.05.           Proposed Final Closing Statement and Final Closing Statement.

(a)            Within 90 days after the Closing Date, Buyer shall provide to Seller the Proposed Final Closing Statement. If Buyer does not provide the Proposed Final Closing Statement to Seller within 90 days following the Closing Date, then the Estimated Closing Statement shall be deemed to be the Proposed Final Closing Statement subject to Seller’s review and dispute in accordance with this Section 3.05.

(b)            Seller shall have 60 days (the “Review Period”) after Buyer’s delivery of the Proposed Final Closing Statement to review the same. During the Review Period, Seller and its Representatives shall be permitted reasonable access to Buyer’s work papers, all books and records of Buyer and its Affiliates (including, after the Closing, the Transferred Entities) used or useful in the review of the Proposed Final Closing Statement, and the work papers of Buyer’s accountants and Buyer’s accountants’ review of the Proposed Final Closing Statement (subject to execution of customary work paper access letters), and Buyer shall as soon as reasonably practicable, during normal business hours, make reasonably available its and its Affiliates’ employees as well as Representatives of its independent accountants responsible for and knowledgeable about the information used in, and the preparation of the Proposed Final Closing Statement, to respond to the reasonable inquiries of, or reasonable requests for information by, Seller or its Representatives.

(c)            If Seller disputes any item set forth in the Proposed Final Closing Statement, Seller shall, during the Review Period, deliver written notice to Buyer of the same, specifying in reasonable detail the basis for such dispute and Seller’s proposed modifications to the Proposed Final Closing Statement (such notice, the “Dispute Notice”). Any matters not subject to any Dispute Notice delivered in accordance with this Section 3.05(c) above shall be deemed to have been agreed to and shall be conclusive and binding upon the Parties. During the 30-day period immediately following Seller’s delivery of a Dispute Notice (the “Resolution Period”), Buyer and Seller shall negotiate in good faith to reach an agreement as to any matters identified in such Dispute Notice as being in dispute, and, to the extent such matters are so resolved within the Resolution Period, then the Proposed Final Closing Statement as revised to incorporate such changes as have been agreed between Buyer and Seller shall be conclusive and binding upon all Parties as the Final Closing Statement.

(d)            If Buyer and Seller fail to resolve all such matters in dispute within the Resolution Period, then (subject to the last sentence of Section 3.05(e)) any matters identified in such Dispute Notice that remain in dispute following the expiration of the Resolution Period shall be finally and conclusively determined by Grant Thornton LLP, or if Grant Thornton LLP is unable or unwilling to serve in such capacity, such other independent boutique specialty firm with an active practice area focused on post-merger and acquisitions purchase price dispute resolution as shall be reasonably agreed upon in writing by Seller and Buyer (the “Independent Accounting Firm”).

(e)            Seller and Buyer shall instruct the Independent Accounting Firm to promptly, but no later than 45 days after its acceptance of its appointment, determine (it being understood that in making such determination, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator), based solely on written presentations of Buyer and Seller submitted to the Independent Accounting Firm and not by independent review, only those matters in dispute and will render a written report setting forth its determination as to the disputed matters and the resulting calculations of the Final Working Capital, the Final Working Capital Increase (if any), the Final Working Capital Decrease (if any), the Final Cash, the Final Indebtedness and the Post-Closing Adjustment (if any), which report and calculations will be conclusive and binding upon all Parties as the Final Closing Statement absent manifest mathematical error. A copy of all materials submitted to the Independent Accounting Firm pursuant to the immediately preceding sentence shall be provided by Seller or Buyer, as applicable, to the other Party concurrently with the submission thereof to the Independent Accounting Firm. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 3.05(e) and (ii) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller, or less than the smallest value for such item claimed by Buyer or Seller, in each case, in the Proposed Final Closing Statement or Dispute Notice, respectively. If, before the Independent Accounting Firm renders its determination with respect to the disputed items in accordance with this Section 3.05(e), (A) Seller notifies Buyer of its agreement with any items in the Proposed Final Closing Statement or (B) Buyer notifies Seller of its agreement with any items in the Estimated Closing Statement or Dispute Notice, then in each case such items as so agreed will be conclusive and binding on all Parties immediately upon such notice.

(f)             The Independent Accounting Firm shall determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accounting Firm. For example, should the items in dispute total in amount to $100,000 and the Independent Accounting Firm awards $60,000 in favor of Buyer’s position, then 60% of the costs of its review would be borne by Seller and 40% of the costs would be borne by Buyer.

Section 3.06.           Post-Closing Adjustment. If the Post-Closing Adjustment is a positive amount, Buyer shall pay the amount equal to the Post-Closing Adjustment to Seller. If the Post-Closing Adjustment is a negative amount, Seller shall pay the absolute value of the amount equal to the Post-Closing Adjustment to Buyer. Any payment due under this Section 3.06 shall be paid by wire transfer of immediately available funds to Seller’s account or Buyer’s account, as applicable, within five Business Days after the date on which the Final Closing Statement becomes conclusive and binding on the Parties in accordance with the provisions of Section 3.05.

Section 3.07.           Purchase Price Allocation. Buyer and Seller shall, for U.S. federal Income Tax purposes and any provision of state, local or foreign Law, agree to allocate the Base Purchase Price among the Companies and Transferred Assets in accordance with the principles outlined in Exhibit E (the “Tier 1 Allocation”), provided that any Post-Closing Adjustment shall be allocated to the stock of Tracer Industries, Inc. Buyer and Seller agree that the portion of the Base Purchase Price, as initially allocated pursuant to the Tier 1 Allocation, plus Liabilities assumed and other relevant items, shall be further allocated among the Transferred Equity Interests and the Transferred Assets for U.S. federal Income Tax purposes in accordance with their fair market values in accordance with Section 1060 of the Code, including for this purpose, the applicable portion of Base Purchase Price allocated pursuant to the Tier 1 Allocation to Tracer Industries, Inc. and its Subsidiaries (the “Preliminary Allocation”). During the 60-day period following the Agreement Date, Buyer and Seller shall negotiate in good faith with a view to reaching agreement on the Preliminary Allocation. Seller shall furnish Buyer with all information Buyer reasonably requests in connection with the negotiation and drafting of the Preliminary Allocation. If Buyer and Seller are unable to reach an agreement on the Preliminary Allocation by the end of such period, Seller and Buyer shall follow the dispute mechanics described in Section 3.05 and, if necessary, shall submit the dispute to the Independent Accounting Firm for resolution not later than 30 days prior to the Closing Date. Not later than 30 days after the determination of the Final Closing Statement, Buyer shall prepare and deliver to Seller for its review a schedule that allocates, in a manner consistent with and based upon the Preliminary Allocation, the Purchase Price and the Assumed Liabilities among the Transferred Equity Interests and the Transferred Assets for all purposes (including Tax and financial accounting purposes) (the “Final Allocation”). If, within 30 days after Buyer delivers the Final Allocation to Seller, Seller does not provide a written objection to the Final Allocation, the Final Allocation shall be considered to have been approved by Seller. If, within 30 days after Buyer delivers the Final Allocation to Seller, Seller provides a written objection to the Final Allocation, Seller and Buyer shall follow the dispute mechanics described in Section 3.05 and, if necessary, shall submit any dispute over the Preliminary Allocation to the Independent Accounting Firm (with the understanding that the Tier 1 Allocation shall not be subject to such review). Except to the extent otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign Law), each of Seller and Buyer shall (and shall cause their respective Affiliates to) file all Tax Returns in a manner consistent with the Final Allocation (as determined after the completion of any dispute procedure described in the immediately preceding sentence). In addition, Seller and Buyer shall, and cause their respective Affiliates to, act in accordance with the Final Allocation in the course of any Tax audit, Tax review or Tax litigation relating thereto, and take no position, and cause their Affiliates not to take, any position inconsistent with the Final Allocation for Income Tax purposes in any jurisdiction, unless otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign Law).

Section 3.08.         VAT. The consideration payable by Buyer for the transfer of the Transferred Equity Interests and the Transferred Assets and the other obligations of the Seller Parties under this Agreement is exclusive of VAT. If VAT is or becomes chargeable on any supply by a Seller Party under this Agreement and any member of the Seller Group is liable to account for such VAT to the relevant Taxing Authority, Buyer shall pay to Seller (a) on the Closing Date, an amount equal to such VAT shown due in connection with the Estimated Closing Statement, and (b) after the Closing Date, an amount equal to such VAT (to the extent not paid under clause (a) above) within five Business Days of demand by Seller, and Seller shall procure that a valid VAT invoice is provided to Buyer. Neither Buyer nor Seller shall elect to treat the sale of any Transferred Equity Interests as subject to VAT.

Article IV

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule and assuming that (a) the Pre-Closing Reorganization is deemed to be completed in accordance with Section 6.10, except that the representations and warranties in Section 4.04, Section 4.05 and Section 4.06 shall be deemed to have been made without giving effect to completion of the Pre-Closing Reorganization, and (b) the F-Reorganization is deemed not to have occurred:

Section 4.01.         Formation and Qualification of the Companies. Each Company is a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing (or local legal equivalent, if any) under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to operate its business as now conducted. Each Company is duly qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing (or local legal equivalent, if any), in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions in which the failure to be so qualified or in good standing (or local legal equivalent, if any) would not reasonably be expected to have a Material Adverse Effect.

Section 4.02.         Formation and Qualification of the Business Subsidiaries. Each Business Subsidiary is a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing (or local legal equivalent, if any) under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to operate its business as now conducted. Each Business Subsidiary is duly qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing (or local legal equivalent, if any), in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions in which the failure to be so qualified or in good standing (or local legal equivalent, if any) would not reasonably be expected to have a Material Adverse Effect.

Section 4.03.         Capital Structure of the Transferred Entities.

(a)           The jurisdiction of incorporation or formation, authorized Equity Interests, number of issued and outstanding Equity Interests, in each case, to the extent legally applicable, and ownership of each Company is set forth in Section 4.03(a) of the Disclosure Schedule. The Seller Parties own all of the Equity Interests of each Company, free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws, (ii) any Lien arising out of, under or in connection with this Agreement or any other Transaction Agreement in favor of Buyer or another Buyer Party and (iii) any Lien created by Buyer or its Affiliates. All of the Transferred Equity Interests have been duly authorized and validly issued, and, to the extent applicable, are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no options, warrants or rights of conversion or other similar rights, agreements, arrangements or commitments obligating any Company to issue or sell any of its Equity Interests or securities convertible into or exchangeable for its Equity Interests or pay any amount related to such Equity Interests, other than as provided in this Agreement or in the agreements relating to the organization, formation, ownership or governance of such Company. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Transferred Equity Interests or other Equity Interests of any Company.

(b)          The jurisdiction of incorporation or formation, authorized Equity Interests, number of issued and outstanding Equity Interests, in each case, to the extent legally applicable, and ownership of each Business Subsidiary is set forth in Section 4.03(b) of the Disclosure Schedule. At the Closing, one or more of the Transferred Entities will own all of the outstanding Equity Interests of each Business Subsidiary, free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws, (ii) any Lien arising out of, under or in connection with this Agreement or any other Transaction Agreement in favor of Buyer or another Buyer Party and (iii) any Lien created by Buyer or its Affiliates. All outstanding Equity Interests of each Business Subsidiary reflected as owned by Seller or its Affiliates in Section 4.03(b) of the Disclosure Schedule have been duly authorized and validly issued, and, to the extent applicable, are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating any Business Subsidiary to issue or sell any of its Equity Interests or securities convertible into or exchangeable for its Equity Interests, other than as provided in this Agreement or in the agreements relating to the organization, formation, ownership or governance of such Business Subsidiary. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Equity Interests of any Business Subsidiary.

Section 4.04.         Formation and Authority of the Seller Parties; Enforceability. Each Seller Party is a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing (or local legal equivalent, if any) under the Laws of its jurisdiction of incorporation, formation or organization. Each Seller Party has the requisite corporate or other appropriate power to execute, deliver and perform its obligations under the Seller Transaction Agreements (including the consummation of the Seller Transactions) to which it is a party. Each Seller Party has the requisite corporate or other power to operate its business with respect to the Transferred Assets that it owns as now conducted and is duly qualified as a foreign corporation or other organization to do business, and to the extent legally applicable, is in good standing (or local legal equivalent, if any), with respect to the Business, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing (or local legal equivalent, if any) has not had a Material Adverse Effect. The execution, delivery and performance by each Seller Party of the Seller Transaction Agreements to which it is a party have been (or, in the case of a Seller Party other than Seller, will be prior to the Closing) duly authorized by all requisite corporate or organizational action on the part of such Seller Party. This Agreement has been duly executed and delivered by Seller, and upon execution and delivery thereof, the other Seller Transaction Agreements will be duly executed and delivered by the Seller Parties party thereto, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Seller Transaction Agreements will constitute, legal, valid and binding obligations of the Seller Parties party thereto, enforceable against the Seller Parties party thereto in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.05.         No Conflict. Provided that all Consents listed in Section 4.05 of the Disclosure Schedule and Section 4.06 of the Disclosure Schedule have been obtained, except as may result solely from any facts or circumstances relating to Buyer or its Affiliates (as opposed to any third party), the execution, delivery and performance by the Seller Parties of the Seller Transaction Agreements do not and will not:

(i)            violate or conflict with in any material respect the certificate or articles of incorporation or bylaws or similar organizational documents of any of the Seller Parties or the Transferred Entities;

(ii)           conflict with or violate in any material respect any privacy policy, Law or Order applicable to the Seller Parties, the Transferred Entities or the Business; or

(iii)          result in (in each case, without or without notice, lapse of time or both) any breach of, or constitute a default under, or give to any Person any right to terminate, amend, accelerate or cancel, or result in the creation of any Lien (other than a Permitted Lien) on the Transferred Equity Interests, any Equity Interests of the Business Subsidiaries, any Asset or any Transferred Asset pursuant to, any Contract, except for any such breaches, defaults or rights (but not Liens) as would not reasonably be expected to have a Material Adverse Effect or would not materially impair or delay the ability of the any Seller Party to consummate the Seller Transactions or otherwise perform its obligations under the Seller Transaction Agreements to which such Seller Party is party.

Section 4.06.         Consents and Approvals. The execution, delivery and performance by the Seller Parties of the Seller Transaction Agreements do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority by any Seller Party or any Transferred Entity, except (a) in connection with applicable filing, notification, waiting period or approval requirements under the HSR Act and the Antitrust Laws set forth in Section 6.04 of the Disclosure Schedule, (b) where the failure to obtain such Consent or waiver, or to take such action or make such filing or notification would not reasonably be expected to be material to the Business, taken as a whole or would not materially impair or delay the ability of the Seller Parties to consummate the Seller Transactions or otherwise perform their respective obligations under the Seller Transaction Agreements to which such Seller Party or Transferred Entity is a party, (c) as may be necessary solely as a result of any facts or circumstances relating to Buyer or Buyer’s Affiliates (as opposed to any third party), (d) the Consents by, filings with or notifications to Government Authorities listed in Section 4.06 of the Disclosure Schedule and (e) the China Closing Formalities.

Section 4.07.         Financial Information; Absence of Undisclosed Liabilities.

(a)           Section 4.07(a) of the Disclosure Schedule sets forth the following financial statements (such financial statements, the “Financial Statements”):

(i)            audited (A) balance sheets of the Business as of December 31, 2023 and 2022, (B) statements of operations and comprehensive income of the Business for the fiscal years ended December 31, 2023 and 2022, (C) statements of cash flows of the Business for the fiscal years ended December 31, 2023 and 2022 and (D) statements of changes in equity of the Business for the fiscal years ended December 31, 2023 and December 31, 2022, including in each case, the notes thereto; and

(ii)           unaudited (A) balance sheet of the Business as of March 31, 2024 and (B) profit and loss statement of the Business for the three-month period ended March 31, 2024.

(b)           The Financial Statements (A) have been prepared based on the books and records of the Business, (B) have been prepared in all material respects in accordance with GAAP on a consistent basis, and (C) present fairly, in all material respects in accordance with GAAP, the financial condition and results of operation of the Business as of the respective dates and for the respective periods presented. Notwithstanding Seller’s representations and warranties made in this Section 4.07(b), Buyer acknowledges that throughout the periods covered by the Financial Statements, the Business has not operated as a separate stand-alone entity of Seller, instead the Business has been reported within Seller’s consolidated financial statements; stand-alone financial statements have not historically been prepared for the Business; and the Financial Statements have been prepared from Seller’s historical accounting records and are presented on a stand-alone basis; and, as a result, the Financial Statements are not necessarily indicative of what the results of operations, financial position and cash flows of the Business will be in the future.

(c)           Other than (i) as specifically set forth in the Financial Statements as of March 31, 2024, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2024 (none of which is a Liability for breach of Contract, breach of warranty, tort, infringement, violation of applicable Law, environmental matter, misappropriation, or that relates to any Action), (iii) Liabilities under or arising out of the performance of Contracts disclosed in Section 4.13 of the Disclosure Schedule, under or arising out of the performance of Contracts that are not required to be disclosed in Section 4.13 of the Disclosure Schedule or under or arising out of the performance of Contracts entered into after the Agreement Date in accordance with the terms and conditions of this Agreement (but not in each case Liabilities for breaches of such Contracts), (iv) Liabilities incurred in connection with this Agreement and (v) Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, there are no Liabilities of the Business, including those that are required to be reflected on a balance sheet prepared in accordance with GAAP.

(d)           No Seller Party or any Transferred Entity, or any of the foregoing’s independent auditors has identified or been made aware of any fraud, whether or not material, that involves management or other employees, in each case, of the Business who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Transferred Entities or the Business. There are no significant deficiencies in the design or operation of Seller’s internal controls that would reasonably be expected to be material to any Seller Party’s or Transferred Entity’s ability to record, process, summarize and report financial data with respect to the Business.

(e)           Section 4.07(e) of the Disclosure Schedule sets forth as of the Agreement Date, a true and correct list of all Seller Guarantees, the maximum amount guaranteed thereunder and, as of the date set forth on such schedule, the amount of the guaranteed indebtedness with respect to such Seller Guarantee that is outstanding as of such date. True and complete copies of all Seller Guarantees have been made available to Buyer.

Section 4.08.         Absence of Certain Changes or Events. Since December 31, 2023 (a) through the Agreement Date, the Seller Parties and the Transferred Entities have conducted the Business in all material respects in the ordinary course and (b) there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or any event that would materially impair or delay the ability of the Seller Parties to consummate the Seller Transactions or otherwise perform their respective obligations under the Seller Transaction Agreements. Except as expressly contemplated by the Pre-Closing Reorganization, since March 31, 2024 through the Agreement Date, Seller, the Transferred Entities and their respective Affiliates have not taken any action that, if taken after the Agreement Date and prior to the Closing, would require the consent of Buyer under Section 6.01.

Section 4.09.         Absence of Litigation. No Actions or Orders are pending or threatened in writing (or, to the Knowledge of Seller, orally), and, since January 1, 2022, (i) there have not been any Actions or Orders, against the Seller Parties (with respect to the Business) or the Transferred Entities that would reasonably be expected to have a Material Adverse Effect or would prevent or materially impair or delay the ability of the Seller Parties to consummate the Seller Transactions and (ii) no claim in writing (or, to the Knowledge of Seller, orally) has been made by a customer of the Business, or one or more customers of the Business whose claims relate to substantially similar facts, matters and circumstances, for damages in amount in excess of $1,000,000.

Section 4.10.         Compliance with Laws; Permits.

(a)           None of the Seller Parties or the Transferred Entities is, and, since January 1, 2022, has not been, in violation of any applicable Laws or Orders applicable to the conduct of the Business, except for any such violations as would not reasonably be expected to have a Material Adverse Effect. None of the Seller Parties or the Transferred Entities is, and, since January 1, 2022, has not been, in default under or in violation of any Permit, except for any such defaults or violations that would not reasonably be expected to have a Material Adverse Effect. The Seller Parties and Transferred Entities hold, and, since January 1, 2022, have held, all Material Permits, except for any such failures to hold Material Permits as would not reasonably be expected to have a Material Adverse Effect. All Material Permits are valid and are in full force and effect, and no suspension, cancellation or non-renewal of any such Material Permits is pending or threatened in writing (or, to the Knowledge of Seller, orally), except where the failure to be valid and in full force and effect would not reasonably be expected to have a Material Adverse Effect. Section 4.10(a) of the Disclosure Schedule sets forth, as of the Agreement Date, a true and correct list of all Material Permits held by Seller and its Affiliates (other than the Transferred Entities).

(b)          Since January 1, 2022 none of the Seller Parties (with respect to the Business) or any Transferred Entity has received any written notice from any Government Authority of a violation of, or, to the Knowledge of Seller, is under investigation with respect to, any applicable Law that would reasonably be expected to have a Material Adverse Effect.

(c)           Except as would not reasonably be expected to be material to the Business, taken as a whole, each of the Transferred Entities or Persons acting on behalf thereof (with respect to the Business) has since January 1, 2022: (i) been in compliance with the Anti-Corruption Laws; (ii) not used or agreed to use any funds or assets for any unlawful contributions, gifts, entertainment or expenses or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; and (iii) not directly or indirectly offered, paid, or authorized the payment or giving of money or anything of value to any Government Official or other Person while knowing that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Government Official or another Person for the purpose of (A) influencing any act or decision of such Government Official or other Person in his or her or its official capacity, (B) inducing such Government Official or other Person to do or omit to do an act in violation of his, her or its lawful duty, or (C) inducing such Government Official or other Person to use his, her or its influence or position with any Government Authority or other Person to influence any act or decision, in order to obtain or retain business for, direct business to, or secure any improper business or regulatory advantage for the Business. With respect to the Business, to the Knowledge of Seller, since January 1, 2022, no Transferred Entity or any of its officers or employees (in their capacities as such) has been the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any applicable Anti-Corruption Laws.

(d)          Except as would not reasonably be expected to be material to the Business, taken as a whole, each of the Transferred Entities is currently, and, since January 1, 2022, has been, in compliance in all material respects with all applicable U.S., United Kingdom, European Union and other applicable Laws related to terrorism or money laundering in the jurisdictions where each conducts business.

(e)           Except as would not reasonably be expected to be material to the Business, taken as a whole, each of the Transferred Entities, and their respective directors, officers, employees, and to the Knowledge of Seller, any agents or other third-party representatives acting on behalf of the Transferred Entities is currently, and has in the three-year period ending on the Agreement Date been, conducting their respective export transactions and other related transactions and dealings in accordance, in all material respects, with (i) all applicable export and re-export controls and Laws in the jurisdictions in which the Transferred Entities conduct their respective business, (ii) applicable Sanctions Rules, and (iii) the anti-boycott Laws administered by the U.S. Department of Commerce and the IRS.

Section 4.11.         Intellectual Property.

(a)           Subject to Section 4.11(b), the Assets, the Transferred Assets, the Third Party Rights, the Company Intellectual Property, the Company Technology, and the rights to be conveyed pursuant to the Assumed Contracts set forth in Section 2.02(a)(i)(B) of the Disclosure Schedule, together with all other third party Intellectual Property covenants and rights granted to the Transferred Entities and the rights of Buyer contemplated under Section 7.07 and the other Transaction Agreements, constitute all material Intellectual Property Used by or necessary to the operation of the Business in all material respects as it is conducted on the Agreement Date (other than (i) the Shared Services and (ii) the services made available pursuant to the Transition Services Agreement), assuming receipt of all relevant Consents relating to the matters set forth in Section 4.06 of the Disclosure Schedule or as contemplated by Section 4.06 and excluding any retained Registrable IP identified on Section 4.11(e)(ii) of the Disclosure Schedule (the “Retained Domains”).

(b)           The operation of the Business by the Seller Parties and the Transferred Entities has not, since January 1, 2022, infringed upon, violated, or misappropriated the Intellectual Property, Software or Data of any third party in a manner that would reasonably be expected to have a Material Adverse Effect.

(c)           Since January 1, 2022, none of the Seller Parties or the Transferred Entities has received any written claim or notice from any Person alleging that the operation of the Business by the Seller Parties or the Transferred Entities infringes upon, violates, or misappropriates any Intellectual Property, Software or Data of any third party which, if proven or established, would reasonably be expected to have a Material Adverse Effect. There are no infringement Actions pending or, to the Knowledge of Seller, threatened in writing against the Seller Parties or the Transferred Entities alleging that the operation of the Business by the Seller Parties or the Transferred Entities infringes upon, violates or misappropriates any Intellectual Property, Software or Data of any third party which, if proven or established, would reasonably be expected to have a Material Adverse Effect.

(d)           To the Knowledge of Seller, no Person is engaging in any activity that infringes upon, misappropriates or otherwise violates in any material respect the right, title or interest of any Seller Party or Transferred Entity in the Company Intellectual Property or Company Technology, except for any such infringements, misappropriations or violations that would not reasonably be expected to have a Material Adverse Effect.

(e)           Section 4.11(e)(i) of the Disclosure Schedule sets forth a true and complete list of all Registrable IP included in the Company Intellectual Property, except for any retained Registrable IP identified on Section 4.11(e)(ii) of the Disclosure Schedule. An Asset Seller or Transferred Entity exclusively owns each item of Company Intellectual Property and Company Technology, in each case, free and clear of Liens, other than Permitted Liens.

(f)            No Registrable IP set forth on Section 4.11(e)(i) of the Disclosure Schedule has been adjudged invalid or unenforceable in whole or in part, and all such Registrable IP is subsisting, enforceable and, to the Knowledge of Seller, valid. The Seller Parties and Transferred Entities, as applicable, have taken commercially reasonable actions to maintain and protect the Registrable IP owned by the Seller Parties and Transferred Entities set forth on Section 4.11(e)(i) of the Disclosure Schedule, including payment of applicable registration, maintenance and renewal fees and filing of applicable statements of use.

(g)           Each Transferred Entity and Seller Party (with respect to the Business) has taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets Related to the Business. All former and current employees and independent contractors of the Seller Parties and Transferred Entities, as applicable, who have been materially involved in the development of any Intellectual Property, Technology, Software or Data for or on behalf of the Business have executed intellectual property assignment or work for hire agreements or other written Contracts that presently assign to the applicable Seller Party or Transferred Entity, as applicable, all rights to the results and proceeds of such employee’s services, or have conveyed to such Seller Party or Transferred Entity, as applicable, by operation of Law, all right, title and interest in or to such Intellectual Property, Technology, Software or Data, and acknowledge the applicable Seller Party’s or Transferred Entity’s, as applicable, ownership of all such Intellectual Property, Technology, Software or Data, and no such employee has retained any right, title or interest in or to such rights. To the Knowledge of Seller, no such agreements have been breached or violated.

(h)           No Transferred Entity or Seller Party has distributed, conveyed or made available to others any Software that uses, is derived from or links to any “open source” or similar Software in a manner that requires any Transferred Entity or Seller Party to license or make available any material proprietary source code included in the Company Technology under such circumstances. No third party (other than to service providers pursuant to reasonable confidentiality arrangements) has possession of, or any current or contingent right to access or possess, any proprietary source code included in any Company Technology.

(i)            In the three-year period ending on the Agreement Date, there has not been any material malfunction with respect to any of the IT Assets which are used in the Business that has not been remedied or replaced in all material respects.

(j)            The IT Assets used in the Business and Company Technology are adequate for the Business and operate and perform in a manner that permits the Seller Parties and Transferred Entities, as applicable, to conduct the Business as currently conducted. Each Seller Party and Transferred Entity has taken commercially reasonable measures to protect the operations and security of the IT Assets used in the Business.

Section 4.12.          Environmental Matters.

(a)           Except as would not reasonably be expected to have a Material Adverse Effect:

(i)             Each of the Seller Parties (with respect to the Business, Transferred Assets and Assumed Liabilities) and the Transferred Entities is and has been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits;

(ii)            None of the Seller Parties (with respect to the Business, Transferred Assets or Assumed Liabilities) or the Transferred Entities has received any written notice regarding any violation of or Liability under Environmental Laws, which such written notice has not otherwise been resolved; and

(iii)           There has been no Release (including by the Seller Parties with respect to the Business or the Transferred Entities resulting in concentrations greater than those allowed under applicable Environmental Laws on, at or under the Real Properties) of, contamination by, or non-workplace exposure of any Person to any Hazardous Materials which has resulted or would result in the Seller Parties, the Business or the Transferred Entities incurring any material Liability under Environmental Laws.

(b)           The Seller Parties and the Transferred Entities have furnished to Buyer all material environmental assessments, audits, reports and other material environmental documents in their possession or control relating to the Business or the Transferred Assets.

Section 4.13.          Material Contracts.

(a)           Section 4.13(a) of the Disclosure Schedule sets forth a list as of the Agreement Date of each of the following types of Contracts to which a Transferred Entity or Seller Parties (to the extent Related to the Business) is a party (each, whether or not set forth on such schedule, a “Material Contract”) that:

(i)            is a Contract with a Material Customer (excluding in each case routine purchase orders received from customers in the ordinary course of business);

(ii)           is a Contract with a Material Supplier (excluding routine purchase orders submitted to suppliers in the ordinary course of business);

(iii)          is a Contract for capital expenditures or the acquisition or construction of fixed assets involving future payments in excess of $1,000,000 during the twelve (12)-month period following the Agreement Date;

(iv)          contains covenants that impose material restrictions on any Transferred Entity’s or the Business’s right to conduct its business as currently conducted;

(v)           is a Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the Equity Interests of the Transferred Entities, any Transferred Asset or assets of a Transferred Entity;

(vi)          is a Contract for the purchase, sale, assignment or underletting of real property pursuant to which the Business or any Transferred Entity has any remaining material rights or obligations;

(vii)         is a Contract relating to the acquisition or disposition of any business (whether by merger, sale of Equity Interests, sale of assets or otherwise) pursuant to which the Business or any Transferred Entity has any remaining material obligations;

(viii)        sets forth the terms of Indebtedness of the Transferred Entities set forth in clauses (a), (b), (g), (h) and (j) (whether or not drawn), and clauses (r) and (s) (to the extent such obligations are of the type set forth in clauses (a), (b), (g), (h) and (j)), of the definition of Indebtedness;

(ix)           is a Contract with a Government Authority;

(x)            is a joint venture or partnership Contract with a party that is not a Transferred Entity;

(xi)           contains any non-compete obligations or restrictions binding on the Business or any Transferred Entity (or any of their respective Affiliates);

(xii)          is a settlement, conciliation or similar agreement with any Transferred Entity or pursuant to which the Business will have any outstanding non-monetary obligations after the Agreement Date or be required to pay an amount in excess of $1,000,000 after the Agreement Date;

(xiii)         is a Shared Contract;

(xiv)         the lease and sublease agreements including any amendments, renewals of variations (or similar) that grant the rights to occupy or use (as applicable) the Leased Real Property;

(xv)          is a Contract under which a Seller Party (with respect to the Business) or Transferred Entity has granted or received a license or other right to Intellectual Property, other than (i) non-exclusive “off the shelf” software licenses with annual fees of less than $500,000 and (ii) agreements entered into in the ordinary course of business pursuant to which Intellectual Property is non-exclusively licensed to commercial relationships of such Seller Party or Transferred Entity;

(xvi)         is a Contract for the factoring of receivables;

(xvii)        is a Contract that has been entered into during the last five years with a customer of the Business under which (i) the maximum liability of the applicable Seller Party or Transferred Entity party to such Contract is uncapped, or (ii) the maximum liability of the applicable Seller Party or Transferred Entity party to such Contract is capped at an amount equal to or greater than the higher of (A) five times the aggregate price payable under such Contract or (B) $10,000,000; or

(xviii)       pursuant to which any Transferred Entity or the Business is required to make any loan, advance or capital contribution to any Person, or investment in any Person, in each case in excess of $500,000.

The Seller Parties and the Companies have made available to Buyer true and complete copies of each Material Contract.

(b)           Each Material Contract is a legal, valid and binding obligation of the Seller Party or Transferred Entity party thereto, as the case may be, and, to the Knowledge of Seller, each other party to such Material Contract, and is enforceable against the applicable Seller Party or Transferred Entity, as the case may be, and, to the Knowledge of Seller, each other party to such Material Contract, in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception. None of the Seller Parties or the Transferred Entities or, to the Knowledge of Seller, any other party to a Material Contract is in material default under or material breach of a Material Contract. No event has occurred that (with or without notice, lapse of time or both) would constitute a material default under, or material breach of, any Material Contract and, since January 1, 2023, no Seller Party nor any Transferred Entity has received written notice of any such material default or breach, or of any alleged material default of or of any termination of or non-renewal of any Material Contract.

(c)           Section 4.13(c) of the Disclosure Schedule lists, as of the Agreement Date, each Material Customer and each Material Supplier. No Material Customer or Material Supplier has expressed in writing in the preceding twelve month period to any Seller Party or Transferred Entity its intention to cancel, materially and adversely change or otherwise terminate its relationship with respect to the Business.

Section 4.14.          Employment and Employee Benefits Matters.

(a)           Section 4.14(a) of the Disclosure Schedule sets forth a true and accurate list as of the Agreement Date of the Business Employees, in each case, identifying names, job title, job location, date of hire, whether active or on leave (and if on leave the nature of the leave and the expected return date), exempt or non-exempt, annual salary or wage rate, most recent annual bonus received, current annual bonus opportunity, schedule of outstanding long-term incentive awards, and legal entity employer.

(b)           Section 4.14(b) of the Disclosure Schedule lists, as of the Agreement Date, each material Employee Plan and separately identifies whether each such material Employee Plan is a Business Plan or a Parent Plan and whether such Employee Plan is defined benefit in nature. Notwithstanding the foregoing, the individual agreements described in subclause (c) of the definition of Employee Plan which relate to Business Employees located outside of the U.S. shall not be separately identified in Section 4.14(b) of the Disclosure Schedule unless such individual agreements provided annualized compensation of US $200,000 or more, and the welfare benefits and life insurance benefits described in subclause (b) of the definition of Employee Plan which relate to Business Employees located outside of the U.S. shall be summarized in Section 4.14(b) of the Disclosure Schedule.

(i)            With respect to each material U.S. Business Plan, Seller has previously made available to Buyer a true and complete copy of the following documents, to the extent applicable: (A) any plan documents (or a written description if such plan is not in writing), all amendments thereto and related trust documents, and amendments thereto, (B) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any, (C) the most recent IRS determination or opinion letter, (D) the most recent summary plan description and all subsequent summaries of material modifications, (E) material related insurance contracts, (F) written compliance testing results for each of the past three plan years, (G) all other material documents pursuant to which such plan is maintained, funded and administered and (H) all non-routine, material correspondence with any Government Authority since the date that is three years prior to the Agreement Date.

(ii)           With respect to each material International Business Plan, Seller has previously made available to Buyer (A) the material details of such plan, including material documentation relating to such plan and (B) the most recent actuarial report, if any.

(iii)          With respect to each Parent Plan for which Buyer is obligated to provide comparable benefits post-Closing pursuant to Section 8.03, Seller has previously made available to Buyer a true and complete copy of, to the extent applicable, the most recent summary plan description or a summary or written description of the material terms of each such plan.

(c)           None of the Seller Parties, the Transferred Entities nor any other corporation or trade or business (whether or not incorporated) that would at any relevant time be treated as a single employer with any of the Seller Parties or Transferred Entities pursuant to Section 414 of the Code sponsors, maintains or contributes to, or in the past six years has sponsored, maintained or contributed to, any (i) plan subject to Title IV of ERISA, Section 302 of Title I of ERISA, or Section 412 of the Code, (ii) multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (iii) multiple employer plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(d)           Each U.S. Business Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on an opinion letter, from the IRS that it is so qualified.

(e)           Each International Business Plan that is required to be registered has been registered (and, where applicable, accepted for registration) and has been maintained in all material respects in good standing, to the extent applicable, with applicable Government Authorities.

(f)            None of the Seller Parties, the Transferred Entities or their respective Affiliates are currently liable for any material Tax or penalties arising under Sections 4971, 4972, 4975, 4979, 4980 or 4980B of the Code. None of the Seller Parties, the Transferred Entities or their respective Affiliates has incurred any material Liability under or arising out of Title IV of ERISA that has not been satisfied in full (other than any Liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business, all of which have been timely paid). No Asset is the subject of any Lien arising under ERISA or the Code, and none of the Seller Parties, the Transferred Entities or their respective Affiliates has been required to post any security under ERISA or Section 401(a)(29) of the Code, and no fact or event exists that would reasonably be expected to give rise to any such Lien or requirement to post any such security.

(g)           Each Business Plan that is being assumed by Buyer or its Affiliates, or retained by the applicable Transferred Entity, as the case may be, as a result of this Agreement, has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws.

(h)           No material Actions are pending or, to the Knowledge of Seller, threatened in writing in connection with any Business Plan that is being assumed by Buyer or its Affiliates as a result of this Agreement.

(i)            With respect to each Employee Plan, all material contributions, premiums or payments required to be made have been made on or before their due dates (including permissible extensions).

(j)            None of the Seller Parties, the Transferred Entities or their respective Affiliates has any liability with respect to, or obligation to provide, medical, dental or life insurance coverage or any other welfare benefits after termination of employment in respect of any Business Employee or former employee of the Business, except as may be required under Section 4980B of the Code or similar state or foreign Law, the full premium cost of which is borne by the Person receiving such benefits, except for (i) the provision of continued coverage to the end of the month in which such termination of employment occurs, and (ii) the benefits provided under the U.S. Severance Plans.

(k)           Except as set forth in Section 4.14(k) of the Disclosure Schedule or expressly provided in this Agreement, none of the execution and delivery of this Agreement or the consummation of the Transactions will, either alone or in conjunction with any other event, (i) result in, or accelerate the time of payment, or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) or benefits becoming due to any Business Employee or former employee of the Business, or current or former consultant or independent contractor of the Business; (ii) increase any compensation or benefits otherwise payable to any Business Employee or former employee of the Business, or current or former consultant or independent contractor of the Business; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under any Employee Plan or otherwise; (iv) result in or entitle any Business Employee or former employee of the Business, or current or former consultant or independent contractor of the Business to any loan forgiveness; (v) create any limitation or restriction on the right of the Seller Parties, the Transferred Entities or any of their Affiliates to merge, amend or terminate any Business Plan; (vi) result in any obligation to fund or otherwise set aside assets to secure to any extent any obligations under any Business Plan or (vii) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise Tax by any Person under Section 4999 of the Code.

(l)            No Business Plan provides for the gross-up, indemnification or reimbursement of Taxes incurred by any individual service provider under Section 409A or 4999 of the Code.

(m)          Section 4.14(m) of the Disclosure Schedule sets forth a list of each collective bargaining agreement or other agreement with a labor union or works council that is applicable to the Business Employees or the Business. Since January 1, 2022, to the Knowledge of Seller, there have been no organizational campaigns, petitions or other material unionization activities seeking recognition or certification of a bargaining unit in the Business, and no unfair labor practice charges or other material complaints or union representation questions are or have been before the National Labor Relations Board or other labor board, labor court or Government Authority that, in either case, would reasonably be expected to affect the Business Employees or the Business. Since January 1, 2022, no strikes, slowdowns or work stoppages or other material labor disruptions are or have been pending or, to the Knowledge of Seller, threatened with respect to the Business Employees or the Business. Except as set forth in Section 4.14(o) of the Disclosure Schedule, the notification, consent or consultation, or the rendering of formal advice by, any labor or trade union, works council, or other employee representative body is not required for Seller to enter into this Agreement or to consummate any of the Transactions contemplated hereunder.

(n)           With respect to the Business Employees and the Business, the Seller Parties, the Transferred Entities and their respective Affiliates are and since January 1, 2022 have been in compliance in all material respects with all applicable Laws relating to employment and labor matters and have paid in full all wages, salaries, commissions, other compensation and benefits and all levies, assessments, contributions and payments to third parties due to or on behalf of such employees. Since January 1, 2022, none of the Seller Parties, the Transferred Entities or their respective Affiliates has been subject to any investigation from any federal, state or non-U.S. labor inspector or similar Government Authority with respect to the Business, and there has been no Action pending against the Seller Parties or the Transferred Entities with respect to current or former employees of the Business, or applicants for employment, in each case that would reasonably be expected to result in a Material Adverse Effect. No obligations of the Seller Parties or the Transferred Entities to comply with any Order in respect of any current or former Business Employees are outstanding or unsatisfied in any material respect. No executive officer, director or employee with the title of Vice President (or the functional equivalent) or above of the Seller Parties (with respect to the Business), the Transferred Entities or their respective Affiliates is or has been the subject of an allegation of sexual harassment or other sexual misconduct nor, to the Knowledge of Seller, engaged in any such conduct.

(o)           Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 4.14 are the sole and exclusive representations and warranties made regarding employees, Employee Plans, Business Plans or other employment or employee benefits matters.

Section 4.15.         Taxes.

(a)           The Seller Parties and the Transferred Entities have filed, or have had filed on their behalf, all Income Tax Returns and other material Tax Returns required to be filed by the Seller Parties (with respect to the Business) and the Transferred Entities (taking into account requests for extensions to file such Tax Returns), all such Tax Returns were true, complete and correct in all material respects, and all amounts of Taxes whether or not shown due on such Tax Returns owed by the Seller Parties (with respect to the Business) or the Transferred Entities have been paid in full, in each case, other than Taxes not yet due and payable.

(b)           No material deficiencies for any Taxes have been proposed, asserted or assessed in writing by a Taxing Authority (i) against any Transferred Entity that are still pending, other than as a result of any such Transferred Entity being a member of any Parent Combined Group or (ii) with respect to a Transferred Asset.

(c)           No extensions of the period for assessment of any material Taxes are in effect (i) with respect to any Transferred Entity, other than as a result of any such Transferred Entity being a member of any affiliated, consolidated, combined or unitary Tax group (other than any such group that consists only of Transferred Entities) or (ii) with respect a Transferred Asset.

(d)           As of the Agreement Date, no income or other material Tax Return filed by any Transferred Entity is under current examination by any Taxing Authority, other than as a result of any such Transferred Entity being a member of any Parent Combined Group.

(e)           There are no Liens for Taxes on the Transferred Assets or the assets of the Transferred Entities other than Permitted Liens.

(f)            The Seller Parties (with respect to the Business) and the Transferred Entities have complied in all material respects with all applicable withholding obligations for Taxes required to have been withheld in connection with amounts paid to any employee, independent contractor or other Person.

(g)           No Transferred Entity is a party to any Tax sharing, Tax allocation, Tax indemnity, or Tax reimbursement arrangement pursuant to which it will have any obligation to make any payments after the Closing (other than pursuant to an Ordinary Agreement).

(h)           Since January 1, 2020, no claim has been made in writing by any Taxing Authority in a jurisdiction where any Transferred Entity does not file Tax Returns that such Transferred Entity is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction.

(i)            No Transferred Entity has participated in or has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(j)            No Transferred Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: of (i) a change in or incorrect method of accounting for a taxable period ending on or before the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, on or prior to the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), or (vi) an election under Section 965(h) of the Code.

(k)           Each Transferred Entity has collected all material sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authority, or has been furnished properly completed exemption certificates.

(l)            No Transferred Entity (i) has a permanent establishment (within the meaning of an applicable Tax treaty or Tax Law) or otherwise has an office or other fixed place of business in, or is tax resident, in a country other than the country of its formation, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code or the Treasury Regulations thereunder or (iii) has recognized a material amount of “subpart F income” as defined in Section 952 of the Code or “global intangible low-taxed income” as defined in Section 951A of the Code during a taxable year of such applicable entity which includes but does not end on the Closing Date.

(m)          Neither the Seller Parties nor the Transferred Entities have any material liability for any escheat or unclaimed property obligations, and no material deficiencies for unpaid escheat or unclaimed property obligations have been proposed, asserted or assessed in writing that have not been resolved.

(n)           During the two-year period ending on the Closing Date, none of the Transferred Entities has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Code Section 355 or Code Section 361.

(o)           Section 4.15(o) of the Disclosure Schedule sets forth the U.S. federal income tax classification of each Transferred Entity.

(p)           None of the Transferred Entities (i) is a member of a tax group filing a consolidated, combined, unitary or similar Tax Return (other than a group of which a Transferred Entity was the common parent), or (ii) has any current liability or obligation for the Taxes of any other Person (other than a Transferred Entity) by reason of Contract, assumption, transferee or successor liability, operation of Law, or Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local, or non-U.S. Tax Law) (in each case, other than pursuant to an Ordinary Agreement).

(q)           All material transactions or arrangements between the Transferred Entities, and/or with the Seller Group (or their Affiliates), are and were effected in a manner intended to be, in all material respects, on arm’s length terms and have been made in a manner intended to be in material compliance with applicable transfer pricing Laws and regulations.

(r)            All entities of the Swiss VAT Group are entitled to full input VAT recovery.

(s)           Notwithstanding anything in this Agreement to the contrary: (A) the representations and warranties made by Seller in Section 4.14 and this Section 4.15 are the sole and exclusive representations and warranties made regarding Taxes or other Tax matters; and (B) Seller makes no representation or warranty in this Agreement with respect to the existence, availability, amount or usability of, or limitations (or lack thereof) on, any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local, or non-U.S.) of the Transferred Entities or the ability of the Transferred Entities or Buyer to take any position or adopt any practice with respect to Taxes in a taxable period (or portion thereof) beginning after the Closing Date.

Section 4.16.          Real Property.

(a)            Section 4.16(a) of the Disclosure Schedule sets forth a true and accurate list of the Owned Real Property and Leased Real Property as of the Agreement Date. The Seller Parties and the Transferred Entities have good and valid fee title (or the local legal equivalent, if any) to all Owned Real Property as of the Agreement Date and valid leasehold interest in and to the leasehold estate (as lessee or sublessee) in all Leased Real Property set forth in Section 4.16(a) of the Disclosure Schedule, in each case free and clear of all Liens, except for Permitted Liens. Except for any statutory options or rights as may exist under the applicable Laws, none of the Seller Parties or Transferred Entities, and to the Knowledge of Seller, no other Person, has entered into any leases, subleases, options, rights or other agreements or arrangements granting to any other Person the right to purchase, lease, use or occupy the Real Properties or any portion thereof or interest therein. No Transferred Entity leases, occupies or uses any Real Property except for the Owned Real Property or the Leased Real Property set forth in Section 4.16(a) of the Disclosure Schedule.

(b)           All leases and subleases for the Leased Real Property under which the Seller Parties or the Transferred Entities are a lessee or sublessee are in full force and effect and are enforceable as against such Seller Party or Transferred Entity, and to the Knowledge of Seller, as against any other counterparty thereto, in all material respects, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and no written notices of material default nor termination under any such lease or sublease have been sent or received by the Seller Parties or the Transferred Entities within the one year period ending on the Agreement Date.

(c)           None of the Seller Parties or the Transferred Entities has received any written notice from any Government Authority asserting any violation of applicable Laws with respect to any Real Properties that remains uncured as of the Agreement Date and that would reasonably be expected to have a Material Adverse Effect.

(d)           There is no pending or threatened in writing (or, to the Knowledge of Seller, orally) condemnation or eminent domain proceeding with respect to any of the Real Properties. None of the Seller Parties or the Transferred Entities are engaged in any negotiation for review or dispute in respect of the rent paid under any lease or sublease for any Leased Real Property.

(e)            Except as would not reasonably be expected to have a Material Adverse Effect, all buildings, plants, improvements and structures comprising any part of the Owned Real Property and Leased Real Property have no defects, are in suitable working condition and repair for use in the ordinary course of business and have been reasonably maintained consistent with standards generally followed in the industry in which the Business and the Transferred Entities operate, ordinary wear and tear and scheduled maintenance excepted.

Section 4.17.          Sufficiency of Assets and Transferred Assets; Liens.

(a)           On the Closing Date (assuming receipt of all relevant Government Approvals and all Third Party Consents), the Assets and the Transferred Assets will, taking into account all Transaction Agreements (and the rights granted and services to be performed thereunder), constitute all of the assets, rights and properties (other than (i) Intellectual Property, Software, Data and Technology, which is the subject of Section 4.11, and (ii) the services made available pursuant to the Transition Services Agreement) that are necessary for the Seller Parties and the Transferred Entities to conduct the Business in all material respects as it is conducted on the Agreement Date and as conducted immediately prior to the Closing; provided, however, that (A) nothing in this Section 4.17 shall be deemed to constitute a representation or warranty as to the adequacy of amounts of cash or working capital (or the availability of the same) and (B) the foregoing is subject to the limitation that certain transfers, leases, licenses or replacements, as the case may be, pertaining to Transferred Assets, Transferred Equity Interests, Shared Contracts, Contracts, Permits, and any claim or right or benefit arising thereunder or resulting therefrom, may require a Consent, Permit or Order which has not been obtained (and the absence of such Consent, Permit or Order and the consequences thereof shall not, in and of itself, be deemed a breach of this Section 4.17).

(b)           Except for Permitted Liens, the Transferred Assets and the Assets (other than the leasehold estate (as lessee or sublessee) in the Leased Real Properties, which are the subject of Section 4.16) are owned by or otherwise made available to the Seller Parties or the Transferred Entities, as the case may be, free and clear of all Liens. Except as would not reasonably be expected to be material to the Business, taken as a whole, the Assets and Transferred Assets constituting tangible personal property (i) are in reasonably good operating condition and repair, ordinary course wear and tear excepted and (ii) are reasonably adequate and suitable in all material respects for the purposes for which they are presently being used.

Section 4.18.          Insurance. Section 4.18 of the Disclosure Schedule provides a list of all material property and casualty Insurance Policies maintained for, at the expense of or for the benefit of, the Business, the Transferred Entities or the Transferred Assets (the “Available Insurance Policies Schedule”). Each such Insurance Policy is in full force and effect, all premiums due to date thereunder have been paid in full and neither Seller nor any Affiliate is in default with respect to any other material obligations thereunder. No written notice of cancellation or nonrenewal, in whole or in part, with respect to any such Insurance Policy currently in force has been received by Seller. True, complete and correct copies of all such Insurance Policies have been made available to Buyer. There are no material claims pending under any of such Insurance Policies as to which coverage has been denied or disputed by the insurers of such policies or in respect of which such insurers have reserved their rights, other than those reservations of rights issued in the ordinary course of business. All material claims for which coverage under any such Insurance Policy is available have been appropriately tendered to the applicable insurers. Such policies are of the type and in amounts adequate to insure against the risks to which the Transferred Entities, the Transferred Assets, and the Business are normally exposed and are sufficient for compliance with the requirements of any Contract and applicable Law.

Section 4.19.          Intercompany Arrangements. Except for the Transaction Agreements, Section 4.19 of the Disclosure Schedule lists all arrangements, understandings and Contracts between or among the members of the Seller Group, on the one hand, and any Transferred Entity, on the other hand or between and among members of the Seller Group with respect to the Business (“Intercompany Arrangements”). No officer or director of any member of the Seller Group or any Transferred Entity (i) is a party to any Contract, or has a business relationship, with any Transferred Entity or the Business (other than any such employment or service Contract or relationship) or (ii) owns or has the right to use any material asset or property of the Business.

Section 4.20.          Data Protection.

(a)           Except as described in Section 4.20 of the Disclosure Schedule, the Business’s products and services do not collect, store or use any information that constitutes Personal Information. Except as would not reasonably be expected to have a Material Adverse Effect, the Transferred Entities and, as it pertains to the Business, each Seller Party is currently, and has been, in compliance in all material respects with applicable Data Privacy Laws.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect, each Seller Party (with respect to the Business) and Transferred Entity has (i) developed, implemented, and conducted the Business in compliance with its own public privacy notices, and data security or privacy policies and procedures, (copies of which have been made available to Buyer); (ii) maintained commercially reasonable administrative, physical and technical safeguards designed to protect the confidentiality, integrity and availability of Personal Information in its possession or control, and to prevent the loss and unauthorized use, access, alteration, destruction or disclosure of such Personal Information; and (iii) trained its employees to follow these policies and procedures.

(c)           No Seller Party (with respect to the Business) or Transferred Entity has been subject to or received written or, to the Knowledge of Seller, other notice of any Order or Action by any Government Authority or Person or any complaints regarding the protection, collection, access, use, storage, disposal, disclosure, or transfer of Personal Information or the violation of any applicable Data Privacy Laws. To the Knowledge of Seller, no such Action is threatened against any Seller Party or Transferred Entity.

(d)           Except as would not reasonably be expected to have a Material Adverse Effect, no Seller Party (with respect to the Business) or Transferred Entity has suffered, discovered or been notified of any unauthorized acquisition, use, disclosure, access to, or breach of any Personal Information that (i) constitutes a material breach or a material data security incident under any applicable Data Privacy Laws or (ii) materially compromises (individually or in the aggregate) the security or privacy of such Personal Information.

Section 4.21.         Product Liability. In connection with the Business, and except as would not reasonably be expected to have a Material Adverse Effect, there exists no defect in the design or manufacture of any product manufactured or sold by the Business and each of the products manufactured or sold by the Business has complied with all applicable Laws and conforms to any promises or affirmations of fact made in connection with its sale, and there exists no, and, since January 1, 2022, there have been no, pending or, to the Knowledge of Seller, threatened recall or similar Action (whether voluntary or involuntary) by any Person or before any Government Authority relating to any services rendered or product alleged to have been manufactured, distributed or sold by or on behalf of the Business to any other Person, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty (no circumstances exists that would reasonably be expected to result in such a recall or similar Action (whether voluntary or involuntary)).

Section 4.22.         Brokers. Except for the fees and expenses of Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Seller or any of Seller’s Affiliates in connection with any Transaction. Seller is solely responsible for the fees and expenses of Goldman, Sachs & Co.

Section 4.23.         No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV (as modified by the Disclosure Schedule) or in any other Transaction Agreement or in any certificate delivered in connection with any Transaction Agreement, none of the Seller Parties or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Seller Parties, the Transferred Entities or any of their respective Affiliates, including any representation or warranty regarding any Seller Party, any Transferred Entity or any other Person, the Transferred Equity Interests, any Assets, any Transferred Assets, any Liabilities of any Seller Party or Transferred Entity, any Assumed Liabilities, the Business, any Transaction, any other rights or obligations to be transferred pursuant to the Transaction Agreements or any other matter, and the Seller Parties hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of any Seller Party, any Transferred Entity or any other Person. Except for the representations and warranties expressly set forth in this Article IV or in any other Transaction Agreement or in any certificate delivered in connection with any Transaction Agreement, each Seller Party hereby disclaims all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or any Representatives of Buyer or any of Buyer’s Affiliates, including omissions therefrom. Without limiting the foregoing, except for the representations and warranties expressly set forth in this Article IV or in any other Transaction Agreement or in any certificate delivered in connection with any Transaction Agreement, no Seller Party makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Buyer or any of its Affiliates or any Representatives of Buyer of any of its Affiliates regarding the success, profitability or value of the Transferred Entities, the Transferred Assets or the Business.

Article V

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller that:

Section 5.01.         Formation and Authority of Buyer; Enforceability. Buyer is a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing (or local legal equivalent, if any) under the Laws of its jurisdiction of incorporation, formation or organization. Buyer has the requisite corporate or other appropriate power to execute, deliver and perform its obligations under the Buyer Transaction Agreements (including the consummation of the Buyer Transactions). The execution, delivery and performance of the Buyer Transaction Agreements by Buyer have been duly authorized by all requisite corporate or organizational action on the part of Buyer. This Agreement has been, and upon execution and delivery thereof, the other Buyer Transaction Agreements will be duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Buyer Transaction Agreements will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.02.         No Conflict. Provided that all Consents and other actions described in Section 5.03 have been obtained, except as may result from any facts or circumstances relating to the Seller Parties, the Companies or their respective Affiliates, the execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not:

(i)            violate or conflict with in any material respect the certificate or articles of incorporation or bylaws or similar organizational documents of Buyer;

(ii)           conflict with or violate in any material respect any Law or Order applicable to Buyer; or

(iii)          result in any breach of, or constitute a default under, or give to any Person any right to terminate, amend, accelerate or cancel, or result in the creation of any Lien on any assets or properties of Buyer pursuant to, any material Contract to which Buyer or any of its Affiliates or Affiliates is a party or by which any of such assets or properties is bound, except for any such breaches, defaults, rights or Liens as would not materially impair or materially delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.03.         Consents and Approvals. The execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority, except (a) in connection with the filing, notification, waiting period or approval requirements under the HSR Act and the Antitrust Laws set forth in Section 6.04 of the Disclosure Schedule, (b) where the failure to obtain such Consent or waiver, to take such action, or to make such filing or notification, would not materially impair or materially delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements, (c) as may be necessary as a result of any facts or circumstances relating to the Seller Parties, the Companies or their respective Affiliates and (d) the China Closing Formalities.

Section 5.04.         Absence of Restraints; Compliance with Laws.

(a)           Buyer is not in violation of any Laws or Orders applicable to the conduct of its business, except for violations the existence of which would not reasonably be expected to materially impair or materially delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

(b)           As of the Agreement Date, neither Buyer nor any of its Affiliates is subject to any Order of or Contract with any Government Authority, which would reasonably be expected to prevent or materially impair or materially delay the consummation of any the Transactions. As of the Agreement Date, no Action is pending or, to the knowledge of Buyer, threatened in writing against Buyer or any of its Affiliates, which would reasonably be expected to prevent or materially impair or materially delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.05.         Acquisition of Transferred Equity Interests for Investment. Buyer has such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of its purchase of the Transferred Equity Interests and is capable of such evaluation. Buyer is acquiring the Transferred Equity Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Transferred Equity Interests. Buyer acknowledges that the Transferred Equity Interests have not been registered under the Securities Act or any state or foreign securities Laws, and agrees that the Transferred Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state and foreign securities Laws, in each case, to the extent applicable.

Section 5.06.         Financial Ability.

(a)           On or prior to the Agreement Date, Buyer has received and accepted an executed and binding commitment letter (the “Debt Commitment Letter”) from the Debt Financing Sources party thereto relating to the commitment of such Debt Financing Sources to provide, subject to the terms and conditions thereof, the full amount of the debt financing stated therein (the “Debt Financing”).

(b)           Buyer has received and accepted an executed and binding commitment letter dated the Agreement Date (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Commitment Letters”) from Brookfield Capital Partners VI L.P. (the “Equity Investor”), relating to the commitment of the Equity Investor, subject to the terms and conditions thereof, to invest in Buyer the full amount of the cash equity financing stated therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). On or prior to the Agreement Date, Buyer has delivered to Seller true, complete and correct copies of the executed Commitment Letters (including, the exhibits and annexes thereto), and any fee letters (the “Fee Letters”) related thereto (redacted solely to omit “market flex” provisions, pricing terms, original issue discount amounts, yield and interest rate caps, successful syndication levels, fee amounts and economic terms, in each case, in a customary manner that does not redact terms that adversely affect the conditionality, enforceability, availability or termination of the Financing on the Closing Date).

(c)           Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Debt Financing Sources party to the Debt Commitment Letter or the Equity Investor, as applicable, to provide their respective portions of the Financing or any contingencies that would permit the Debt Financing Sources party to the Debt Commitment Letter or the Equity Investor, as applicable, to reduce the total amount of the Financing. Other than the Commitment Letters and the Fee Letters, as of the Agreement Date, there are no side letters or other agreements, Contracts or arrangements to which Buyer is party relating to the funding or investing, as applicable, of the full amount of (i) the Equity Financing that would adversely affect the funding or investing, as applicable, of the full amount of the Equity Financing on the Closing Date or (ii) the Debt Financing. As of the Agreement Date, Buyer has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the Agreement Date pursuant to the terms of the Commitment Letters in connection with the Financing.

(d)           The Financing, when funded in accordance with, and in the aggregate amount committed to be provided under, the Commitment Letters, will provide Buyer with cash proceeds on the Closing Date in an amount (the “Required Amount”) sufficient to pay the Closing Payment, and to pay related fees and expenses required to be paid by Buyer on the Closing Date in connection with the Transactions.

(e)           Assuming the satisfaction of the conditions in Section 10.01 and Section 10.02, (i) as of the Agreement Date, there is no fact or occurrence applicable to Buyer and within Buyer’s control, and, to Buyer’s knowledge, no other fact or occurrence, that would cause the conditions to funding of the Financing set forth in the Commitment Letters not to be satisfied at or before the Closing, and (ii) as of the Agreement Date, Buyer has no reason to believe that it will be unable to satisfy at or before Closing any condition to the funding of the Financing contained in the Commitment Letters to be satisfied by Buyer and within Buyer’s control, and, to Buyer’s knowledge, as of the Agreement Date, there is no reason to believe that any other condition to the funding of the Financing contained in the Commitment Letters will not be satisfied at or before Closing (provided, that Buyer is not making any representation or warranty regarding the accuracy of the representations and warranties in Article IV).

(f)            As of the Agreement Date, (i) the Commitment Letters (A) are valid, binding and enforceable obligations of Buyer and, to the knowledge of Buyer, the other parties thereto, in each case in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and (B) are in full force and effect, and (ii) no event to be satisfied by Buyer and within Buyer’s control, or, to Buyer’s knowledge, any other event, has occurred that, with or without notice, lapse of time, or both, would or would reasonably be expected to constitute a default or breach or failure of any condition to the funding of the Financing contained in the Commitment Letters (provided, that Buyer is not making any representation or warranty regarding the accuracy of the representations and warranties in Article IV). As of the Agreement Date, no Commitment Letter or Fee Letter has been amended, restated or otherwise modified or waived, and the respective commitments contained in the Commitment Letters have not been withdrawn, modified or rescinded. Buyer has paid in full any and all commitment fees or other fees or expenses required to be paid pursuant to the terms of the Commitment Letters on or before the date the Agreement Date. As of the Agreement Date, no Buyer Party has received any written notice or other written communication from any party to the Commitment Letters with respect to (i) any actual or threatened breach or default on the part of any Buyer Party or any other party to the Commitment Letters, (ii) any actual or threatened failure to satisfy any condition to the availability of the Financing pursuant to the terms of the Commitment Letters or (iii) any intention of such party to terminate the Commitment Letters or to not provide all or any portion of amounts committed to be provided by such party pursuant to the terms of the Financing.

(g)          Subject to Section 13.14, in no event shall the receipt or availability of any funds or financing by Buyer or any of its Affiliates or any other financing be a condition to any of Buyer’s obligations hereunder.

Section 5.07.         Guaranty. Concurrently with the execution of this Agreement, Buyer has delivered to Seller a true, complete and correct copy of the executed Guaranty. As of the Agreement Date, (i) the Guaranty is valid, binding and enforceable in accordance with its terms subject to the Bankruptcy and Equity Exception, and is in full force and effect, and (ii) no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the guarantor thereunder under the terms and conditions of the Guaranty.

Section 5.08.         Solvency. Immediately after giving effect to the Transactions, assuming (x) that the representations and warranties of Seller contained in this Agreement are true in all material respects (for such purpose without giving effect to any “knowledge,” “materiality,” or “Material Adverse Effect” qualification or exceptions therein), (y) the conditions in Section 10.02 are satisfied and (z) the estimates, projections or forecasts provided to Buyer have been prepared in good faith on assumptions that were and continue to be reasonable, each of Buyer and its Subsidiaries, including the Transferred Entities, shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) not have unreasonably small capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any of Buyer and its Subsidiaries, including the Transferred Entities.

Section 5.09.         Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Buyer or any of Buyer’s Affiliates in connection with any Transaction based upon arrangements made by or on behalf of Buyer for which any of the Seller Parties shall be liable.

Section 5.10.         [Reserved].

Section 5.11.         Investigation. Without limiting any representation or warranty in the Transaction Agreements, Buyer acknowledges and agrees that it (a) has completed such inquiries and investigations as it has deemed appropriate into, and, based thereon, has formed an independent judgment concerning, the Transferred Entities, the Transferred Equity Interests, the Assets, the Liabilities of the Transferred Entities, the Transferred Assets, the Assumed Liabilities, the Business and Transactions, and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements and (b) has been furnished with, or given access to, projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about the Seller Parties, the Transferred Entities, the Transferred Equity Interests, the Assets, the Liabilities of the Transferred Entities, the Transferred Assets, the Assumed Liabilities, the Business and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements. Buyer further acknowledges and agrees that (i) the only representations and warranties made by Seller are the representations and warranties expressly set forth in Article IV (as modified by the Disclosure Schedule) and in other Transaction Agreements or certificates delivered in connection with any Transaction Agreement, and Buyer has not relied and may not rely upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of Seller or any of its Affiliates, any Representatives of Seller or any of its Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through Seller’s Representatives, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (ii) any claims Buyer may have for breach of any representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in Article IV (as modified by the Disclosure Schedule) and in other Transaction Agreements or certificates delivered in connection with any Transaction Agreement. Except as otherwise expressly set forth in this Agreement or in any other Transaction Agreement or certificate delivered in connection with any Transaction Agreement, Buyer understands and agrees that the Transferred Entities, the Business, the Transferred Assets and the Assumed Liabilities are being furnished on an “as is”, “where is” basis subject to the representations and warranties contained in Article IV (as modified by the Disclosure Schedule) and in other Transaction Agreements or certificates delivered in connection with any Transaction Agreement without any other representations or warranties of any nature whatsoever.

Section 5.12.         Application to Buyer Parties. The representations and warranties set forth in this Article V are true and correct with respect to each Buyer Party to which Buyer assigns any of its rights or obligations under this Agreement in accordance with Section 2.06 (for purposes of this Article V, the term “Buyer” in each of the representations and warranties set forth in Article V shall be deemed to be replaced with the term “Buyer Party” and any terms or concepts therein not recognized under the Laws of such Buyer Party’s jurisdiction of incorporation or organization shall be replaced with the local legal equivalent thereof).

Section 5.13.         No Other Representations or Warranties. THE REPRESENTATIONS AND WARRANTIES OF BUYER IN THIS Article V AND IN ANY OTHER TRANSACTION AGREEMENT OR IN ANY CERTIFICATE DELIVERED IN CONNECTION WITH ANY TRANSACTION AGREEMENT ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY BUYER OR ANY OF ITS STOCKHOLDERS, EQUITYHOLDERS, AFFILIATES, AGENTS OR REPRESENTATIVES WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT. BUYER (ON BEHALF OF ITSELF AND ITS RESPECTIVE STOCKHOLDERS, EQUITYHOLDERS, AFFILIATES, AGENTS AND REPRESENTATIVES) EXPRESSLY DISCLAIM ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT.

Article VI

Additional Agreements

Section 6.01.         Conduct of Business Before the Closing.

(a)           Except (x) as required to comply with applicable Law, (y) as otherwise expressly contemplated by this Agreement or the Pre-Closing Reorganization, and (z) for matters identified in Section 6.01 of the Disclosure Schedule, during the Pre-Closing Period unless Buyer otherwise consents in writing in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will, and will cause its Affiliates (including the Transferred Entities) to, (a) conduct the Business in the ordinary course of business, (b) use commercially reasonable efforts to preserve intact the Business’s organizations, goodwill and relationship with customers, suppliers and others having material business relationships with the Business, and (c) solely with respect to the Business and the Transferred Entities, not do any of the following:

(i)         grant any Lien on the Transferred Equity Interests or the Equity Interests of the Business Subsidiaries, any Assets or Transferred Assets (in each case, whether tangible or intangible) or the Owned Real Property or Leased Real Property, other than granting a Permitted Lien on any Assets or Transferred Assets;

(ii)        acquire (by merger, consolidation, acquisition of Equity Interests or assets or otherwise) (A) any corporation, partnership or other business organization or division or (B) assets or other properties of any other Person, other than (x) for an amount not exceeding $1,000,000 in the aggregate (but which shall not include real property) or (y) inventory in the ordinary course of business;

(iii)        incur any debt for borrowed money, issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (in each case, other than pursuant to intercompany borrowing arrangements (1) that will be settled or repaid in full, or canceled or terminated, at or before the Closing in accordance with Section 6.07 or (2) solely between or among the Transferred Entities);

(iv)       issue or sell any additional Equity Interests in the Transferred Entities, or securities convertible into or exchangeable for such Equity Interests (other than, in each case, the issuance or sale of Equity Interests in one Transferred Entity to another Transferred Entity), or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire such Equity Interests or securities, or liquidate or dissolve any of the Transferred Entities;

(v)        sell, assign, license, abandon, let lapse, transfer, lease, sublease or otherwise dispose of any Assets or Transferred Assets having a value in excess of $1,000,000 in the aggregate or, with respect to Intellectual Property, that are otherwise material, other than sale of inventory or non-exclusive license granted in the ordinary course of business;

(vi)       modify any privacy policy or the operation or security of any the IT Assets used in the Business in any manner that is materially adverse to the Business, except as required by applicable Law;

(vii)      (A) grant or announce any increase in the wages, salaries, compensation, bonuses, or incentives payable to any Business Employee except for increases in salary or wages to Business Employees who are not officers of a Transferred Entity and only to the extent such increases are made in the ordinary course of business consistent with past practice, (B) establish or increase or promise to increase any benefits under any Employee Plan, (C) grant any new or amend the terms of any existing retention, severance or termination payments (including any “double trigger” awards or bonuses) or equity or equity-based awards, (D) hire, promote or engage any employee or individual independent contractor or terminate the employment or engagement, other than for cause, of any employee or individual independent contractor if such employee or individual independent contractor will receive, or does receive, annual base compensation in excess of $200,000, (E) transfer the employment of any Business Employee to an entity that is not a Transferred Entity or of any employee of Seller and its Affiliates who is not a Business Employee to a Transferred Entity, except, in each case, as required by Law or required by the terms of any Employee Plan as in effect on the Agreement Date;

(viii)     make any change in any material method of accounting or accounting practice or policy used by the Business in the preparation of its financial statements, other than such changes as are consistent with the Transaction Accounting Principles or changes required by GAAP or applicable Law;

(ix)       enter into any settlement or release with respect to any Action related to the Business other than (A) any settlement or release that contemplates only the payment of money in an amount not exceeding $1,000,000 in the aggregate without ongoing limits on the conduct or operation of the Business and results in a full release of the claims giving rise to such Action, or (B) any settlement or release involving the payment of liabilities to the extent that, with respect to any matter, such payment does not exceed the applicable amount reflected or reserved against in full in the Financial Statements; provided, however, that in the case of clause (A) and (B), (x) such amounts are paid in full prior to the Effective Time or reflected as a Currently Liability in the calculation of Net Working Capital, and (y) such settlement or release shall not (1) reasonably be expected to have an adverse effect on another Action with underlying facts substantially similar to such Action made or, to the Knowledge of Seller, threatened against, the Business, the Transferred Entities, the Assets or the Transferred Assets, (2) involve a criminal Action or admission of wrongdoing or (3) impose material ongoing limitations on the conduct or operation of the Business that will remain in effect after the Closing Date;

(x)         recognize any labor union as the representative of any Business Employees, or enter into or modify in any material respect, any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body; provided, that Seller and the Asset Sellers shall in all events comply with Section 8.06, including in connection with the Pre-Closing Reorganization;

(xi)        amend the organizational documents of the Transferred Entities;

(xii)       enter into, renew, waive any material provision of, amend in any material respect or terminate any Material Contract (or any Contract that (A) would qualify as such had such Contract been entered into prior to the Agreement Dates, (B) is with a customer of the Business pursuant to which the Business receives annual payments in excess of $4,500,000 or (C) is with a supplier of the Business involving annual expenditures by the Business in excess of $3,000,000); provided, that this clause (xii) will not apply to any such action taken in the ordinary course of business with respect to any Contract (or series of related Contracts) of the type described in Section 4.13(a)(i) involving payments to any Transferred Entity of less than $10,000,000 in the aggregate (the “Specified Material Contract Exception”); provided, further, that the Specified Material Contract Exception shall not apply to any Contract that constitutes a Material Contract under any other subsection of Section 4.13(a);

(xiii)      cancel or allow to terminate any Insurance Policy related to the Business or allow any of the coverage thereunder to lapse, unless simultaneously with such cancellation, termination or lapse replacement coverage equal to or greater than the existing coverage is in full force and effect with no gap in coverage;

(xiv)      (A) make, change, or revoke any material Tax election, (B) adopt or change any material Tax accounting method, (C) enter into any closing agreement or similar agreement with respect to material Taxes, (D) settle, compromise or surrender any material Tax Claim asserted against any Transferred Entity, (E) request or consent to any extension, modification or waiver of any statute of limitations in respect of material Taxes or Tax Returns (other than the filing of Tax Returns pursuant to a non-discretionary extension), (F) affirmatively surrender any claim for a refund of material Taxes, or (G) apply for or request for any Tax ruling, except, in each case, that would not reasonably be expected to adversely affect the Tax liability of Buyer or any of its Affiliates (including any Transferred Entity after the Closing Date to the extent such Tax liability exceeds the amount included in Accrued Income Taxes or Net Working Capital);

(xv)       make or declare any (A) non-cash dividend or non-cash distribution; or (B) any cash dividend or cash distribution in respect of the Equity Interests of any Transferred Entity other than (y) any cash dividend or cash distribution solely to the extent such cash dividend or cash distribution is paid in full prior to the Effective Time, and, for the avoidance of doubt (z) any Profit Transfer Amount or advance payment on any Profit Transfer Amount;

(xvi)      effect or announce a group reduction in force which would trigger the notice requirements or other protections of the WARN Act (including any such action in connection with the Pre-Closing Reorganization); or

(xvii)     enter into any legally binding commitment with respect to any of the foregoing.

(b)           Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, the bank accounts of the Transferred Entities shall continue to be subject to Seller’s and its Affiliates’ daily cash sweep in its sole discretion.

(c)           Nothing in this Section 6.01 shall be deemed to limit in any manner Seller’s and its Affiliates’ ability to make any of the transfers of Excluded Assets and Excluded Liabilities as contemplated by the Pre-Closing Reorganization.

Section 6.02.          Access to Information.

(a)           During the Pre-Closing Period, upon reasonable prior notice and to the extent permitted by Antitrust Laws (it being agreed that the parties shall use their commercially reasonable efforts to comply with this Section 6.02(a) in a manner that would not result in any violation of Antitrust Laws, including through the establishment of appropriate “clean room” arrangements), Seller shall, and shall cause each of the other Seller Parties and the Transferred Entities to, (i) afford the Representatives of Buyer reasonable access, during normal business hours, to the personnel, properties, books and records related to the Business and (ii) furnish to the Representatives of Buyer such additional financial and operating data and other information, including personnel and employment records, payroll data, detail on benefit claims, and employee demographic data for Transferred Employees, regarding the Business as Buyer or its Representatives may from time to time reasonably request for purposes of consummating the Transactions (including (x) reviewing the Estimated Closing Statement and (y) facilitating the transition of the services identified as “HR” in the services schedules to the Transition Services Agreement) and preparing to operate the Business following the Closing.

(b)           Notwithstanding anything in this Agreement to the contrary, and without limiting Seller’s obligations pursuant to Section 6.04, Section 6.12 or Section 6.21 during the Pre-Closing Period:

(i)         (A) in no event shall the Seller Parties, the Transferred Entities or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (3) information the disclosure of which would jeopardize any applicable privilege (including the attorney-client privilege) available to any of the Seller Parties, the Transferred Entities or any of their respective Affiliates relating to such information, (4) information the disclosure of which would cause any Seller Party, any Transferred Entity or any of their respective Affiliates to breach a confidentiality obligation to which it is bound as of the Agreement Date or (5) consolidated Tax Return of Seller or its Affiliates (provided, in the case of clause (1), (3) and (4), Seller shall use its commercially reasonable efforts to cause such information to be provided in a manner that does not give rise to such violation, loss or breach, including through the establishment of appropriate “clean room” arrangements) and (B) the investigation contemplated by Section 6.02(a) shall not unreasonably interfere with any of the businesses, personnel or operations of any of the Seller Parties, the Transferred Entities or any of their respective Affiliates or the Business;

(ii)        the auditors and accountants of any of the Seller Parties, the Transferred Entities or any of their respective Affiliates or the Business shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants;

(iii)       Buyer shall not conduct, without the prior written consent of Seller, which Seller may withhold for any reason, any intrusive environmental investigation at any property affiliated with the Business or with Seller, the other Seller Parties, or the Transferred Entities, including any sampling, testing or other intrusive indoor or outdoor investigation of soil, subsurface strata, surface water, groundwater, sediments or ambient air at or in connection with any property associated or affiliated in any way with the Business, Seller, the other Seller Parties, or the Transferred Entities;

(iv)       before the Closing, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), neither Buyer nor any of its Representatives shall contact any employees of, suppliers to, or customers of, any Seller Party, any Transferred Entity or any of their respective Affiliates in connection with or with respect to this Agreement, any other Transaction Agreement or any Transaction, or to otherwise discuss the business or operations of any Transferred Entity or the Business; and

(v)        no Seller Party and no Transferred Entity shall be required, before the Closing, to disclose, or cause or seek to cause the disclosure of, to Buyer or its Affiliates or Representatives (or provide access to any properties, books or records of Seller or any of its Affiliates that would reasonably be expected to result in the disclosure to such persons or others of) any competitively sensitive information or any confidential information relating to Trade Secrets, proprietary know-how, processes, trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans, nor shall any Seller Party or Transferred Entity be required to permit or cause or seek to cause others to permit Buyer or its Affiliates or Representatives to have access to or to copy or remove from the properties of Seller or any of its Affiliates any documents, drawings or other materials that might reveal any such confidential information; provided, that Seller shall use commercially reasonable efforts and work in good faith to develop substitute arrangements for providing such information to Buyer, including by providing redacted information and using “clean room” arrangements to grant access to select Representatives of Buyer (clauses (i) through (v), collectively, the “Access Limitations”).

(c)           If so requested by Seller, Buyer shall, to the extent permitted by applicable Law, enter into a customary joint defense agreement or common interest agreement (or local equivalent) with one or more of the Seller Parties, the Transferred Entities or any of their respective Affiliates with respect to any information provided to Buyer, or to which Buyer gains access, pursuant to this Section 6.02 or otherwise.

Section 6.03.         Confidentiality.

(a)           The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Buyer and its Representatives (as defined in the Confidentiality Agreement) as if parties thereto) until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate; provided, however, that Buyer’s confidentiality obligations shall terminate only in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) exclusively relating to the Transferred Entities or the Business, and for all other Proprietary Information (as defined in the Confidentiality Agreement) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided, further, that Buyer and its Affiliates and their respective Representatives shall be permitted to disclose Proprietary Information as necessary and consistent with customary practices (including customary confidentiality requirements) in connection with the Financing, including (i) to the Equity Investor’s limited partners, shareholders and prospective limited partners or other investors in connection with its ordinary course business operations, including private equity/fund-formation, fundraising, marketing, syndication, informational or reporting activities, (ii) to prospective lenders, arrangers, bookrunners, agents and other potential Debt Financing Sources in connection with the arrangement, syndication and marketing of the Debt Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Debt Financing (including customary “click-through” confidentiality undertakings) and (iii) on a confidential basis to rating agencies. If for any reason the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)           Following the Closing and for a period of seven (7) years thereafter (other than with respect to Trade Secrets, to which such limit shall not apply), except as required by Law, Seller shall not, and shall cause each Seller Party not to, disclose to any other Person or use in any manner (other than Seller’s compliance with any Transaction Agreement) any information to the extent Related to the Business, the Transferred Entities, the Assets or the Transferred Assets, except to the extent that such information (i) was or becomes in the public domain other than as a result of a disclosure or other action (or failure to act) by Seller or any of its Affiliates in violation of this Section 6.03(b), (ii) is received by Seller or its Affiliates after the Closing on a non-confidential basis or (iii) relates to both the Business and the other businesses, assets or Liabilities of Seller or its Affiliates (it being understood that any portion of such Confidential Information (as defined in the Confidentiality Agreement) relating solely to the Business shall not be excluded by this clause (iii)). Notwithstanding the foregoing, nothing herein shall prevent Seller from (i) making disclosures in Seller’s filings with the SEC or other investor communications that are consistent with press releases or announcements that were previously issued by Seller in accordance with Section 13.04, (ii) filing this Agreement as an exhibit to a Current Report on Form 8-K or periodic report with the SEC after the execution of this Agreement or (iii) filing a Current Report on Form 8-K with the SEC with respect to the Transactions after the closing of the Transactions.

(c)           From and after the Closing, upon Buyer’s request, Seller shall use commercially reasonable efforts to enforce, at Buyer’s sole cost and expense, any confidentiality and non-use provisions relating to confidential information regarding the Business, the Transferred Assets, the Assumed Liabilities or the Transferred Entities in any non-disclosure, confidentiality or similar Contracts between Seller or any of its Subsidiaries, on the one hand, and any potential acquiror of all or a majority of the Business, on the other hand, entered into in the past three (3) years.

Section 6.04.          Regulatory and Other Government Approvals.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the Parties shall, and shall cause its respective Affiliates to use reasonable best efforts to take any and all steps to (i) as soon as reasonably practicable obtain all Consents, Permits and Orders of all Government Authorities that may be, or become, necessary for the execution and delivery of, and performance of its obligations pursuant to, the Transaction Agreements (including the consummation of the Transactions and the China Closing) (collectively, the “Government Approvals”), including those required under Antitrust Laws as set forth in Section 6.04 of the Disclosure Schedule (the “Required Approvals”), and to supply promptly any additional information and documentary material that may be requested by a Government Authority in connection with Government Approvals (including to as soon as reasonably practicable make available any information and appropriate personnel in response to any queries made by a Government Authority in connection with Government Approvals, which may include information regarding this Agreement, Buyer’s capabilities as the potential purchaser of the business or other matters), (ii) as soon as reasonably practicable secure the issuance, reissuance or transfer of all Permits, including Environmental Permits, that may be or become necessary to operate the Business following the Closing, (iii) take all such actions as may be requested by any such Government Authority to obtain such Government Approvals and (iv) avoid the entry of, or effect the dissolution of, any permanent, preliminary or temporary Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. Buyer shall, and shall cause its Affiliates to, pay all fees required by applicable Law to any Government Authority in order to obtain any such Consents, Permits and Orders, including all filing fees payable in connection with the filing of a Notification and Report Form pursuant to the HSR Act and all other Required Notices.

(b)           Without limiting the generality of the Parties’ undertaking pursuant to Section 6.04(a), (i) Buyer and Seller shall each make or cause to be made, as promptly as reasonably practicable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions (which filing shall be made in any event within ten Business Days following the Agreement Date) and (ii) Buyer and Seller shall make or cause to be made, as promptly as reasonably practicable (and in any event within 20 Business Days following the Agreement Date or as otherwise set forth on Section 6.04 of the Disclosure Schedule), all other necessary filings, pre-filings (including in draft where that is customary) or submissions with other Government Authorities under other Antitrust Laws relating to the Transactions as set forth in Section 6.04 of the Disclosure Schedule (collectively, the “Required Notices”).

(c)           Without limiting the generality of the Parties’ undertaking pursuant to Section 6.04(a), Buyer shall, and shall cause each of its Affiliates to, solely with respect to the Transferred Entities, the Transferred Assets and the Business (and its assets, products, goods, materials, services or lines of businesses), take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any antitrust or competition Government Authority so as to enable the Parties hereto to close the Transactions as promptly as reasonably practicable, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture, license or disposition of the assets, properties or businesses to be acquired by it pursuant hereto, including the Transferred Entities, the Transferred Assets and the Business, (ii) terminating any existing relationships and contractual rights and obligations of the Transferred Entities, the Transferred Assets and the Business and (iii) the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding under antitrust or competition Law, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions contemplated hereby and by the other Transaction Agreements; provided, however, that, (x) no Party shall be obligated to take any actions unless the taking of such action is conditioned upon the consummation of the transactions contemplated by this Agreement; (y) without the prior written consent of Buyer, Seller shall not, and shall cause its Affiliates to not, take any of the foregoing actions with respect to the Transferred Entities, the Transferred Assets and the Business (and its assets, products, goods, materials, services or lines of businesses), and (z) notwithstanding anything to the contrary in this Agreement, under no circumstances shall Buyer or any of its affiliates (including Brookfield Asset Management Ltd. (“Brookfield”), any investment funds or investment vehicles affiliated with, or managed or advised by, Brookfield (or any of its Affiliates) and any “portfolio company” (as such term is commonly understood in the private equity industry) or investment of Brookfield or of any such investment fund or investment vehicle) be required to take any of the foregoing actions with their respective assets, products, goods, materials, services, or lines of business(es) other than the Transferred Entities, the Transferred Assets and the Business (and the Business’s assets, products, goods, materials, services or lines of businesses) (each such action that Buyer is not required to accept or take, a “Burdensome Condition”). In addition, Buyer shall defend through litigation on the merits any Action by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) under antitrust or competition Laws that would prevent the Closing prior to the Outside Date; provided, however, that the obligation of Buyer set forth in this sentence shall in no way limit the obligation of Buyer to take any and all steps necessary to eliminate each and every impediment under any antitrust or competition Law to close the Transactions prior to the Outside Date. Notwithstanding anything to the contrary in this Agreement, no action taken by Buyer or its Affiliates pursuant to this Section 6.04 shall entitle Buyer to any reduction of the Purchase Price.

(d)           Each Party shall promptly notify the other Party of any oral or written substantive communication it or any of its Representatives receives from any Government Authority relating to the matters that are the subject of this Section 6.04, permit the other Party and its Representatives a reasonable opportunity to review and comment in advance on any substantive communication relating to the matters that are the subject of this Section 6.04 proposed to be made by such Party to any Government Authority and provide the other Party with copies of all substantive correspondence, filings (except for filings submitted pursuant to the HSR Act) or other communications between them or any of their Representatives, on the one hand, and any Government Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Section 6.04, provided, however, that materials may be (i) designated by the providing party as restricted to “Outside Antitrust Counsel Only” and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the receiving party without written approval of the providing party, and (B) redacted (x) to remove references concerning the valuation of the Business; (y) as necessary to comply with contractual arrangements in effect as of the Agreement Date or applicable Law; and (z) as necessary to address reasonable privilege or confidentiality concerns. No Party shall agree to participate in any substantive meeting or substantive discussion with any Government Authority in respect of any such filings, investigation or other inquiry unless it has given the other Party the reasonable opportunity to consult with it in advance and, to the extent permitted by such Government Authority, gives the other Party the reasonable opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to Section 6.02(b)(v), the Parties will (or will procure that their respective Representatives) otherwise coordinate and cooperate fully with each other in exchanging such information (on an “external counsel only” basis or pursuant to an appropriately established clean team arrangement or as the Parties may otherwise agree, as needed) and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, which includes ensuring all relevant filings are made in accordance with Section 6.04(b) and that any requests for information from a Government Authority are fulfilled as promptly as reasonably practicable and in any event in accordance with any relevant time limit. Buyer shall, subject to and without limiting Buyer’s obligations under this Section 6.10, have the right to control and direct the process by which the Parties hereto seek to avoid or eliminate impediments under any antitrust, competition, trade regulation or foreign investment regulation Law, including by directing the strategy and making final determinations related to the review or investigation of the transaction contemplated by this Agreement and the other Transaction Agreements by any Government Authority; provided that Buyer shall (A) regularly and timely consult with Seller and keep Seller reasonably informed regarding such process and (B) consider in good faith the views of Seller with respect to such process. Each Party shall notify the other of any clearance or other material decision received from a Government Authority as soon as practicable and in any event within one Business Day following receipt of the same, providing the other with copies of such clearance or material decision and related documentation. Nothing in this Section 6.04 shall be applicable to Tax matters or the Pre-Closing Reorganization.

(e)           Buyer shall not, and shall not permit any of its Subsidiaries or the Equity Investor to acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or Equity Interests in, or by any other manner), any Person or portion thereof, or otherwise acquiring or agreeing to acquire any assets that would reasonably be expected to have the effect of (i) materially delaying, materially impairing or materially impeding the receipt of, or materially increasing the risk of not receiving, any Required Approval under any antitrust or competition Law or the issuance, reissuance or transfer of any Permit or Environmental Permit, (ii) materially extending, materially delaying, materially impairing or materially impeding the expiration or termination of any applicable waiting period with respect to a Required Approval under antitrust or competition Law, or (iii) materially increasing the risk of any antitrust or competition Government Authority entering an Order pursuant to any antitrust or competition Law prohibiting the consummation of the Transactions.

(f)            Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges on behalf of itself and its Affiliates and its and their Representatives, successors and assigns that the operation of the Business shall remain in the dominion and control of Seller until the Closing and that none of Buyer, any of its Affiliates or its or their respective successors or assigns will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer, Business Employee or other employee of any of the Seller Parties or the Transferred Entities, except as specifically contemplated or permitted by this Article VI or as otherwise consented to in writing in advance by an executive officer of Seller.

Section 6.05.         Third Party Consents. Other than with respect to Third Party Consents required to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom, which shall be subject to Section 2.03, each Party shall cooperate with the other Party and to use commercially reasonable efforts to obtain any other Consents and approvals from any third Person other than a Government Authority that may be required in connection with the Transactions (the “Third Party Consents”). Notwithstanding anything in this Agreement to the contrary, neither Party nor any of its Affiliates shall be required to, and Seller shall cause each Transferred Entity and member of the Seller Group (with respect to the Business) to not (without the prior written consent of Buyer), compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Assumed Liability) to any third party to obtain any such Third Party Consent. For the avoidance of doubt, no representation, warranty or covenant of Seller contained in the Transaction Agreements shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (a) the failure to obtain any Third Party Consents or (b) any Action commenced or threatened by or on behalf of any Person solely to the extent arising out of or relating to the failure to obtain any such Third Party Consents.

Section 6.06.          Guarantees; Other Obligations. Prior to and after the Closing, Buyer shall use reasonable best efforts to, and Seller shall cooperate with Buyer in its efforts to, as promptly as reasonably possible (a) arrange for substitute letters of credit, Buyer guarantees and other obligations to replace, or, as applicable, to roll over such letters of credit or guarantees under the credit facilities established in connection with the Debt Financing, effective as of the Closing (i) any Seller Guarantees then outstanding, including those set forth in Section 6.06 of the Disclosure Schedule, and (ii) any Seller Guarantees entered into in the ordinary course of business during the Pre-Closing Period or as part of the Pre-Closing Reorganization with the prior written consent of Buyer (not to be unreasonably conditioned, withheld or delayed) or (b) assume all obligations under each Seller Guarantee, obtaining from the creditor, beneficiary or other counterparty a full release (in a form reasonably satisfactory to Seller) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under the Seller Guarantees. To the extent the beneficiary or counterparty under any Seller Guarantees does not accept any such substitute letter of credit, Buyer guarantee or other obligation proffered by Buyer, and Buyer is not permitted to assume or cause to be assumed any such Seller Guarantee in accordance with the foregoing clause (b) from and after the Closing, Buyer shall, and shall cause the Transferred Entities to, (A) indemnify, defend and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, all amounts paid, including reasonable and documented out-of-pocket costs or expenses, in connection with such Seller Guarantees, including Seller’s and its Affiliates’ reasonable and documented out-of-pocket expenses in maintaining such Seller Guarantees, whether or not any such Seller Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse Seller and its Affiliates to the extent any Seller Guarantee is called upon and Seller or its Affiliates makes any payment or is obligated to reimburse the party issuing the Seller Guarantee, in each case, to the extent such amounts are paid or expenses are incurred after the Closing and relate to the Business, the Transferred Equity Interests, Transferred Assets or the Assumed Liabilities and (B) not amend in any manner adverse to Seller or any of its Affiliates, or extend (or permit the extension of), any Seller Guarantee without Seller’s prior written consent (not to be unreasonably conditioned, withheld or delayed).

Section 6.07.          Intercompany Obligations and Agreements. Seller shall take or cause to be taken such action and make or cause to be made such payments as may be necessary so that, as of the Closing, (x) there shall be no Intercompany Arrangements, including intercompany accounts, balances, obligations, receivables, payables, loans, balances, cash pooling or cash sweeping arrangements or agreements (other than (a) pursuant to the Transaction Agreements or (b) as set forth in Section 6.07 of the Disclosure Schedule (the “Surviving Intercompany Arrangements”)) between the Transferred Entities or the Business, on the one hand, and members of the Seller Group, on the other hand, and (y) no party to any Intercompany Arrangement (other than the Surviving Intercompany Arrangements) has any continuing obligations or Liabilities thereunder; provided, that any such termination shall be effectuated in a reasonable manner and shall not result in (i) any Tax Liabilities that are reasonably expected to be economically borne by the Buyer (or its Affiliates, including after the Closing Date, the Transferred Entities) or (ii) any additional intercompany accounts, balances, obligations, receivables, payables, loans, balances or agreements among the Transferred Entities unless otherwise consented to by Buyer (which consent shall not be unreasonably withheld). Prior to undertaking any actions contemplated by the foregoing, the Seller shall inform Buyer of any intended actions or payments and shall consider in good faith any recommendations by Buyer. Nothing in this Section 6.07 shall require Seller to terminate or cancel any intercompany obligations or agreements exclusively between or among the Transferred Entities.

Section 6.08.         Shared Contracts. Seller or its Affiliates are party to one or more Shared Contracts, including the Shared Contracts set forth on Section 4.13(a)(xiii) of the Disclosure Schedule. For the avoidance of doubt, to the extent Seller or Buyer identifies any Shared Contract after the Agreement Date that is not set forth on Section 4.13(a)(xiii) of the Disclosure Schedule, such Shared Contract shall be automatically, and without any further action on the part of either Party, be deemed added to Section 4.13(a)(xiii) of the Disclosure Schedule for purposes of this Section 6.08. Within 45 days following the Agreement Date, Buyer and Seller shall cooperate and mutually agree (in each case, acting reasonably and in good faith) on the Shared Contracts to be treated as ‘Specified Shared Contracts’ hereunder (the “Specified Shared Contracts”). Seller and Buyer shall use commercially reasonable efforts to have the Specified Shared Contracts separated into separate Contracts between the applicable third party and each of (a) the business retained by Seller and its Affiliates and (b) the Business (including the Transferred Entities). The Parties agree to cooperate and use their commercially reasonable efforts to provide reasonable assistance prior to the Closing and, to the extent not achieved prior to the Closing, for 12 months thereafter (or, in the case of any Specified Shared Contract the subject of services under the Transition Services Agreement, until the expiration or termination of such services under the Transition Services Agreement if later) in effecting the separation of such Specified Shared Contracts (with such separated Specified Shared Contracts imposing no material additional or differing obligations (except arising from credit ratings of Buyer or different volume based arrangements, which shall be allocated proportionally between the Business and the retained businesses of Seller and its Affiliates based on consumption during the 12-month period prior to the Closing) than, and otherwise being on substantially the same terms as, the applicable Shared Contract (except that the replicated Specified Shared Contract will only pertain to the Business) or other terms mutually agreeable to the Parties in accordance with the terms and subject to the conditions set forth herein) and, once so separated, such separated Contract relating to the Business shall be deemed an Assumed Contract hereunder and transferred to, and assumed by, Buyer directly (but no sooner than the Closing); provided, however, it being understood that other than general internal costs, overhead and use of internal personnel and assets or infrastructure, none of Seller, Buyer or any of their respective Affiliates or Subsidiaries shall be required to make any payment, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to separate such Specified Shared Contracts; provided, further, that Seller shall not, and shall cause its Affiliates (including the Transferred Entities prior to the Closing) to not, execute any separated Shared Contract without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). Further, with respect to any Shared Contract that is not a Specified Shared Contract or any Specified Shared Contract that has not been separated, to the extent requested by Buyer, after the Closing and for 12 months thereafter (or, in the case of any such Shared Contract the subject of services under the Transition Services Agreement, until the expiration or termination of such services under the Transition Services Agreement if later), until any separate Contract (if any) is obtained therefor, the Parties shall cooperate with each other and use their commercially reasonable efforts to implement or obtain for Buyer, at no cost to any of Seller, Buyer or their respective Affiliates, an arrangement with respect thereto to provide for Buyer substantially comparable benefits therein (and bear the obligations and burdens thereof) and to otherwise put Buyer and Seller (and their respective Affiliates) in the position they would have been in had the rights and obligations relating to the Business under such Shared Contract been transferred and assumed directly at the Closing (i.e., without limiting that all Liabilities thereunder to the extent relating to the Business nevertheless constitute Assumed Liabilities for all purposes of this Agreement). In furtherance of the foregoing, if any member of the Seller Group, on the one hand, or Buyer or any of its Affiliates (including the Transferred Entities), on the other hand, receives any benefit or payment that under any Shared Contract was intended for the other, Seller and Buyer shall, and shall cause their respective Affiliates to, promptly (and in any event, within five (5) Business Days) deliver such benefit or payment to the other party, net of any Taxes imposed on the recipient of any such benefit or payment.

Section 6.09.          Cooperation. During the Pre-Closing Period (other than Required Approvals, which shall be governed by Section 6.04), (a) each of Seller and Buyer shall, and shall cause their respective Affiliates to use commercially reasonable efforts to cause all Closing Conditions of the other Party to be met as promptly as practicable and in any event on or before the Outside Date, (b) each Party shall keep the other Party reasonably apprised of the status of the matters relating to the completion of the Transactions, including with respect to the negotiations relating to the satisfaction of the Closing Conditions of the other Party and (c) the Parties agree to cooperate with each other, prior to the Closing, to make a transition of each Service (as defined in the Transition Services Agreement) to Buyer’s own internal organization or third-party providers in order to minimize the Services provided by Seller pursuant to the Transition Services Agreement.

Section 6.10.         Pre-Closing Reorganization. Notwithstanding anything in this Agreement to the contrary, subject to the receipt of any necessary Third Party Consents and receipt of any necessary Government Approvals, at or prior to the Closing, Seller shall, and shall cause the applicable other Seller Parties and their respective Affiliates to, take all steps necessary to effect and carry out the Pre-Closing Reorganization as set forth in each of the Step Plan and Exhibit M attached hereto, including entering into one or more documents that is reasonably required to record with the applicable Government Authority nVent Thermal Europe GmbH as the owner of all Registrable IP owned by nVent Services GmbH in connection with the transaction set forth in Step 5 of the Step Plan. Seller may propose changes to the Pre-Closing Reorganization at any time prior to ten (10) Business Days prior to the proposed execution of such changes and Buyer shall consider any such proposal in good faith and shall not unreasonably object to such proposed changes to the extent they do not adversely affect the Buyer or its Affiliates (including the Transferred Entities after the Closing) in any material respect. Seller shall keep Buyer reasonably informed in respect of the actions and timing of the Pre-Closing Reorganization. Seller’s counsel shall prepare, as promptly as practicable following the date of this Agreement, drafts of the Local Transfer Agreements, assignment agreements, notices to customers, suppliers and others having business relationships relevant to the Pre-Closing Reorganization and other relevant documentation pursuant to which the Pre-Closing Reorganization shall be effected (collectively, the “Pre-Closing Reorganization Documents”). Seller shall provide copies of drafts of Pre-Closing Reorganization Documents to Buyer’s counsel, and Seller shall cause its counsel to incorporate the reasonable comments of Buyer’s counsel thereto, received by Seller’s counsel within five Business Days of the delivery of any such drafts to Buyer. Seller shall obtain Buyer’s written consent before it or its Affiliates enter into any of the Pre-Closing Reorganization Documents (not to be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, in connection with the Pre-Closing Reorganization in Mexico, Seller shall (i) consult and cooperate in good faith with Buyer, and consider in good faith the views of Buyer, with respect to any commercial agreements with the shelter company in Mexico to be implemented in connection with the Pre-Closing Reorganization (the “Mexican Shelter Company” and such commercial agreements, the “Mexican Shelter Company Arrangements”); (ii) not, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), agree to or enter into any Mexican Shelter Company Arrangement and (iii) promptly inform and consult with Buyer in advance of any meeting, conference, or material communication with the Mexican Shelter Company or its Representatives In the event that Seller is unable to enter into the Mexican Shelter Company Arrangement solely due to (i) acts or omissions of the Mexican Shelter Company or (ii) Buyer’s refusal to provide the consent as required by clause (ii) of the foregoing sentence, then Seller and Buyer shall cooperate and negotiate in good faith to mutually agree on an alternative arrangement to transfer the Business’s operations in Mexico to Buyer at the Closing; provided, however, that (A) Buyer shall not be required to agree to any such alternative arrangement that would reasonably be expected to impair or have an adverse effect on (x) the benefits to Buyer of the Transactions contemplated by this Agreement (as compared to the expected benefits had the Mexican Shelter Company Arrangements been implemented as of the Closing) or (y) the value or economics of the Business’s operations in Mexico (as compared to the expected value or economics had the Mexican Shelter Company Arrangements been implemented as of the Closing) (any such impairment or adverse effect, an “Adverse Mexico Effect”) and (B) Buyer’s refusal to agree to any such alternative arrangement on the basis of an Adverse Mexico Effect shall not constitute a breach of this Agreement. Each of Seller and Buyer understands and agrees that any transfers, assignments, sales or other dispositions of assets, interests, rights, obligations, Equity Interests, employees or otherwise, whether from a Transferred Entity to a Seller Party or one or more of its Affiliates, or from a Seller Party or one or more of its Affiliates to a Transferred Entity, shall be made on an “as is”, “where is” basis, without representation or warranty of any kind and without recourse to the party making such transfer, assignment, sale or other disposition (without limiting in any respect the representations and warranties and the provisions in this Agreement and the Transaction Agreements). Prior to the Closing, Seller shall provide Buyer with copies of executed final documentation affecting each step of the Pre-Closing Reorganization.

Section 6.11.         Local Transfer Agreements.

(a)           The Parties do not intend this Agreement to transfer title to any Transferred Equity Interests or Transferred Assets, or to constitute the assumption of any Assumed Liabilities, in any jurisdiction, other than the United States, in which such transfer or assumption is required by applicable Law to be made pursuant to one or more Local Transfer Agreements, and any such Transferred Equity Interests or Transferred Assets or Assumed Liabilities, as applicable, shall only be transferred or assumed by the applicable Local Transfer Agreement(s) (which transfers and assumptions shall, except as otherwise expressly set forth herein, be on an “as-is”, “where-is” basis, without representation or warranty of any kind or nature).

(b)           Each Local Transfer Agreement shall be that which is customary in the relevant jurisdiction for a transfer of the type of assets or shares, as applicable, being transferred pursuant to such Local Transfer Agreement and, in any event, reasonably acceptable to Buyer and Seller (and the relevant Seller Parties and Buyer Parties, as required under applicable local Law) in all respects; provided that in each case that (i) to the extent permissible under local Law, the Local Transfer Agreements shall serve purely to effect the legal transfer of the applicable Transferred Equity Interests or Transferred Assets and shall not have any effect on the value being received by Seller or given by Buyer in the Transaction, or the terms and conditions of the transactions contemplated hereby, all of which shall be determined by this Agreement, except where required by local Law (and any consideration paid by Buyer or any of its Affiliates to Seller or any of its Affiliates pursuant to any Local Transfer Agreement shall be deemed for all purposes to comprise part of, and not be in addition to, the amounts payable hereunder), (ii) no such Local Transfer Agreement shall in any way modify, amend, or constitute a waiver of, any provision of this Agreement (except to the extent required by Law of the applicable jurisdiction) and (iii) no such Local Transfer Agreement shall include any additional representations or warranties, covenants or agreements except to the extent required by Law of the applicable jurisdiction. In the event of any inconsistency between this Agreement and a Local Transfer Agreement, (A) this Agreement will control to the extent permissible under Law of an applicable jurisdiction and (B) so far as permissible under applicable Law of the relevant jurisdiction, the Seller Parties and Buyer shall cause the provisions of the relevant Local Transfer Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement. Such Transactions pursuant to this Agreement or any other Local Transfer Agreement will be effective as of Closing or at such other times as specifically provided in each respective Local Transfer Agreement and will be subject to the terms and conditions of this Agreement and the applicable Local Transfer Agreement. Each Party shall negotiate in good faith to agree on the terms and conditions of the Local Transfer Agreements as soon as reasonably practicable after the Agreement Date in accordance with this Section 6.11.

(c)           Each Party shall not, and shall cause its respective Affiliates not to, bring any claim (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the Transactions) against the other party or any of its Affiliates in respect of or based upon any of the Local Transfer Agreements, except to the extent necessary to enforce any transfer of the Transferred Equity Interests, Transferred Assets or the assumption of Assumed Liabilities sold or assigned to Buyer hereunder in a manner consistent with the terms of this Agreement. All such claims (except as referred to above) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Transfer Agreements (but without prejudice to the establishment of the existence of the claim hereunder). To the extent that a party does bring such a claim (except as referred to above), that party shall indemnify the other party (and/or that other party’s relevant Affiliates) against all Losses which it or they may suffer through or arising from the bringing of such claim against it or them.

Section 6.12.          Financing.

(a)           Prior to the Closing, Buyer shall use its reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to obtain the Financing as contemplated by the Commitment Letters (including, as necessary, taking into account the “market flex” provisions applicable thereto contained in the Fee Letters) or, at Buyer’s election in its sole discretion, on other terms that comply with the requirements set forth in clauses (A) through (C) of the proviso to clause (ii), including using reasonable best efforts to: (i) maintain in effect the Commitment Letters in accordance with and subject to the terms and conditions set forth therein, (ii) taking into account the expected timing of the Closing pursuant to the provisions of Section 2.04, negotiate and enter into, on the Closing Date, definitive agreements with respect to the Debt Financing consistent with the terms and conditions, taken as a whole (including with respect to the conditionality thereof), set forth in the terms and conditions contained in the Debt Commitment Letter (including, as necessary, taking into account the “market flex” provisions applicable thereto contained in the Fee Letters) or, at Buyer’s election in its sole discretion, on other terms; provided that such other terms shall not include any new or additional conditions to the funding of the Debt Financing or any amendment, modification or expansion of existing conditions to receipt of the Debt Financing from those set forth in the Debt Commitment Letter as of the Agreement Date, in each case, that would reasonably be expected to (A) prevent, impede or materially delay, taking into account the expected timing of the Closing pursuant to the provisions of Section 2.04, the ability of Buyer to consummate the Closing, (B) make any portion of the Debt Financing in an amount that, when combined with the amount of the Equity Financing, is equal to the Required Amount (or satisfaction of the conditions to obtaining such portion of the Debt Financing) less likely to be obtained on the Closing Date or prevent, impede or materially delay the funding of such portion of the Debt Financing or (C) materially adversely affect the ability of Buyer to enforce its rights under the Commitment Letters against the Debt Financing Sources party to the Commitment Letters, (iii) ensure the accuracy of all representations and warranties of Buyer set forth in the Equity Commitment Letter, (iv) satisfy on a timely basis, taking into account the expected timing of the Closing pursuant to the provisions of Section 2.04, all conditions in the Commitment Letters to the funding of the Financing that are applicable to Buyer and within its control, (v) comply with all covenants and agreements of Buyer set forth in the Equity Commitment Letter and (vi) upon the satisfaction of the conditions set forth in the Commitment Letters and all conditions herein to Buyer’s obligation to effect the Closing, consummate the Financing at the Closing in accordance with and subject to the terms and conditions set forth in the Commitment Letters For the avoidance of doubt, “reasonable best efforts” as used in this section shall not require Buyer to commence any Action against any Debt Financing Source.

(b)           Prior to the Closing, Buyer shall not amend, supplement, alter or waive, or agree to amend, supplement, alter or waive, any term of the Commitment Letters without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned), in each case, if such amendment, supplement, alteration or waiver (i) reduces the aggregate amount of the Debt Financing to an amount that, when combined with the amount of the Equity Financing, is less than the Required Amount, (ii) imposes additional conditions precedent (or expands existing conditions) to the availability of the Financing, in each case, or amends or modifies any of the existing conditions to the funding of the Financing in a manner that would reasonably be expected to prevent, impede or materially delay, taking into account the expected timing of the Closing pursuant to the provisions of Section 2.04, the funding of the Financing on the Closing Date or the ability of the Buyer to consummate the Closing, or (iii) materially adversely affects the ability of Buyer to enforce its rights under the Commitment Letters against the other parties to the Commitment Letters; provided that Buyers may, without the prior written consent of Seller, amend, amend and restate, supplement or otherwise modify the Debt Commitment Letter to (i) add lenders, arrangers, bookrunners or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement and to grant to such persons such approval rights as are customarily granted to additional lenders, arrangers, bookrunners or similar entities or (ii) correct typographical errors. Buyer shall keep Seller reasonably informed concerning material developments relating to the status of its efforts to arrange the Debt Financing and shall give Seller prompt written notice of any material adverse change with respect to such efforts. Without limiting the foregoing, Buyer shall notify Seller promptly, and in any event within two Business Days, if at any time prior to the Closing Date (A) any Commitment Letter expires or is terminated for any reason (or if any person attempts or purports in writing to terminate a Commitment Letter whether or not such attempted or purported termination is valid), (B) the Equity Investor refuses to provide or express any concern or reservation regarding their obligation or ability to provide the full Equity Financing on the terms set forth in the Equity Commitment Letter (assuming satisfaction of the conditions set forth in the Equity Commitment Letter), (C) any Debt Financing Source party to the Debt Commitment Letter refuses to provide or expresses an intent to refuse to provide all or any portion of the Debt Financing contemplated by the Debt Commitment Letter to which it is a party on the terms set forth therein or (D) Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing necessary to make the Closing Payment on or prior to the Outside Date; provided that in no event shall Buyer be required to disclose any information that is subject to attorney-client or similar privilege if Buyer shall have used its commercially reasonable efforts to disclose such information in a way that would not waive such privilege.

(c)           In the event that the Debt Financing contemplated by the Debt Commitment Letter will not be available to Buyer at or prior to the Closing on the terms and conditions contemplated in the Debt Commitment Letter to consummate the Transactions in an amount that, when combined with the amount of the Equity Financing cash, is equal to the Required Amount (in all cases, other than by reason of a breach of this Agreement by the Seller), Buyer shall (i) promptly notify Seller of such fact and (ii) use its reasonable best efforts, until the earlier to occur of the Outside Date, the Closing Date and the termination of this Agreement in accordance with its terms, to promptly obtain alternative financing (an “Alternative Debt Financing”) in an amount that, when combined with the remaining amount of the Debt Financing and the amount of the Equity Financing, is equal to the Required Amount and to obtain one or more new debt financing commitment letters (each, an “Alternative Debt Commitment Letter”) and one or more new definitive agreements (each, an “Alternative Debt Financing Agreement”) providing therefor. Notwithstanding the foregoing or anything else in this Agreement, in no event shall any such efforts be deemed or construed to require Buyer to, and Buyer shall not be required to, (A) seek equity financing from any source other than those counterparties to the Equity Commitment Letter, or in any amount with respect to the Equity Investor in excess of the Equity Investor’s commitments set forth therein, (B) pay or agree to pay any fees or premiums or any interest rates, original issue discounts, benchmarks or “floors” in excess of those contemplated by the Debt Commitment Letter and the Fee Letters in effect on the date hereof, (C) agree to conditionality or economic or other terms of the Debt Financing that are less favorable to Buyer or Affiliates of Buyer than those contemplated by the Debt Commitment Letter and the Fee Letters in effect on the date hereof (as determined by Buyer in its reasonable judgment), (D) consummate the Debt Financing prior to the time that the Closing is required to be effected pursuant to this Agreement or (E) initiate, prosecute or maintain any Action against any Debt Financing Source. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing, the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter and the term “Debt Financing Agreement” as used in this Agreement shall be deemed to include any Alternative Debt Financing Agreement. Buyer will furnish correct and complete copies of any Alternative Debt Commitment Letter or Alternative Debt Financing Agreement to Seller promptly upon its execution.

(d)           Prior to the Closing, Seller shall use reasonable best efforts to, and cause the Seller Parties and their respective officers, employees, advisors, including accounting advisors and other Representatives to, provide to Buyer or any Affiliates of Buyer, such cooperation as is reasonably requested by Buyer in connection with the arrangement, marketing, syndication and consummation of the Debt Financing or any offering or issuance of debt, equity or other securities of Buyer or any affiliate of Buyer (including Brookfield Business Partners L.P.) after the Agreement Date and prior to the Closing, whether for the purposes of financing the payment of any amounts contemplated by this Agreement or otherwise, including in connection with the filing of any registration statement (collectively, a “Buyer Financing”), including, without limiting the foregoing, by:

(i)         participating, and causing senior officers and members of management (with appropriate seniority and expertise) and Representatives of the Seller Parties to participate, in a reasonable number of lender meetings and calls, drafting sessions, rating agency presentations, due diligence sessions (including accounting due diligence sessions and directing the auditors of the Business to participate therein) and sessions and roadshow meetings with prospective lenders, investors and ratings agencies, in each case at mutually agreed times;

(ii)        assisting Buyer in the preparation of (A) a customary offering document, private placement memorandum, prospectus, registration statement, filing with the Securities and Exchange Commission or Ontario Securities Commission or other securities regulatory body and/or bank information memorandum, lender and investor presentations and similar marketing documents for any of the Debt Financing or any other Buyer Financing (including a version that does not include material non-public information with respect to the Transferred Entities or the Business), including designating whether the information provided to the financing sources or potential financing sources constitutes material non-public information with respect to the Transferred Entities and (B) materials for rating agency presentations;

(iii)       preparing and furnishing to Buyer and the Debt Financing Sources (A) the Required Information as promptly as practicable after the date of completion thereof for each fiscal quarter or fiscal year to occur after the Agreement Date and in any event no later than 45 days prior to the Closing Date and (B) such financial and other information regarding the Business (including customary and reasonably requested due diligence information) as may be reasonably requested in writing by Buyer and that is (v) necessary or customarily provided in connection with the arrangement, marketing and syndication of financings of a type similar to the Debt Financing or any other Buyer Financing, (w) of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of securities on Form F-3 or otherwise required by applicable Canadian securities Laws, (y) of a type and form customarily included in offerings of debt securities under Rule 144A of the Securities Act, or (z) as otherwise reasonably requested in connection with the Debt Financing or any other Buyer Financing as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with offerings of securities in connection with the Debt Financing or any other Buyer Financing;

(iv)       assisting in the preparation of customary definitive financing and collateral documentation (including schedules thereto and a customary perfection certificate) and causing officers and directors of the Transferred Entities who will be officers of the Transferred Entities after the Closing Date to execute and deliver any documentation in connection with the Debt Financing or any other Buyer Financing (including a certificate from the chief financial or other officer of one or more of the Transferred Entities with respect to solvency matters as of the Closing in the form attached as Annex I to the Conditions Exhibit to the Debt Commitment Letter (or any analogous provision in any amendment modification, supplement, restatement or replacement thereof permitted or required hereunder));

(v)        furnishing to (in the case of the Debt Financing) the Debt Financing Sources, or (in the case of the Buyer Financing) Buyer, customary authorization and representation letters with respect to information of the Business (subject to customary confidentiality provisions and disclaimers) authorizing the distribution of information to prospective lenders or investors and containing customary representations, including with respect to the presence or absence of material non-public information provided by, or with respect to, the Business and the Transferred Entities and regarding the accuracy of the information provided by, or with respect to, the Business and the Transferred Entities and

(vi)       directing the auditors of the Business to provide customary comfort letters (including “negative assurance” comfort and change period comfort) reasonably requested with respect to historical financial information of the Business included in any offering documents relating to any Buyer Financing that consists of registered or Rule 144A marketed debt or equity securities in which the consolidated financial statements of the Business are included, and, if required, customary consents to the use of their audit reports on the consolidated historical financial statements of the Business in any offering documents relating to any Buyer Financing in which the consolidated historical financial statements of the Business are included, in each case subject to such auditors’ customary policies and procedures and applicable auditing standards;

(vii)      cooperating reasonably with the due diligence requests of the underwriters or initial purchasers of any Buyer Financing that consists of registered or Rule 144A marketed debt or equity securities, to the extent customary and reasonable;

(viii)     facilitating the obtaining of guarantees and pledging of collateral and the granting of security interests (and the perfection thereof) in collateral, including delivery to Buyer at the Closing of all certificates representing outstanding equity interests of the Transferred Entities;

(ix)        providing, at least four Business Days before the Closing Date, (A) all documentation and information required by applicable “know your customer” and AML Laws, including the USA PATRIOT Act, that have been requested in writing at least nine Business Days before the Closing Date and (B) certifications regarding beneficial ownership required by 31 C.F.R. § 1010.230 that have been requested in writing at least nine Business Days before the Closing Date;

(x)         as soon as practicable following the date hereof, providing financial information and other data regarding the Business reasonably required or requested in connection with the preparation of any pro forma financial statements (it being understood and agreed that none of the Seller Parties shall be required to prepare any pro forma financial information or post-closing financial information) and other disclosures regarding the Business that may be required pursuant to applicable securities Laws, rules or regulations in Canada or the United States in connection with any Debt Financing or other Buyer Financing or otherwise requested by the underwriters of any Buyer Financing; and

(xi)        reasonably cooperating with Buyer in satisfying the conditions to the funding of the Debt Financing or any other Buyer Financing, to the extent the satisfaction of such conditions requires the cooperation of, or is within the control of, the Transferred Entities or any of their directors, managers, officers, employees, owners and Representatives.

(xii)       Notwithstanding anything to the contrary herein, except as otherwise set forth in this Agreement, prior to the Closing, nothing in this Section 6.12(d) shall require Seller, any of its Affiliates or any of their respective Representatives to provide cooperation in connection with the Debt Financing or any other Buyer Financing that would (1) require it to pay any commitment or other similar fee, incur or become subject to any other expense, liability or obligation (other than reasonable out-of-pocket costs, subject to reimbursement by Buyer in accordance with this Agreement), or provide or agree to provide any indemnity in connection with the Financing or any other Buyer Financing, in each case, with respect to the Business and the Transferred Entities, prior to the Closing; (2) require it to (A) except as set forth in clause (v) above, authorize, execute or enter into or perform any agreement with respect to the Financing or any other Buyer Financing that is not contingent upon the Closing occurring or that would be effective prior to the Closing, (B) prior to the Closing, to adopt resolutions approving the agreements, documents or instruments pursuant to which the Financing or any other Buyer Financing is made (with such approval only by authorizations (including appointment of directors and authorized officers) provided by, and derived exclusively from, the authority of the Buyer as the controlling equityholder of the Transferred Entities as constituted after giving effect to the Closing) or (C) make any representation, warranty or certification as to which Seller or its Affiliates have determined reasonably and in good faith that such representation, warranty or certification is not true; (3) require it to provide, or cause to be provided, any legal opinion by its counsel, or to provide any information or take any action to the extent it would result in a violation of applicable Law; (4) require it to provide cooperation or take other actions or efforts to the extent it would interfere unreasonably and materially with the business or operations of the Seller or its Affiliates; (5) require cooperation that would cause any Representative of Seller or its Affiliates to incur any personal liability; (6) require providing access to or disclosing information that Seller or any of its Affiliates determines reasonably and in good faith would be reasonably likely to waive any legal privilege of Seller or any of its Affiliates; (7) require it to violate, or result in the waiver of any material benefit under, any material agreement (not entered into in contemplation hereof) with any Person that is not Seller or any of its Affiliates, this Agreement, or any applicable Law to which Seller or any of its Affiliates is a party or to which Seller or any of its Affiliates is subject, provided, that Seller and its Affiliates, as applicable, shall take commercially reasonable steps to obtain any necessary consent to permit such cooperation to the extent such a violation or waiver would otherwise occur as a result of such cooperation; (8) require it to provide, and Buyer Parties shall be solely responsible for, (A) any description of all or any component of the Financing or any other Buyer Financing, (B) risk factors or other forward-looking statements relating to all or any component of the Financing or any other Buyer Financing, (C) pro forma financial statements (provided, however, that this clause (C) shall not limit Seller Parties’ obligation to provide the information required by Section 6.12(d)(x)), (D) “segment” financial information or (E) other information required by Rules 3-05, 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of nonconvertible high-yield debt securities under Rule 144A promulgated under the Securities Act; and (9) except as set forth in clause (v) above, require any documentation, agreement, instrument or certificate to be delivered by Seller, any of its Affiliates or any of their respective Representatives in connection with the Financing or any other Buyer Financing to become effective prior to the Closing (with such execution and delivery only by Persons who will be acting in such capacity for such applicable Persons following the Closing) (and no certificate shall in any event require any Person to make a certification that, in such Person’s reasonable good faith determination, is not true). All information provided or made available on behalf of Seller or any of its Affiliates pursuant to this Section 6.12(d) shall be kept confidential in accordance with Section 6.03.

(e)         Buyer Parties (i) shall at the earlier of the Closing and the termination of this Agreement in accordance with its terms, promptly upon request by Seller or its Affiliates accompanied by a reasonably detailed invoice, reimburse Seller or its Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred by Seller, any of its Affiliates or any of their respective Representatives in connection with cooperation of the Seller and its Affiliates in satisfying their obligations under Section 6.12(d); provided, that Seller shall be responsible for (x) fees payable to existing legal, financial or other advisors with respect to services unrelated to the Debt Financing provided prior to the Closing, (y) any ordinary course amounts payable to existing employees of or consultants to the Business and Seller Parties and their respective Affiliates with respect to services provided prior to the Closing and (z) any amounts that would have been incurred in connection with the transactions contemplated by this Agreement regardless of the Debt Financing or in the ordinary course of its business notwithstanding the Debt Financing (including the preparation and/or delivery of financial information to Buyer, payoff letters and lien releases), and (ii) shall indemnify and hold harmless Seller, its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with their performance of their respective obligations under Section 6.12(d) and any information utilized in connection therewith except to the extent that such loss arises from Seller’s, any of its Affiliates’ or any of their respective Representative’s Fraud or willful misconduct or gross negligence as determined by a court of competent jurisdiction pursuant to a final non-appealable judicial determination or the material breach of this Agreement by any such Person or of any information provided by any such Person.

Section 6.13.         Transition Services. Except as otherwise expressly provided in the Transition Services Agreement, all Shared Services provided to the Business by or on behalf of Seller shall cease as of the Closing Date.

Section 6.14.          Directors and Officers of Transferred Entities. During the Pre-Closing Period, Buyer shall, and shall cause its Affiliates to, cooperate with Seller and its Affiliates and undertake such actions as are reasonably necessary to enable each officer or director of any Transferred Entity who is not a Business Employee to resign as, and cease to be, an officer or director effective as of the Closing Date, including identifying an alternative officer or director to take the place of the departing officer or director and undertaking all required actions to effect such replacement appointment. This obligation applies whether such resignation is initiated by Seller or is requested by Buyer as contemplated in Section 3.02(a)(vi). To extent any officer or director of any Transferred Entity is unable to resign as an officer or director effective as of the Closing Date, Buyer shall, and shall cause its Affiliates to, undertake such actions as are reasonably necessary to enable each such officer or director to resign as, and cease to be, an officer or director effective as soon as possible after the Closing Date, including identifying an alternative officer or director to take the place of the departing officer or director and undertaking all required actions to effect such replacement appointment.

Section 6.15.          R&W Insurance Policy.

(a)           Buyer has acquired a binding agreement to be issued at Closing of a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”), attached hereto as Exhibit G. Buyer shall bear all costs and expenses of obtaining and binding the R&W Insurance Policy, including all premiums, expenses, commissions, Taxes, and fees (including any related brokerage fees).

(b)           Buyer shall ensure that any R&W Insurance Policy obtained by Buyer expressly waives any claims of subrogation (except in the case of Fraud (as defined in this Agreement)) against the Seller Parties and their Affiliates and their respective directors, officers, and employees in connection with this Agreement and the transactions contemplated by this Agreement (the “Subrogation Waiver”) and shall not amend, waive or otherwise modify the Subrogation Waiver in any manner that would allow the insurer thereunder to subrogate or otherwise make or bring any action, suit or proceeding against the Seller Parties, their Affiliates or any of their respective directors, officers, and employees, based upon, arising out of or related to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution or performance of this Agreement, other than in the case of Fraud.

Section 6.16.         Termination of German Profit and Loss Transfer Agreement.

(a)           Seller Party, nVent Armaturen Holding GmbH (the “Controlling Entity”), as controlling entity and the Company, nVent Thermal Germany GmbH (the “Controlled Entity”), as controlled entity are parties to a profit and loss transfer agreement dated September 4, 2007, as amended from time to time (the “PLTA”). Seller shall cause the Controlling Entity and the Controlled Entity to terminate the PLTA as of the end of the Short Fiscal Year according to Section 6.16(b) (the “PLTA Termination Date”) by way of (i) termination for cause (Kündigung aus wichtigem Grund) and (ii) entering into a termination agreement (Aufhebungsverträge). If the termination of the PLTA has not been registered with the competent commercial register of the Controlled Entity prior to the Closing Date, the Buyer shall procure (sicherstellen) that the Controlled Entity registers the termination of the PLTA with the competent commercial register of the Controlled Entity promptly after the Closing Date.

(b)           Seller shall cause the Controlled Entity to (i) apply to the competent German tax authority for consent to change the Controlled Entity’s fiscal year and to introduce a Short Fiscal Year as soon as reasonably practicable after the date of this Agreement (to the extent not already applied prior to the date of this Agreement), (ii) adopt a shareholder resolution of the Controlled Entity approving an amendment to the articles of association to introduce a short fiscal year (Rumpfgeschäftsjahr) ending on September 30, 2024 (the “Short Fiscal Year”), and (iii) file an application to register the amendment of its articles of association with the competent commercial register.

(c)           Unless the HGB Financial Statements as of the PLTA Termination Date have been prepared, audited and approved prior to the Closing Date, Buyer shall cause that:

(i)         the Controlled Entity, within 60 Business Days after the Closing Date, (A) prepares (aufstellen) annual financial statements as of the PLTA Termination Date in accordance with HGB and German GAAP (Grundsätze ordnungsmäßiger Buchführung und Bilanzierung) consistent with past practice (including complying with the principle of accounting and valuation consistency, Bilanzierungs- und Bewertungskontinuität) (the “HGB Financial Statements”), and (B) delivers the HGB Financial Statements to Seller;

(ii)        (A) Seller and its advisors receive, with adequate lead time to review and comment, access to all drafts, including, upon request, such documentation and information reasonably required to review and comment on such drafts, of the HGB Financial Statements and (B) any of Seller’s lawful comments to drafts of the HGB Financial Statements are reasonably considered by the Controlled Entity for the HGB Financial Statements;

(iii)       (A) Deloitte (the “PLTA Auditor”) is appointed as auditor of the HGB Financial Statements, (B) the HGB Financial Statements will be provided to PLTA Auditor without undue delay (unverzüglich), but in no event later than five Business Days after their preparation in order to be audited and certified (geprüft und testiert), (C) PLTA Auditor receives access to all documents and information reasonably required for the audit of the HGB Financial Statements, and (D) PLTA Auditor will be instructed to use its best efforts to audit and certify the HGB Financial Statements as soon as reasonably practical, but no later than 30 Business Days after receipt; and

(iv)       the HGB Financial Statements are approved (festgestellt) and delivered to Seller as audited and certified (geprüft und testiert) (including an unqualified certificate (uneingeschränkter Bestätigungsvermerk)) without undue delay (unverzüglich), but in no event later than ten Business Days after completion of the audit.

(d)           All costs related to the preparation and audit of the HGB Financial Statements shall be borne by the Controlling Entity, as far as legally permissible, otherwise by Seller.

(e)           If and to the extent (i) potential profit transfer or loss compensation claims shown in the HGB Financial Statements have not been fully settled prior to the Closing Date and (ii) the HGB Financial Statements show:

(i)         a profit transfer obligation of the Controlled Entity (Gewinnabführungsverpflichtung), Buyer shall procure (sicherstellen) that the Controlled Entity pays to the Controlling Entity an amount equal to such profit transfer obligation (each a “Profit Transfer Amount”); or

(ii)         a loss compensation claim of the Controlled Entity (Verlustausgleichsanspruch), Seller shall cause the Controlling Entity to pay to the Controlled Entity an amount equal to such loss compensation claim (each a “Loss Compensation Amount”).

(f)           The payments according to Section 6.16(e) shall (i) be made no later than 10 Business Days after receipt of the respective approved (festgestellt) HGB Financial Statements by Seller from Buyer and (ii) include interest accrued on the respective amount, if any.

(g)           Any Profit Transfer Amount owed by the Controlled Entity to the Controlling Entity will be deemed (without any double counting) Indebtedness in the Final Closing Statement, and any Loss Compensation Amount owed by the Controlling Entity to the Controlled Entity will be deemed (without any double counting) Cash in the Final Closing Statement. Such amounts shall be binding for purposes of the determination of the Purchase Price and may not be challenged under Section 3.05. For the avoidance of doubt, for purposes of the Final Closing Statement, the HGB Financial Statements shall only be decisive for the determination of any Profit Transfer Amount or any Loss Compensation Amount (if any and as applicable); all other items to be reflected in the Final Closing Statement will be determined based on the Transaction Accounting Principles pursuant to Section 3.05.

(h)           If the Seller reasonably assumes that the HGB Financial Statements will not have been audited (geprüft) and approved (festgestellt) prior to the Closing Date, Seller shall be entitled to notify Buyer no later than five Business Days prior to the Closing Date of the good faith estimate of the Profit Transfer Amount or Loss Compensation Amount (taking into account the principles set out in Section 6.16(c)(i)) that will be payable by the Controlled Entity to the Controlling Entity under the PLTA as of the PLTA Termination Date, if any (the “Estimated Profit Transfer Amounts”) or that will be payable by the Controlling Entity to the Controlled Entity.

(i)            Seller shall be entitled to cause the Controlled Entity to pay until five Business Days prior to the Closing Date to the Controlling Entity an amount equal to the Estimated Profit Transfer Amount as a prepayment (Vorauszahlung) on the Profit Transfer Amount and, in its sole discretion, to cause the Controlled Entity to enter into an agreement on the advance payment of the Estimated Profit Transfer Amount substantially in the form attached hereto as Exhibit L. Seller shall be entitled to take all measures expedient to ensure that the Controlled Entity has sufficient liquidity for payment of the Estimated Profit Transfer Amounts when due, including by providing respective funds by way of a shareholder loan.

(j)            If the Profit Transfer Amount (as determined in the HGB Financial Statements) payable by the Controlled Entity to the Controlling Entity deviates from the Estimated Profit Transfer Amount paid by the Controlled Entity to the Controlling Entity (including if the HGB Financial Statements show a Loss Compensation Amount) or if the HGB Financial Statements show a Loss Compensation Amount, (i) Seller shall cause the Controlling Entity to pay to the Controlled Entity the balance between (A) the Profit Transfer Amount (or Loss Compensation Amount, if any) and (B) the Estimated Profit Transfer Amount if such balance is in favor of the Controlled Entity; and (ii) Seller and Buyer shall procure (sicherstellen) that the Controlled Entity pays to the Controlling Entity the balance between (A) the Profit Transfer Amount and (B) the Estimated Profit Transfer Amount if such balance is in favor of the Controlling Entity (each such amount a “Profit Transfer Balance”); in each case, within the time period set out in Section 6.16(f).

(k)           If the Estimated Profit Transfer Amount has been paid by the Controlled Entity to the Controlling Entity according to Section 6.16(i) prior to the Closing Date, the Controlled Entity’s obligation to pay the Profit Transfer Amount shall be deemed settled in an amount equal to the Estimated Profit Transfer Amount, i.e., the Controlled Entity or the Controlling Entity (as the case may be) shall be obliged to pay the relevant Profit Transfer Balance in accordance with Section 6.16(e)(i) or (ii), respectively, and only the amount of the relevant Profit Transfer Balance shall be reflected as Indebtedness or Cash in the Final Closing Statement.

(l)            The Parties agree that, except as mandatory under applicable law, any financial statements of the Controlled Entity for any fiscal year ending on or prior to the Effective Time shall not be amended after they have been resolved upon. If and to the extent it turns out that financial statements of the Controlled Entity for any fiscal year ending on or prior to the Effective Time are in breach of any mandatory provisions of HGB or German GAAP (Grundsätze ordnungsmäßiger Buchführung und Bilanzierung), and that (i) higher profit transfer obligations or lower loss compensation claims would have been shown in the annual financial statements of the Controlled Entity for the relevant fiscal year if no such breach had occurred, Buyer shall procure (sicherstellen) that the Controlled Entity (A) pays without undue delay (unverzüglich) any additional profits to be transferred or, if applicable, (B) repays any excess loss compensation amount to the Controlling Entity under the PLTA; or (ii) lower profit transfer obligations or higher loss compensation claims would have been shown in the annual financial statements of the Controlled Entity for the relevant fiscal year if no such breach had occurred, Seller shall procure that the Controlling Entity (A) repays any excess amounts received or, if applicable, (B) compensates additional losses under the PLTA; in each case of (i) and (ii) including interest accrued on the respective amount, if any payment of interest is mandatory based on applicable law or the PLTA, and to the extent necessary for Tax purposes to preserve the fiscal unities created by the PLTA. Any claims of Buyer against Seller due to any correction of the relevant financial statements shall be limited to claims arising from a breach of Section 4.07 and shall be treated in each case as an adjustment to the Purchase Price.

(m)          Notwithstanding Section 6.16(l), Buyer shall not, and as of the Closing Date, shall procure (sicherstellen) that no Affiliate (including the Controlled Entity) of Buyer will, (i) assert any claims against any Seller Group entity arising out of or in connection with the PLTA or its termination except for claims specifically provided for in this Section 6.16 or (ii), except as required by mandatory law, challenge or change any financial statements of the Controlled Entity for fiscal years ending on or prior to the Effective Time. Buyer shall cause the Controlled Entity to pay any claims of creditors of the Controlled Entity for the provision of security in connection with the termination of the PLTA pursuant to Section 303 of the German Stock Corporation Act.

(n)           Seller shall, and shall cause the Controlling Entity to, and Buyer shall, and shall cause the Controlled Entity to, cooperate and take all actions required to ensure that the German tax group has been, is and remains recognized during its entire term until and including the PLTA Termination Date. Accordingly, Section 6.16(l) shall apply mutatis mutandis if and to the extent any payment or repayment is required to (i) comply with the requirements of Section 14 para. 1 sentence 1 no 3 sentences 4 and 5 German Corporate Income Tax Act (Körperschaftsteuergestz) or (ii) otherwise ensure that the PLTA is deemed to be carried out in accordance with its terms until its termination and thus the German tax group is and remains recognized during its entire term.

Section 6.17.         Transition Assistance.

(a)           From the Agreement Date through the Closing Date, Seller and Buyer shall (a) consider in good faith any updates to the description of the services to be made available pursuant to the Transition Services Agreement that are necessary, advisable, or requested by the other Party, having regard to any developments or changes from and after the Agreement Date (including the receipt of additional or new information or as contemplated by Section 6.09(c)) and amend the Transition Services Agreement to reflect any such updates as are mutually agreed between the Parties (acting reasonably and in good faith); (b) use commercially reasonable efforts to identify any “Omitted Services” (as defined in the Transition Services Agreement) and add such Omitted Services to the schedules attached to the Transition Services Agreement in accordance with the process set forth in Section 2.01(f) of the Transition Services Agreement; (c) designate certain Persons reasonably acceptable to Buyer (in the case of the designee of Seller) and Seller (in the case of the designee of Buyer) to serve as members of one or more transition or integration planning teams and cause such Persons to devote a reasonable amount of time to discussing transition or integration planning matters, including periodic meetings to discuss planning and implementation of transition and integration plans, and (d) reasonably cooperate with one another in the formulation of a transition and integration plan in furtherance of the transactions contemplated by the this Agreement and the Transition Services Agreement; provided, that the implementation of such transition or integration plans shall commence only following the Closing Date.

(b)           Seller shall use commercially reasonable efforts to carry out and complete the transition actions set forth on Section 6.17(b) of the Disclosure Schedule as soon as practicable after the Agreement Date and prior to the Closing, in each case, at Seller’s sole cost and expense; provided, however, that if the actions set forth on Section 6.17(b) of the Disclosure Schedule are not completed prior to the Closing, Seller shall complete such transition actions as soon as practicable after the Closing and, in any event, within 90 days after the Closing (in each case, at Seller’s sole cost and expense).

Section 6.18.          Commingled Books and Records. Seller shall, and shall cause the Seller Group to, promptly following the Agreement Date and prior to the date that is three (3) months after the Closing Date, use commercially reasonable efforts to (i) identify all Transferred Books and Records not already in the possession of the Transferred Entities, including any Transferred Books and Records that are commingled with the books, records, data, files and papers of the other businesses of Seller and the Seller Group (such commingled books and records, the “Commingled Books and Records”), (ii) separate and segregate the Commingled Books and Records (to the extent reasonably practicable), and (iii) deliver the Transferred Books and Records and the separated and segregated Commingled Books and Records to the Transferred Entities no later than the date that is three (3) months after the Closing Date; provided, however, that, in lieu of separating and segregating Commingled Books and Records, Seller may redact from such Commingled Books and Records such information to the extent not related to the Business and deliver to Buyer copies of such redacted Commingled Books and Records in accordance with clause (iii) above.

Section 6.19.          Separation Costs Refund. In the event that the aggregate amount of Separation Costs incurred by Buyer from and after the Agreement Date through to and including the date of termination or expiration of the Transition Services Agreement in accordance with its terms is less than the amount of the Separation Costs Adjustment (the absolute value of such difference, the “Separation Costs Shortfall”), then, upon the termination or expiration of the Transition Services Agreement in accordance with its terms, Buyer shall promptly (and, in any event, within ten (10) days) pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, an amount equal to fifty percent (50%) of the Separation Costs Shortfall; provided, however, that Seller shall not be entitled to (and Buyer shall not be obligated to pay Seller) all or any portion of the Separation Costs Shortfall in the event the Transition Services Agreement is terminated pursuant to Section 5.02(a) of the Transition Services Agreement.

Section 6.20.          Intellectual Property. Prior to the Closing, Seller shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to take the actions identified on Section 6.20 of the Disclosure Schedule, at Seller’s expense; provided that, to the extent such actions are not complete prior to the Closing, Seller shall, and shall cause its respective Affiliates to, reasonably cooperate with Buyer to complete such activities as promptly as reasonably practicable after the Closing.

Section 6.21.          Data Privacy. The Parties agree that certain Personal Information may need to be exchanged between the Parties after the Agreement Date in connection with the consummation of the Transactions (including facilitating the transition, at or as soon as reasonably practicable after the Closing, of the services identified as “HR” in the services schedules to the Transition Services Agreement). Each Party agrees to take all actions and execute all documents as is necessary to facilitate such exchange and to ensure that such exchange is in compliance with all Data Privacy Laws.

Section 6.22.          Commercial Agreements. As soon as practicable after the Agreement Date, the Parties shall negotiate in good faith one or more commercial agreements to be entered into at the Closing between one or more members of the Seller Group, on the one hand, and one or more Transferred Entities, on the other hand, pursuant to which the Seller Group shall agree to supply to the Business the goods and products specified on Section 6.22 of the Disclosure Schedule on terms and conditions set forth on Section 6.22 of the Disclosure Schedule (each such agreement, a “Commercial Supply Agreement”); provided, however, that if such Commercial Supply Agreements are not finalized prior to the Closing, (a) the Parties shall continue to negotiate in good faith with each other to enter into such Commercial Supply Agreements as soon as practicable thereafter and (b) the terms of Section 6.22 of the Disclosure Schedule shall be binding on Seller until the time that such agreements are executed and delivered. Subject to the prior written consent of Buyer, Seller shall cause the applicable member of the Seller Group and, if the Commercial Supply Agreements will be entered into prior to or at the Closing, the applicable Transferred Entities to enter into such Commercial Supply Agreements and deliver to Buyer copies of such duly executed Commercial Supply Agreements at the Closing (or as soon as practicable thereafter to the extent contemplated by the proviso to the immediately preceding sentence).

Article VII

Post-Closing Covenants

Section 7.01.          Access.

(a)            For a period of six years from and after the Closing Date, in connection with the preparation or amendment of Tax Returns, claims or obligations relating to Excluded Liabilities (in each case, other than any claims arising from disputes with respect to any Transaction Agreement or by or against any Buyer Indemnified Party), financial statements, SEC or bank regulatory reporting obligations, or the determination of any matter relating to the rights or obligations of the Seller Parties or any of their Affiliates in relation to a third party, upon reasonable prior notice, and except to the extent necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege) or (iii) comply with any contractual confidentiality obligations and except as otherwise limited by the Access Limitations (which shall apply mutatis mutandis), Buyer shall, and shall cause each of the Transferred Entities, their respective Affiliates and their respective Representatives to (A) afford each Seller Party and its Representatives and their respective Affiliates reasonable access, during normal business hours, to the books and records of Buyer and its Affiliates in respect of the Transferred Entities, the Business, the Transferred Assets and the Assumed Liabilities, and (B) furnish to each Seller Party and its Representatives and their respective Affiliates such additional financial and other information regarding the Transferred Entities, the Business, the Transferred Assets and the Assumed Liabilities as any Seller Party or its Representatives may from time to time reasonably request in each case of clauses (A) and (B), to the extent such books, records and information relate to the period prior to the Closing; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Buyer or any of its Affiliates; and provided, further, that the auditors and accountants of Buyer or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(b)            If so requested by Buyer, on the one hand, or Seller or any of its Affiliates, on the other hand, Seller or one of its Affiliates, or Buyer or one of its Affiliates, as the case may be, shall, to the extent permitted by applicable Law, enter into a customary joint defense agreement or common interest agreement (or local equivalent) with Buyer and its Affiliates, or Seller and its Affiliates, as applicable, with respect to any information to be provided to Seller or its Affiliates pursuant to Section 7.01(a).

Section 7.02.          Directors’ and Officers’ Indemnification.

(a)            From and after the Closing, Buyer shall, and shall cause each Transferred Entity to, (i) indemnify, defend and hold harmless, all of their respective past and present directors and officers (in their capacities as such) (collectively, the “D&O Indemnified Parties”) against any and all Losses incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such D&O Indemnified Party is or was a director or officer of any Transferred Entity or is or was serving at the request of any Transferred Entity as a director or officer of any other Person whether asserted or claimed before, at or after the Closing (including with respect to acts or omissions occurring in connection with the Transaction Agreements and the consummation of the Transactions), and provide advancement of expenses to the D&O Indemnified Parties (within 10 days of receipt by Buyer or any Transferred Entity from a D&O Indemnified Party of a request therefor), in all such cases to the greatest extent that such Persons are indemnified or have the right to advancement of expenses before the Closing by a Transferred Entity pursuant to its certificate of incorporation, bylaws, other comparable organizational documents and indemnification agreements, if any, in existence before the Agreement Date and made available to Buyer and (ii) without limitation of clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect the provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors and officers contained in the certificates of incorporation, bylaws and other comparable organizational documents of the Transferred Entities, in each case in existence before the Agreement Date and made available to Buyer.

(b)            The obligations of Buyer, and each Transferred Entity under this Section 7.02 shall not be terminated, amended or modified in any manner so as to adversely affect any D&O Indemnified Party (including such Person’s successors, heirs and legal representatives) to whom this Section 7.02 applies without the written consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 7.02 applies shall be third party beneficiaries of this Section 7.02, and this Section 7.02 shall be enforceable by such D&O Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Buyer and each Transferred Entity).

(c)            If Buyer or, following the Closing, any Transferred Entity, or any of their respective successors or assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or such Transferred Entity or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 7.02.

(d)            The rights of the D&O Indemnified Parties under this Section 7.02 shall be in addition to any rights such D&O Indemnified Parties may have under the certificates of incorporation or bylaws or other comparable organizational documents of the Transferred Entities, or under any applicable Contracts or Laws, in each case in existence before the Agreement Date and made available to Buyer and, on and from the Closing, Buyer shall, and shall cause each Transferred Entity to, honor and perform under all indemnification agreements entered into by such Transferred Entity, as applicable, as in effect on the Agreement Date and made available to Buyer.

(e)             Notwithstanding anything to the contrary, nothing in this Section 7.02 requires Buyer or any Transferred Entity to be liable for any Excluded Liabilities.

Section 7.03.           Insurance.

(a)            From and after the Closing Date, the Transferred Entities shall cease to be in any manner insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any Insurance Policies other than (i) any Insurance Policy issued exclusively in the name and for the benefit of any Transferred Entity; (ii) with respect to any matters covered by an Insurance Policy that are properly reported to the relevant insurer(s) prior to the Closing Date; or (iii) for claims brought after the Closing Date, solely under the Available Insurance Policies, for any claim, occurrence or loss that occurred or existed prior to the Closing Date, in each case under clauses (i) through (iii) above subject to the terms and conditions of the relevant Insurance Policies and this Agreement, except to the extent otherwise expressly mandated by law. “Available Insurance Policies” means Insurance Policies listed in the Available Insurance Policies Schedule (and any replacements thereof obtained prior to the Closing) subject to the terms within this Section 7.03.

(b)           The rights of the Transferred Entities under clauses (ii) and (iii) of Section 7.03(a) are subject to and conditioned upon the following:

(i)              The Transferred Entities shall be solely responsible for notifying any and all insurance companies of such claims (and shall provide to Seller copies of notices of such claims as soon as reasonably practicable) and complying with all policy terms and conditions for pursuit and collection of such claims; provided, that Seller shall promptly forward to Buyer or the applicable Transferred Entity any communication from an insurer in respect of such claims and, to the extent applicable, reasonably assist Buyer’s or the applicable Transferred Entity’s communications with an insurer. The Transferred Entities shall not, without the written consent of Seller, amend, modify or waive any rights of Seller or other insureds under any such insurance policies and programs. The Transferred Entities shall exclusively bear and be liable (and Seller shall have no obligation to repay or reimburse the Transferred Entities) for all deductible, retention, self-insured, uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with all such claims; and

(ii)             With respect to coverage claims or requests for benefits asserted by the Transferred Entities under the Available Insurance Policies, Seller shall have the right but not the duty to monitor and/or associate with such claims. The Transferred Entities shall be liable for any reasonable and documented out-of-pocket fees, costs and expenses incurred by Seller directly or indirectly through the insurers or reinsurers of the Available Insurance Policies relating to any unsuccessful coverage claims of the Transferred Entities.

(c)            Notwithstanding anything contained in this Agreement, (i) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of Seller and its Affiliates to insurance coverage for any matter, whether relating to the Transferred Entities or otherwise, and (ii) Seller shall retain the right to control the administration of the Available Insurance Policies, provided that Seller shall take no action (other than, for the avoidance of doubt, submitting and pursuing claims for coverage under the Available Insurance Policies) to exclude or remove the Transferred Entities from coverage that may be available under the Available Insurance Policies for claims brought after the Closing Date for any claim, occurrence or loss that occurred or existed prior to the Closing Date. The Transferred Entities and Seller shall cooperate with each other with respect to coverage claims and requests for benefits and sharing such information as is reasonably necessary in order to permit (A) Buyer and the Transferred Entities to seek coverage under Available Insurance Policies and (B) Seller to manage and conduct its insurance matters as Seller deems appropriate (subject to the limitations set forth in clause (ii) above).

(d)           Nothing in this Section 7.03 shall limit, modify or in any way affect the rights and obligations of the Parties under Article XII; provided, however, that any insurance proceeds actually collected with respect to a particular Loss shall be taken into account under and to the extent required by Section 12.05(a). No payments due under to this Section 7.03 shall affect, be affected by, or be subject to set off against, any adjustment to the Purchase Price. Whenever this Section 7.03 requires any Transferred Entity to take any action after the Closing, such requirement shall be deemed to constitute an undertaking on the part of Buyer to take such action or to cause such Transferred Entity to take such action. If Seller or any of its Affiliates receives insurance proceeds in connection with any Available Insurance Policies to which Buyer is entitled pursuant to the rights set forth in Section 7.03(a) and Section 7.03(b), Seller shall cause such proceeds to which Buyer is entitled to be promptly delivered to the applicable Transferred Entity or another Person designated by Buyer.

Section 7.04.          Preservation of Books and Records. Except as otherwise provided in Article IX:

(a)            For the longer of (i) any applicable statute of limitations and (ii) a period of six years from the Closing Date, Seller and its Affiliates shall have the right to retain copies of all books and records of the Business relating to periods ending on or before the Closing Date (A) relating to information (including employment and medical records) regarding the employees of the Business, (B) required by any Government Authority, including pursuant to any applicable Law or regulatory request, or (C) as may be necessary for the Seller Parties to perform their respective obligations pursuant to any Transaction Agreement. Buyer agrees that it shall preserve and keep all original books and records in respect of the Business existing as of the Closing Date in the possession or control of Buyer or its Affiliates for the longer of (x) any applicable statute of limitations and (y) a period of six years from the Closing Date.

(b)            During such six-year or longer period, (i) Representatives of Buyer and its Affiliates shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such books and records retained by Seller or its Affiliates with respect to the Business, including any books and records with respect to the Business that are commingled with the books and records of other businesses of Seller and the Seller Group, and (ii) Seller shall provide to Buyer or its Affiliates, access to such original books and records of the Transferred Entities or the Business, including any books and records with respect to the Business that are commingled with the books and records of other businesses of Seller and the Seller Group, as Buyer or its Affiliates shall reasonably request, including in connection with any Action to which Buyer or any of its Affiliates are parties or in connection with the requirements of any Law applicable to Buyer or any of its Affiliates.

(c)            After such six-year or longer period, before Seller or any Affiliate shall dispose of any of such books and records, Seller shall give at least 90 days’ prior written notice of such intention to dispose to Buyer, and Buyer or any of its Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as it may elect.

Section 7.05.          [Reserved].

Section 7.06.          Further Assurances.

(a)            From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances, certificates, agreements and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions (including the China Closing) as may reasonably be requested by the other Party; provided, however, that except for Buyer’s obligations to discharge an Assumed Liability and Seller’s obligations to discharge an Excluded Liability, nothing in this Section 7.06 shall require either Party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing; provided, further, that nothing in the foregoing proviso shall limit, release or otherwise affect the Parties obligations under Article XII. Without limiting the foregoing, from time to time following the Closing, (i) Buyer shall, and shall cause its Affiliates to, take all actions, for no additional consideration, to sell, convey, transfer, assign and deliver (or cause to be sold, conveyed, transferred, assigned and delivered) to Seller or its designated Affiliate (and Seller shall assume, perform and fulfill when due) each Excluded Asset and any Liability not contemplated by this Agreement to be an Assumed Liability, respectively, which asset or Liability was transferred to Buyer (directly or as a Liability of any Transferred Entity) at the Closing and (ii) Seller shall, and shall cause its Affiliates to, take all actions, for no additional consideration, to sell, convey, transfer, assign and deliver (or cause to be sold, conveyed, transferred, assigned and delivered) to Buyer or its designated Affiliate (and Buyer shall assume, perform and fulfill when due) any asset, right or property that is Related to the Business or Liability contemplated by this Agreement to be an Assumed Liability (except to the extent such Liabilities are from or relate to facts, matters and circumstances for which Seller is required to indemnify Buyer and the Buyer Indemnified Parties pursuant to Section 12.02(a)), respectively, which asset or Liability was not transferred to Buyer (directly or as an Asset or Liability of any Transferred Entity) at the Closing.

(b)           In the event that, on or after the Closing, either Party or any of its Affiliates receives payments or funds due or belonging to the other Party or any of its Affiliates pursuant to the terms hereof or any of the Transaction Agreements, then the Party or any of its Affiliates receiving such payments or funds shall promptly forward or cause to be promptly forwarded such payments or funds to the proper party (with appropriate endorsements, as applicable), and will account to such other Party for all such receipts. The Parties acknowledge and agree that, except as otherwise provided in this Agreement, there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any other Transaction Agreements. Without limiting the foregoing provisions of this Section 7.06(b), Seller agrees that Buyer shall, following the Closing, (i) have the right and authority to endorse any checks or drafts received by Buyer in respect of any account receivable of the Business included in the Transferred Assets or reflected in the Final Working Capital and Seller shall furnish Buyer such evidence of this authority as Buyer may reasonably request and (ii) have the right to receive and open all mail, packages and other communications addressed to the Seller Parties that Buyer believes in good faith relate to the Business. Following the Closing, if Buyer or any of its Affiliates receives any mail or packages addressed to Seller or its Affiliates and delivered to Buyer not relating to the Business, the Transferred Assets, the Transferred Equity Interests or the Assumed Liabilities, Buyer shall promptly deliver such mail or packages to Seller. Following the Closing, if Seller or any of its Affiliates receives any mail or packages relating to the Business, the Transferred Assets, the Transferred Equity Interests or the Assumed Liabilities, Seller shall promptly deliver such mail or packages to Buyer.

Section 7.07.          Corporate Name and Logo. Buyer acknowledges that Seller and its Affiliates have the absolute and exclusive proprietary right to the Seller Names and Marks. Buyer agrees that it will not, and will cause the Transferred Entities not to, use any Seller Name and Marks or any confusingly similar trade mark, symbol or logo in connection with the sale of any products or services or otherwise in the conduct and operation of their businesses except as set forth in this Section 7.07. As soon as possible following the Closing (but not earlier than the China Closing with respect to the Chinese Entities or the French Deferred Closing with respect to the French Entity), and in any event no more than 30 days following the Closing in the case of Transferred Entities incorporated or organized in the United States or Canada and six (6) months following the Closing in the case of all other Transferred Entities (or the China Closing with respect to the Chinese Entities or the French Deferred Closing with respect to the French Entity), Buyer shall cause each Transferred Entity with a name including the word “nVent” to file with an appropriate Government Authority an amendment to such Transferred Entity’s charter or other organizational documents or take such other steps as are required by applicable Law to eliminate the word “nVent” and any other Seller Name and Mark from such Transferred Entity’s corporate or legal name. Effective from and after the Closing, Seller hereby grants the Transferred Entities and any other entities that will receive Transferred Assets the nonexclusive, royalty-free right to use (without right of sublicense, except in a manner consistent with past practice) the Seller Names and Marks, but only in connection with the conduct and operation of the Business: (a) in displays, signage and postings for the period after the Closing Date necessary to permit the removal of such names and marks as promptly as is reasonably feasible, but in no event later than 12 months after the Closing Date (or the China Closing Date with respect to the Chinese Entities or the French Deferred Closing Date with respect to the French Entity), and only to the extent such displays, signage or postings exist on the Closing Date; (b) to the extent any such Seller Names and Marks appear on stationery, packaging materials, supplies or inventory on hand, or any other content or materials as of the Closing Date or on order at the Effective Time, until such is exhausted, but in no event later than 12 months after the Closing Date (or the China Closing Date with respect to the Chinese Entities or the French Deferred Closing Date with respect to the French Entity); (c) as to any item of tooling in existence on the Closing Date that bears any such Seller Names and Marks, effective from and after the Closing until it becomes necessary for the Transferred Entities to replace such tooling in the ordinary course of business, but in no event later than 12 months after the Closing Date (or the China Closing Date with respect to the Chinese Entities or the French Deferred Closing Date with respect to the French Entity), at which time the Transferred Entities shall replace such tooling with tooling that does not bear such trade names, Trademarks, service marks or logos; and (d) to the extent any such Seller Names and Marks appear on inventory produced after the Closing Date using tooling described in clause (c), until such inventory is exhausted, but in no event later than 24 months after the Closing Date (or the China Closing Date with respect to the Chinese Entities or the French Deferred Closing Date with respect to the French Entity). Notwithstanding the foregoing, (i) Buyer shall not permit the Transferred Entities to represent or hold themselves out as representing Seller or its Affiliates, (ii) Seller shall have the right to require the Transferred Entities to take such reasonable action as Seller deems necessary to maintain appropriate quality control of the products and services of the Transferred Entities that use any Seller Names and Marks and (iii) Buyer shall, and shall cause the Transferred Entities to, indemnify and hold harmless Seller and its Affiliates from any Losses incurred by Seller or its Affiliates as a result of the use of any Seller Names and Marks by the Transferred Entities (other than Losses arising out of claims that the Seller Names and Marks infringe third-party Intellectual Property). For clarity, nothing shall restrict the Buyer or the Transferred Entities from using or referencing the Seller Names and Marks at any time after the Closing Date in (i) a non-trademark manner to describe or provide information regarding the history of the Business, (ii) historical legal and business documents and non-public facing office materials, (iii) a manner that would constitute “fair use” or “descriptive use” (and in each case would not constitute trademark infringement) under applicable Law or (iv) as required by applicable Law. At Buyer’s request, for twelve (12) months after the Closing Date, Seller shall (and shall cause its Affiliates to) maintain a statement and a link on Seller’s and its Affiliates’ websites that previously referenced the Business, in a mutually agreeable form, directing customers to one or more websites designated by such Buyer. Following the Closing Date, Seller shall (and shall cause its applicable Affiliates to) retain ownership of and maintain registration of the Retained Domains and, for a period of twelve (12) months following the Closing Date, Seller shall (and shall cause its Affiliates to) redirect any visitors to any of the Retained Domains to an active website of the Buyer’s choosing (such website to be notified to Seller in writing prior to the Closing Date) but Seller and its Affiliates shall not otherwise use or conduct (or permit any Third Person to use or conduct) any activities on such Retained Domains. At all times following the foregoing twelve (12) month period, Seller and its Affiliates shall not use or conduct any activities on (or permit any third Person to use or conduct any activities on) the Retained Domains (including to use such Retained Domains to redirect visitors to any other domain name), but Seller and its applicable Affiliates shall continue to maintain ownership and control of such Retained Domains, which shall appear “inactive” to any visitor thereto.

Section 7.08.          Covenant Not to Sue.

(a)            Seller, on behalf of itself and its Affiliates as of the Closing Date (excluding the Transferred Entities) (the “Seller Covenant Parties”)), hereby covenants to Buyer and the Transferred Entities that none of the Seller Covenant Parties shall bring any Action against Buyer or its Affiliates that operate the Business as of the Closing Date (including the Transferred Entities) (the “Buyer Covenant Parties”) anywhere in the world that alleges that the current or future operation of the Business infringes any patents or Trade Secrets (together, “Inventions”) that, in each case, (A) are owned by the Seller Covenant Parties as of the Closing Date and (B) were used in the Business as of the Closing Date or at any time during the 12-month period prior to the Closing Date.

(b)            Buyer, on behalf of itself and the Transferred Entities hereby covenants to the Seller Covenant Parties that none of the Buyer Covenant Parties shall bring any Action against the Seller Covenant Parties anywhere in the world that alleges that the current or future operation of the businesses of the Seller Covenant Parties as of the Closing Date (other than the Business) infringes any Inventions that, in each case, (A) are owned by the Buyer Covenant Parties as of the Closing Date and (B) were used in other businesses of the Seller Covenant Parties as of the Closing Date or at any time during the 12-month period prior to the Closing Date. In the event any Inventions subject to the covenant in this Section 7.08(b) are also licensed to any member of the Seller Group pursuant to any Contract, then the license granted therein and related terms shall supersede the covenant in this Section 7.08(b).

(c)            The covenants in Section 7.08(a) and Section 7.08(b) extend to the contractors, distributors, manufacturers, resellers, service providers, customers and end-users of the Seller Covenant Parties and the Buyer Covenant Parties, as applicable, with respect to such Parties’ products and services , but not with respect to any other products or services of such third parties.

(d)            The Seller Covenant Parties and Buyer Covenant Parties intend and agree that, for purposes of Section 365(n) of the U.S. Bankruptcy Code (and any amendment thereto) and any equivalent Laws in any foreign jurisdiction, each of the above covenants will be treated as a license to intellectual property (as defined in Section 101(35A) of the U.S. Bankruptcy Code).

(e)            The covenants in Section 7.08(a) and Section 7.08(b) are intended to run with the Inventions subject to such covenant, and any acquirer of such Inventions is deemed automatically bound by such covenant. Each of the Seller Covenant Parties and Buyer Covenant Parties may transfer the covenant granted thereto in this Section 7.08, in whole or in part, in connection with the sale of any business to which the covenant relates (or a merger, reorganization or equity sale of any entity owning same); provided that such covenant will not extend to any acquirer’s other businesses.

Section 7.09.          No Competition; No Solicitation.

(a)            During the period commencing on the Closing Date and ending on the date that is two years after the Closing Date, Seller will not, and will cause its Affiliates not to, directly or indirectly, conduct or engage in, invest in, own, have any financial interest in, enter into licensing arrangements with respect to, manage or operate any business that directly or indirectly competes with the Business as conducted and engaged on the Agreement Date or on the Closing Date (a “Competitive Business”); provided, however, that Seller and its Affiliates shall not be restricted from the purchase, marketing and sales of cable-based liquid leak detection and related project services; provided, further, that such cable-based liquid leak detection and related project services (and related sales and marketing) are incidental to the products and services (other than cable-based liquid leak detection and related project services) marketed and sold by Seller and its Affiliates. Notwithstanding the foregoing, nothing in this Section 7.09(a) shall prohibit Seller or any of its Affiliates from (i) owning securities of entities engaged in a Competitive Business that are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such entity or (ii) owning or operating any business, or portion of a business, which is a Competitive Business that is part of an acquisition by Seller or any of its Affiliates after the Agreement Date or the result of a merger, consolidation, share exchange or similar business combination involving Seller or any of its Affiliates after the Agreement Date, provided, however, that (A) the primary purpose of Seller or any of its Affiliates for such acquisition, merger, consolidation, share exchange or similar business combination shall not be to acquire the business (or portion thereof) that is a Competitive Business and (B) the revenues of such acquired business from the Competitive Business shall comprise less than fifteen percent (15%) of the revenue of such business that is the subject of such transaction for the last completed fiscal year prior to the acquisition; provided, further, that, within twelve (12) months after the consummation of the acquisition, (x) such Competitive Business has ceased or (y) Seller has completed the divestiture of the Competitive Business.

(b)            During the period commencing on the Closing Date and ending on the date that is 18 months after the Closing Date, Seller will not, and will cause its Affiliates not to, directly or indirectly, take any action to solicit, induce, hire or otherwise offer employment to, or engage in discussions regarding employment with, any Transferred Employee listed in Section 7.09(b) of the Disclosure Schedule (the “Restricted Employees”). Notwithstanding the foregoing, nothing in this Section 7.09(b) shall prohibit Seller or its Affiliates from (x) soliciting, inducing or otherwise offering employment to, engaging in discussions regarding employment with, or hiring any Restricted Employee who is no longer employed by the Transferred Entities or any of their Affiliates and whose employment with the Transferred Entities or any of their Affiliates ceased at least 90 days prior to the commencement of such solicitation, inducement, offer of employment or discussions regarding employment or (y) making a public advertisement of general solicitation that is not targeted at Restricted Employees.

(c)            During the period commencing at the Closing and ending on the date that is 18 months after the Closing Date, Buyer shall not, and shall cause its Affiliates (including the Transferred Entities) not to, take any action to solicit, induce, hire or otherwise offer employment to, or engage in discussions regarding employment with, any employee of any Seller Party or any of their respective Affiliates with whom Buyer had significant contact in connection with the evaluation, negotiation or consummation of the Transactions as listed in Section 7.09(c) of the Disclosure Schedule. Notwithstanding the foregoing, nothing in this Section 7.09(c) shall prohibit Buyer or its Affiliates from soliciting, inducing or otherwise offering employment to, engaging in discussions regarding employment with, or hiring any employee of any Seller Party or any of their respective Affiliates (i) who responds to a public advertisement of general solicitation placed by Buyer or its Affiliates and is not targeted at any employees, (ii) who is no longer employed by Seller or any of its Affiliates or (iii) who contacts Buyer or its Affiliates on his or her own initiative, in each case without any direct or indirect solicitation (other than the general solicitations described in clause (i) of this Section 7.09(c)) by or encouragement from Buyer or its Affiliates. The provisions of this Section 7.09(c) are in addition to and shall not be deemed to limit in any way, the obligations of Buyer and its Representatives set forth in the Confidentiality Agreement.

Section 7.10.          Cooperation with Litigation.

(a)            From and after the Closing Date, Buyer will provide and, as applicable, cause its employees and its Subsidiaries and their employees to provide, all such reasonable cooperation to Seller, its Subsidiaries and their respective Representatives with respect to any third party claims or Actions relating to the operation of the Business on or after the Closing, which cooperation will include (i) furnishing or causing to be furnished by Buyer and its Subsidiaries (and their respective employees) records, information, and deposition and trial testimony and preparation that is not Confidential Information or privileged attorney-client or work product as reasonably requested by Seller, its Subsidiaries or their respective Representatives, and (ii) taking commercially reasonable steps to ensure that the Transferred Entities are named as a defendant in such Action and that Seller or its Affiliates are not named as defendants in such Action (with respect to Actions relating to the operation of the Business on or after the Closing); provided that (A) no such cooperation shall unreasonably interfere with the operation of the Business of Buyer or any of its Affiliates, (B) such cooperation shall otherwise be subject to the Access Limitations (which shall apply mutatis mutandis), (C) notwithstanding anything to the contrary in this Section 7.10(a), Buyer shall only be obligated to cause any Person to cooperate with Seller in such matters if and for so long as Buyer is capable of directing the actions of such Person and (D) in connection with removing Seller or its Affiliates as a defendant named therein, Seller shall reasonably cooperate with Buyer and the Transferred Entities with respect thereto.

(b)            From and after the Closing Date, Seller will provide and, as applicable, cause its employees and its Subsidiaries and their employees to provide, all such reasonable cooperation to Buyer, its Subsidiaries and their respective Representatives with respect to any third party claims or Actions relating to (i) the Business that relate to periods prior to the Closing, (ii) the Assumed Liabilities or (iii) the Excluded Liabilities, which cooperation will include (x) furnishing or causing to be furnished by Seller and its Subsidiaries (and their respective employees) records, information, and deposition and trial testimony and preparation that is not Confidential Information or privileged attorney-client or work product as reasonably requested by Buyer, its Subsidiaries or their respective Representatives and (y) in the case of Actions relating to Excluded Liabilities, taking commercially reasonable steps to ensure that the Seller or its Affiliates are named as a defendant in such Action and that Buyer or its Affiliates are not named as defendants in such Action; provided that (A) no such cooperation shall unreasonably interfere with the operation of the business of Seller or any of its Affiliates, (B) such cooperation shall otherwise be subject to the Access Limitations (which shall apply mutatis mutandis), (C) notwithstanding anything to the contrary in this Section 7.10(b), Seller shall only be obligated to cause any Person to cooperate with Buyer in such matters if and for so long as Seller is capable of directing the actions of such Person and (D) in connection with removing Buyer or its Affiliates as a defendant named therein, Buyer shall reasonably cooperate with Seller and its Affiliates with respect thereto. Buyer shall bear any and all reasonable out-of-pocket costs and expenses actually incurred by Seller, its Subsidiaries or their respective employees or Representatives as a result of complying with this Section 7.10(b) to the extent such Action relates to the Business or the Assumed Liabilities.

Section 7.11.           Certain Inventory. Within 30 days after the Closing, Seller, at its expense, shall cause the inventory of the Business located at its Ohio distribution center to be delivered to the Texas and California distribution centers owned or leased by the Transferred Entities as determined by Buyer with notice to Seller within five Business Days after the Closing.

Article VIII

Employee Matters

Section 8.01.           Employment of All Business Employees.

(a)            As of the Closing Date, Buyer or any of its Affiliates shall (i) cause each of the Transferred Entities to continue to employ all of its employees other than Non-Business Employees who were transferred from a Transferred Entity to Seller or its Affiliates (other than a Transferred Entity) and (ii) offer employment to (A) each employee who, immediately prior to the Closing Date, is primarily employed in the Business by Seller or any of its Affiliates (excluding the Transferred Entities) and (B) each other employee of Seller or any of its Affiliates (excluding the Transferred Entities) that Seller and Buyer may mutually agree to, subject to the terms of this Article VIII. Each of the employees described in clauses (i) and (ii), who shall be identified by Seller in Section 4.14(a) of the Disclosure Schedule, which may be updated periodically from the Agreement Date until the Closing Date to add employees described in clauses (ii)(A) and (B), is referred to as a “Business Employee”. No later than five Business Days prior to the Closing Date, or earlier if reasonably requested by Buyer to facilitate its obligations under this Article VIII, Seller shall update the information in Section 4.14(a) of the Disclosure Schedule to reflect any changes in the status of any Business Employee since the Agreement Date. All offers of employment made by Buyer or its Affiliates to the Business Employees shall, subject to the other terms of this Article VIII, be made no later than fifteen Business Days prior to, and shall become effective as of, the Closing Date and shall be on the terms and conditions set out in this Article VIII, as applicable. For purposes of this Article VIII, (1) Business Employees who continue employment with the Transferred Entities and (2) Business Employees who accept offers of employment and become actively employed by Buyer and its Affiliates in accordance with this Article VIII are collectively referred to as “Transferred Employees” as of the applicable Employment Commencement Date.

(b)            Each Business Employee, if any, who is not actively at work due to being on a long-term disability leave of absence, or a short-term disability leave of absence that is reasonably expected to become a long-term disability leave of absence, as of the Closing Date shall be referred to as an “Inactive Business Employee.” Notwithstanding the provisions of Section 8.01(a), unless otherwise required by applicable Law or the terms of any labor or trade union, works council or other employee representative body, any Inactive Business Employee who is (i) not employed by a Transferred Entity, or (ii) employed by a Transferred Entity but would lose coverage under any Employee Plan that provides short- or long-term disability insurance coverage if they became a Transferred Employee, (A) shall not be transferred to or otherwise become employed by Buyer or its Affiliates as of the Closing Date, and (B) as applicable, Seller shall cause such Inactive Business Employee’s employment to be transferred by the Transferred Entity to Seller or one of its Affiliates (other than a Transferred Entity) immediately prior to the Closing, and (C) any such employee’s effective date of employment with Buyer and its Affiliates shall not be the Closing Date, and (D) any such Inactive Business Employee shall instead be treated as a Transferred Employee only upon (1) his or her acceptance of an offer of employment from Buyer or its Affiliates complying with the requirements of applicable Law and the provisions of this Article VIII, as applicable, and (2) his or her commencement of active employment with Buyer or its Affiliates, provided such Inactive Business Employee must return to active employment within 12 months following the Closing Date (or 18 months following the Closing Date in the case of a workers’ compensation related absence), except where otherwise required by applicable Law, in order to become a Transferred Employee pursuant to this Agreement. Seller shall, or shall cause its Affiliates to, promptly notify Buyer upon receiving notice of an Inactive Business Employee’s pending return to work. Notwithstanding the foregoing, nothing herein shall require Seller to transfer the employment of any Business Employee who is employed by a Transferred Entity if it is impracticable to do so, which shall include but not be limited to circumstances in which Seller will have no Affiliate in a particular country that is able to employ an Inactive Business Employee after Closing.

(c)            The “Employment Commencement Date” for each Transferred Employee shall mean the Closing Date; provided, however, that in respect of each Inactive Business Employee, the Employment Commencement Date shall instead be the date upon which he or she returns to active employment with Buyer or its Affiliates in accordance with and subject to the proviso in Section 8.01(b). Neither Buyer nor any of its Affiliates (including the Transferred Entities) shall be obligated, however, to continue to employ any Transferred Employee for any specific period of time following the Closing Date or, if applicable, the Employment Commencement Date, subject to applicable Law.

(d)            Buyer shall, or shall (as applicable) cause its Affiliates to, to the extent required by applicable Law, assume all collective bargaining, works council or other similar written employee representative agreements that cover any Transferred Employees or, if applicable, assume all obligations to any Transferred Employees under any collective bargaining, works council or other similar written employee representative agreements that cover such Transferred Employees. In addition, to the extent required by applicable Law, Buyer shall, or shall (as applicable) cause its Affiliates to, recognize and bargain in good faith with the applicable representative bodies for following the Closing.

(e)            Buyer shall be responsible for, and shall perform and discharge, or cause to be performed and discharged, and shall, and shall cause the Transferred Entities to, indemnify and hold harmless Seller and its Subsidiaries from and against, all Liabilities that arise out of the employment or the termination of employment by Buyer or any of its Affiliates of the Transferred Employees upon and following the Closing.

Section 8.02.          Liabilities.

(a)            Except as otherwise provided herein, effective as of the Closing, Buyer shall, or shall cause one of its Affiliates (including the Transferred Entities) to, assume or retain, as the case may be, any and all Liabilities (contingent or otherwise) relating to, arising out of, or resulting from the employment or services, or termination of employment or services, of any Transferred Employee for their period of employment with the Transferred Entity, whether arising before, on or after the Closing.

(b)           Seller shall, or shall cause one of its Affiliates (excluding the Transferred Entities) to, assume any and all Liabilities relating to, arising out of, or resulting from the employment or services, or termination of employment or services, of (i) any Non-Business Employee or former Non-Business Employee, whether arising before, on or after the Closing, including any Liabilities arising as a result of the transfer of any Non-Business Employee to Seller or its Affiliates as part of the Pre-Closing Reorganization, or (ii) any Transferred Employee with respect to their period of employment with Seller or Affiliates (excluding the Transferred Entities).

Section 8.03.          Transferred Employees – Additional Employment Terms.

(a)            For a period of at least 12 months following the Employment Commencement Date and except as otherwise specifically provided in this Article VIII, Buyer shall, or shall cause its Affiliates to, undertake that each Transferred Employee will receive, while in the employ of Buyer, the Transferred Entities or any of their Affiliates at least the same base salary or base wages, as applicable, and target cash incentive compensation opportunities as were provided to such employee immediately prior to the Employment Commencement Date, subject to the terms and conditions of this Article VIII. In addition, for a period of at least 12 months following the Employment Commencement Date and except as otherwise specifically provided in this Article VIII, Buyer shall, or shall cause its Affiliates to, provide each Transferred Employee with employee benefits that are substantially similar in the aggregate to those provided to such Transferred Employee under the applicable Employee Plans in effect immediately prior to the Closing Date (excluding equity-based plans and programs, vacation and paid-time off benefits, severance, deferred compensation and supplemental executive retirement arrangements, change in control, retention or similar payments and benefits, defined benefit pension plan benefits and post-employment health and welfare benefits unless required by Law).

(b)            As of the Closing Date, Buyer shall, or shall cause one of its Affiliates to, assume all obligations of Seller and any of its Affiliates to each Transferred Employee pursuant to any cash incentive or bonus program covering such Transferred Employee as of the Closing Date. Consistent with Buyer’s obligations under this Section 8.03, Buyer shall, or shall cause one of its Affiliates to, pay Transferred Employees cash incentive or bonus compensation on the same basis as in effect prior to the Closing Date for the applicable performance measurement period that includes the Closing Date; provided that, subject to applicable Law, Buyer or one of its Affiliates may modify any performance goal that does not relate to the Business, provided further that any such modified goal must be reasonable and achievable with the same degree of probability as the goal which is modified.

(c)            Each Transferred Entity shall retain exclusive responsibility on and after the Closing Date for all individual employment, retention, termination, severance and other similar agreements between such Transferred Entity and any current or former employee of such Transferred Entity (excluding Non-Business Employees).

(d)            For a period of at least 12 months following the Closing Date, Buyer shall, or shall cause one of its Affiliates to, provide vacation benefits to Transferred Employees that are at least as favorable as those provided to Transferred Employees under the applicable vacation program of Seller or its Affiliates. Effective as of the Closing Date, Buyer shall, or shall cause one of its Affiliates to, assume or retain, as the case may be, all obligations of Seller and its Affiliates for the accrued, unused vacation and paid time off for Transferred Employees.

(e)            Buyer shall, or shall cause its Affiliates to, provide severance benefits to any Transferred Employee who experiences a termination of employment from Buyer or any of its Affiliates during the 12 month period following the Closing Date due to layoff, termination by reason of redundancy or, with respect to U.S. Transferred Employees, any other termination that would entitle such individual to severance benefits under the terms of the nVent Management Company Severance Plan for U.S. Employees or the nVent Management Company Severance Plan for Executives, as applicable (collectively, the “U.S. Severance Plans”) in an amount that is equal to the greater of (i) in relation to any U.S. Transferred Employee, the severance benefits, if any, that such Transferred Employee would have been entitled to receive pursuant to the terms of the applicable U.S. Severance Plan, or in respect of any International Transferred Employee such contractual or statutory severance and/or layoff plan, policy, law or custom as would have applied to that International Transferred Employee immediately prior to the Closing, or (ii) the severance benefits, where applicable, provided under the severance arrangements of Buyer and its Affiliates applicable to similarly-situated employees, in each case to be calculated on the basis of the Transferred Employee’s compensation and service at the time of the layoff or other termination. Severance benefits shall be administered under the terms of the applicable severance plan of Buyer or its Affiliates. Notwithstanding the foregoing, Seller shall be responsible and liable for providing to any Business Employee who does not become a Transferred Employee the severance benefits, if any, that such employee may be entitled to. In addition, Seller shall be responsible and liable for providing severance benefits owed to a Business Employee who is not employed by a Transferred Entity.

(f)            Buyer shall, or shall cause its Affiliates to, credit Transferred Employees for service earned on and prior to the applicable Employment Commencement Date with Seller and any of its Affiliates (including the Transferred Entities) based on date of hire information provided by Seller in Section 4.14(a) of the Disclosure Schedule, in addition to service earned with Buyer and its Affiliates on or after the applicable Employment Commencement Date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and similar benefits (but not for purposes of defined benefit pension benefit accruals) under any retirement or other employee benefit plan, program or arrangement of Buyer or any of its Affiliates for the benefit of the Transferred Employees on or after the Closing Date and (ii) for such additional purposes as may be required by applicable Law; provided, however, that nothing herein shall result in a duplication of benefits with respect to the Transferred Employees.

(g)           Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to waive limitations on benefits relating to any pre-existing conditions of the Transferred Employees and their eligible spouses and dependents. Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective spouses and dependents under Seller’s or any of its Affiliates’ health plans in the calendar year in which the Closing Date occurs.

Section 8.04.          U.S. Parent Plans.

(a)            Except as otherwise specifically provided herein or in the Transition Services Agreement, Buyer and its Affiliates shall not assume any Liabilities under or with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other Contracts pertaining to any of the Parent Plans. Any Parent Plans which are sponsored or maintained principally for the employees of the Seller Parties or any of their Affiliates employed in the U.S. are referred to as “U.S. Parent Plans.”

(b)           Except as otherwise specifically provided herein or pursuant to the terms of the Transition Services Agreement, or except as required by applicable Law, all Transferred Employees employed in the U.S. (each, a “U.S. Transferred Employee”) will cease, effective as of the Closing Date (or as of the end of the pay period or the end of the month in which the Closing Date occurs, if otherwise provided by the terms of the U.S. Parent Plan), any participation in and any benefit accrual under each of the U.S. Parent Plans. Seller and its Affiliates shall take all necessary actions to effect such cessation of participation by U.S. Transferred Employees under the U.S. Parent Plans. Notwithstanding the foregoing provisions of this Section 8.04(b), U.S. Transferred Employees may continue after the Closing Date to participate in accordance with, and subject to, their eligibility under the terms of the applicable U.S. Parent Plans as in effect from time to time as follows:

(i)              U.S. Transferred Employees shall continue participation under the U.S. Parent Plans which provide health, disability, severance, worker’s compensation, life insurance or similar benefits with respect to claims incurred by the U.S. Transferred Employees and their eligible spouses, dependents or qualified beneficiaries, as applicable, on or prior to the applicable Employment Commencement Date; and

(ii)             U.S. Transferred Employees shall continue participation in the U.S. Parent Plans to the extent required by applicable Law, the terms of the U.S. Parent Plans or the terms of the Transition Services Agreement.

(c)            Following the Closing Date, Buyer shall, or shall cause its Affiliates to, provide continued health coverage in accordance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) to any U.S. Transferred Employees and their current or former dependents, who are (i) eligible for COBRA continuation coverage as of the Closing Date, or (ii) experience a COBRA qualifying event on or after their Employment Commencement Date.

(d)            Buyer shall, or shall cause an Affiliate to, assume the Liabilities under the nVent Management Company Non-Qualified Deferred Compensation Plan solely for the Transferred Employees, including but not limited to the obligation to pay the balances maintained thereunder for the Transferred Employees pursuant to the terms of such plan, and Seller shall, or shall cause an Affiliate to, transfer all assets related to such plan for the Transferred Employees, in cash or in kind or a combination thereof, as soon as practicable after completion of the services under the Transition Services Agreement related to such plan; provided, that if any such assets are in the form of Seller shares, then an amount of cash equal to the fair market value of such shares (as determined on the date prior to transfer) shall be transferred.

Section 8.05.          U.S. Business Plans. Buyer or its Affiliates shall assume, or cause the Transferred Entities to continue, as the case may be, sponsorship of, and all obligations with respect to, each Employee Plan maintained in the U.S. that is sponsored by a Transferred Entity and is identified as a U.S. Business Plan on Section 4.14 of the Disclosure Schedule (the “U.S. Business Plans”) and shall assume or discharge all obligations under such U.S. Business Plan as of the Closing Date. If there are assets maintained to fund the benefits under any such U.S. Business Plan, Seller shall, or shall cause an Affiliate to, transfer such assets, in cash or in kind or a combination thereof, as soon as practicable after completion of the services under the Transition Services Agreement related to such plan; provided that if any such assets are in the form of Seller shares, then an amount of cash equal to the fair market value of such shares (as determined on the date prior to transfer) shall be transferred.

Section 8.06.          International Transferred Employees.

(a)            In the case of Transferred Employees primarily employed outside the U.S. (the “International Transferred Employees”), Buyer and its Affiliates (including the Transferred Entities) shall, in addition to meeting the requirements of Section 8.03, comply with any additional obligations or standards arising under applicable Laws governing the terms and conditions of their employment or severance of employment in connection with the transfer of the Business or otherwise. Both Buyer and its Affiliates and Seller and its Affiliates shall comply with any and all obligations on them triggered by applicable Laws to inform and/or consult with employee representative bodies.

(b)           With respect to any International Transferred Employee (and only to the extent required under Section 8.03(a)), in the event (i) Buyer and its Affiliates do not provide a mirror benefit plan that is identical to the provisions that are in effect as of the Closing Date under each International Parent Plan under which such International Transferred Employee was covered or eligible for coverage immediately prior to the Closing Date or (ii) Buyer and its Affiliates amend or otherwise modify on or after the Closing Date (A) any such mirror benefit plan, (B) any International Business Plan under which such International Transferred Employee was covered or eligible for coverage immediately prior to the Closing Date, or (C) any other term or condition of employment applicable to such International Transferred Employee immediately prior to the Closing Date, in each case in a manner that results in any obligation, contingent or otherwise, of Seller or its Affiliates to pay any severance, termination indemnity, or other similar benefit (including such benefits required under applicable Law) to such International Transferred Employee, Buyer shall, or shall cause its Affiliates to, reimburse and otherwise hold harmless Seller and its Affiliates for all such severance, termination indemnity and other similar benefits and any additional Liability incurred by Seller and any of its Affiliates in connection therewith.

(c)            To the extent required by Law, Seller shall notify, obtain the consent of, or consult with any labor or trade union, works council or other employee representative body as is required for Seller to enter into this Agreement or to consummate any of the Transactions contemplated hereunder; provided, that Seller, shall keep Buyer reasonably informed on a timely basis of the status of any such notification, consent or consultations processes, and in no event will Seller (or any of the Asset Sellers) make any agreement or undertaking that would increase Buyer’s, the Transferred Entities’, or any of its or their Affiliates’ Liabilities or obligations without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)            Seller shall promptly after the Agreement Date, to the extent required by applicable Law, submit to the Dutch Social Economic Committee (Sociaal Economische Raad) a notification within the meaning of articles 3, 4 and 8 of the Dutch Merger Code (SER-Besluit Fusiegedragsregels 2015) on behalf of both Buyer and Seller. Buyer shall cooperate with Seller as reasonably necessary to finalise such notification.

Section 8.07.          International Parent Plans. If a Parent Plan is subject to the Laws of a country other than the U.S. (an “International Parent Plan”), Seller or its Affiliates, as the case may be, shall take any necessary actions to cause, as of the Closing Date, all International Transferred Employees and their eligible spouses, dependents and beneficiaries who are covered by any International Parent Plan to cease having coverage under such plan. Except as otherwise provided by Law or this Agreement, with respect to an International Parent Plan that is a defined benefit or defined contribution plan with assets set aside in a trust or other vehicle to fund the plan, Seller and its Affiliates shall retain all assets and Liabilities with respect to such employees and their eligible dependents and beneficiaries.

Section 8.08.          International Business Plans.

(a)            As of the Closing Date, Buyer or its Affiliates shall assume, or shall cause the Transferred Entities to continue, as the case may be, sponsorship of, and all obligations with respect to, each Employee Plan that is sponsored by a Transferred Entity or that is maintained primarily for International Transferred Employees or former employees of the Business employed outside of the U.S. (“International Business Plans”). With respect to an International Business Plan that is a defined benefit or defined contribution plan with assets set aside in a trust or other vehicle to fund the plan, and that is not sponsored by a Transferred Entity as of the date hereof, Seller and its Affiliates shall take such actions as are necessary to notify the trustee or other vehicle of the change in sponsorship of such plan to the Buyer or its Affiliate (including, where relevant, a Transferred Entity).

(b)            Subject to the provisions of the Transition Services Agreement, Buyer or Seller or their respective Affiliates, as the case may be, shall take any necessary actions to cause, as of the Closing Date, any employees of Seller and its Affiliates (other than the International Transferred Employees and former employees of the Business) and their eligible spouses, dependents and beneficiaries who are covered by any International Business Plan to cease having coverage under such plan. Except as otherwise provided by Law with respect to an International Business Plan that is a defined benefit or defined contribution plan with assets set aside in a trust or other vehicle to fund the plan, Buyer shall retain all assets and Liabilities with respect to such employees and their eligible spouses, dependents and beneficiaries.

Section 8.09.          Impermissibility; Good Faith. In the event that any provision in this Article VIII is not permissible under any Law or practice, the Parties agree that they shall in good faith take such actions as are permissible under such Law or practice to carry out to the fullest extent possible the purposes of such provision.

Section 8.10.          Cooperation and Assistance.

(a)            From and after the Agreement Date and after the Closing Date, Seller and Buyer shall, and each shall cause their respective Affiliates to, cooperate with the other party and its Affiliates to facilitate the obligations assumed by Buyer and its Affiliates under this Article VIII including but not limited to (i) providing (to the extent permitted by Law) such current information regarding the Transferred Employees or former employees of the Business on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, such employees (and their spouses and dependents, as applicable) under the Parent Plans and Business Plans, as applicable, and (ii) give such assistance as either party may reasonably require to comply with applicable Law and regulations governing the transfer of employment from Seller or its Affiliates to Buyer or its Affiliates.

(b)            Upon reasonable notice to Buyer, Buyer shall, and shall cause its Affiliates to use reasonable efforts to permit Transferred Employees to provide such assistance to Seller and its Affiliates as may be required in respect of claims against Seller or its Affiliates, whether asserted or threatened, to the extent that, in Seller’s reasonable opinion, (i) a Transferred Employee has knowledge of relevant facts or issues, or (ii) a Transferred Employee’s assistance is reasonably necessary in respect of any such claim.

(c)            The Parties hereto shall, and shall cause their respective Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, employee representative bodies (including any unions or works councils) which represent employees affected by the transactions contemplated specifically by this Article VIII and more broadly by this Agreement. Buyer shall, and shall cause its Affiliates to, provide accurate and thorough information to Seller in good time upon its request so as to enable any and all information and consultation requirements to be complied with which are triggered by the Treasury Regulations or the transactions contemplated by this Agreement.

Section 8.11.          Employee Data Protection.

(a)            Buyer shall, and shall cause its Affiliates to, comply with all Laws applicable to Buyer and its Affiliates regarding the maintenance, use, sharing and processing of Seller Personal Data, including (i) compliance with any applicable requirements to provide notice to, or obtain Consent from, the data subject for processing of Seller Personal Data, and (ii) taking any other steps necessary to comply with applicable local data protection Laws, including but not limited to, the execution of any separate agreements with Seller or its Affiliates to facilitate the lawful processing of certain Seller Personal Data (such agreements to be executed before or after the Closing Date, as necessary).

(b)            Seller shall, and shall cause its Affiliates to, comply with all Laws applicable to Seller and its Affiliates regarding the maintenance, use, sharing and processing of Seller Personal Data, including (i) compliance with any applicable requirements to provide notice to, or obtain Consent from, the data subject for processing of Seller Personal Data (including with respect to transfer of Seller Personal Data to Buyer or any of its Affiliates), and (ii) taking any other steps necessary to comply with applicable local data protection Laws, including but not limited to, the execution of any separate agreements with Buyer or its Affiliates to facilitate the lawful processing of certain Seller Personal Data (such agreements to be executed before or after the Closing Date as necessary, notwithstanding anything to the contrary above).

(c)            Buyer shall, and shall cause its Affiliates to, share and otherwise process Seller Personal Data only on a need-to-know basis, only as legally permitted and only to the extent necessary to perform its obligations or exercise its rights under or in connection with the Transaction Agreements or Seller’s or its Affiliates’ further written instructions. Buyer and its Affiliates shall use reasonable, technical and organizational measures to ensure the security and confidentiality of Seller Personal Data in order to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss. Buyer agrees that, before the Closing Date, neither it nor its Affiliates shall disclose any Seller Personal Data to third parties without the express written approval of Seller or its Affiliates, unless required or permitted by applicable Law or under the Confidentiality Agreement. Buyer or one of its Affiliates shall promptly inform Seller or one of its Affiliates of any breach of this security and confidentiality undertaking, unless prohibited from doing so by applicable Law.

Section 8.12.          WARN Act. Provided that Seller at the Closing provides Buyer with a WARN List, Buyer shall, or shall cause the applicable Transferred Entities to, indemnify, hold harmless and, at the option of Seller, to defend Seller or any of its Affiliates from and against, any Liabilities under the Worker Adjustment and Retraining Notification Act of 1998, or under any other Laws that provide employees similar protections (the “WARN Act”), resulting from employment losses (as defined by the WARN Act) experienced by Transferred Employees after the Closing Date and Buyer or its Affiliates failure to serve sufficient notice pursuant to such Laws.

Section 8.13.          No Third Party Beneficiaries. Notwithstanding the provisions of this Article VIII or any other provision of this Agreement, nothing in this Article VIII is intended to and shall not (a) create any Third Party Rights, (b) amend any employee benefit plan, program, policy or arrangement, (c) require Buyer or any of its Affiliates or any of the Seller Parties or any of their Affiliates to continue any employee benefit plan, program, policy or arrangement beyond the time when it otherwise lawfully could be terminated or modified or (d) provide any Business Employee or any Transferred Employee with any rights to continued employment.

Article IX

Tax Matters

Section 9.01.          Filing of Tax Returns by Seller. The provisions of this Article IX shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing:

(a)            Seller shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns (i) of a Parent Combined Return for Tax periods beginning on or before the Closing Date, in each case with respect to Tax Returns with an original due date (taking into account requests for extensions to file each such Tax Return) after the date of this Agreement, or (ii) with respect to which a Transferred Entity is treated as a pass-through entity and which Taxes flow through to Seller or any of its Affiliates (other than a Transferred Entity), for Tax periods ending on or before the Closing Date, in each case, with respect to Tax Returns with an original due date (taking into account requests for extensions to file each such Tax Return) after the date of this Agreement. To the extent such Tax Returns are reasonably expected to impact the Tax liability of Buyer or its Affiliates (including the Transferred Entities after the Closing) under this Agreement or otherwise (but for avoidance of doubt, excluding any Parent Combined Return), Seller shall provide any such Tax Returns for Buyer’s review not later than 30 days before the due date for filing such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) and Seller shall consider in good faith Buyer’s comments to such Tax Returns. Unless otherwise required by Law, Seller shall only be obligated to file such Tax Returns in jurisdictions in which the applicable filer has historically filed Tax Returns, or first commenced activity in such jurisdiction after the start of the applicable Tax year.

(b)            Any Income Tax Return prepared by Seller pursuant to Section 9.01(a) that includes the Closing Date shall reflect a deduction for the appropriate portion of the Transaction Deductions (unless otherwise reflected on a corresponding Tax Return of Seller or any of its Affiliates other than a Transferred Entity or required by applicable Law) to the extent deductible applying a MLTN Standard and shall, to the extent that such Income Tax Return shows a net operating loss of any Transferred Entity, carry back such net operating loss to previous Tax periods to the extent permitted by applicable Law applying a MLTN Standard.

(c)            With respect to each Tax Return prepared and filed by Seller pursuant to Section 9.01(a), Seller shall timely remit (or cause to be timely remitted) any Taxes shown as due on such Tax Returns to the extent that Taxes are required to be remitted upon filing such Tax Returns (other than to the extent such Taxes were included in the Final Closing Statement or Estimated Closing Statement as applicable).

(d)            Each Party shall provide (or cause to be provided) to the other Party any information reasonably requested by such other Party relating to the Transferred Entities within its possession to facilitate the preparation and filing of the Tax Returns described in Section 9.01(a).

Section 9.02.          Filing of Tax Returns by Buyer.

(a)            Except for the Tax Returns described in Section 9.01(a), Buyer shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of the Transferred Entities with respect to Pre-Closing Tax Periods (including Straddle Periods). If such Tax Returns reflect Excluded Tax Liabilities, then: (i) unless otherwise required by Law, Buyer shall prepare (or cause to be prepared) such Tax Returns in accordance with past practices of the Business or as otherwise required by this Agreement and (ii) completed drafts of such Tax Returns, and, in the case of any Tax Return for a Straddle Period, a pro forma Tax Return for the portion of the Straddle Period ending on the Closing Date, shall be submitted to Seller for Seller’s review not later than 30 days before the due date for filing such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) and Buyer shall consider in good faith Seller’s comments to such Tax Returns.

(b)           Any Income Tax Return described in Section 9.02(a) that includes the Closing Date shall reflect a deduction for the appropriate portion of the Transaction Deductions (unless otherwise reflected on a corresponding Tax Return of Seller or any of its Affiliates other than a Transferred Entity or required by applicable Law) to the extent deductible applying a MLTN Standard and shall, to the extent that such Tax Return shows a net operating loss of any Transferred Entity, carry back such net operating loss to previous Tax periods to the maximum extent permitted by applicable Law applying a MLTN Standard.

Section 9.03.          Straddle Periods. For all purposes under this Agreement, in the case of any Tax period that includes but does not end on the Closing Date (a “Straddle Period”), the portion of Taxes (or any Tax refund or amount credited against any Tax) that are allocable to the portion of the Straddle Period ending at the end of the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll, sales or any specific transaction or event deemed to be the amount of such Taxes (or Tax refund or amount credited against cash Tax liability) for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes, determined as though the taxable year of the Transferred Entity (and of any partnership or other “flowthrough” entity in which the Transferred Entity holds, directly or indirectly, an interest) had ended on the Closing Date, provided that all exemptions, allowances, or deductions for the entire Straddle Period which are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the two short periods in proportion to the number of days in each period. Any Transaction Deductions shall be reflected in the portion of any Straddle Period ending at the end of the Closing Date to the extent permitted by applicable Law applying a MLTN Standard.

Section 9.04.          Tax Proceedings.

(a)            Buyer shall promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates (including, following the Closing and for the avoidance of doubt, any Transferred Entity) of any written communication from a Taxing Authority concerning any pending or threatened audit, claim, demand, proposed adjustment or deficiency, assessment or administrative or judicial proceeding (a “Tax Claim”) described in Section 9.04(b) and to the extent known, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim.

(b)            Seller shall have the exclusive right to (i) prepare (or cause to be prepared) any amended Tax Returns and (ii) to control any Tax Claim (whether such Tax Claim is initiated prior to or on the Closing Date), in each case to the extent that any such Tax Return or Tax Claim (A) relates to any Parent Tax, (B) could result in any Tax liability with respect to which Seller will be solely liable, under this Agreement or otherwise, or such item is included in Excluded Tax Liabilities (other than items specified in clause (b) or (d) of such definition) or (C) relates to Taxes with respect to which a Transferred Entity is treated as a pass-through entity and which Taxes flow through to Seller or any of its Affiliates (other than a Transferred Entity). Upon Seller’s request, Buyer shall file (or caused to be filed) any amended Tax Return described in clause (A), (B) or (C) of the immediately preceding sentence and shall execute any powers of attorney or similar documents that may be required to effectuate the intent of this Section 9.04(b). Seller shall not be required to obtain Buyer’s prior written consent to amend any Tax Return or settle any Tax Claim, in each case described in this Section 9.04(b) unless such settlement would be reasonably likely to adversely affect Buyer in a Tax period beginning after the Closing Date, and such consent, not to be unreasonably withheld, conditioned or delayed. Buyer shall have the right to participate (at its cost) in any such Tax Claim (other than a Tax Claim related to any Parent Tax described in clause (A) of this Section 9.04(b)).

(c)            Buyer shall have the exclusive right to (i) prepare (or cause to be prepared) any amended Tax Returns and (ii) to control any Tax Claim, in each case, with respect to Tax Returns and Tax Claims of the Transferred Entities that are not described in Section 9.04(b); provided, however, to the extent such amended Tax Return or Tax Claim could result in any Tax liability with respect to which Seller will be liable, under this Agreement or otherwise, Buyer shall not file such amended Tax Return or settle such Tax Claim without the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). Seller shall have the right to participate (at its cost) in any such Tax Claim.

(d)            To the extent the provisions of this Section 9.04 conflict with the provisions of Section 12.03 or Section 12.04, the provisions of this Section 9.04 shall control.

Section 9.05.           Refunds. Buyer shall pay (or cause to be paid) to Seller (a) any Income Tax refunds that are received by, or any amounts credited against a cash Tax liability of, any Transferred Entity (or by Buyer or any Affiliate of Buyer on any Transferred Entity’s behalf), arising from overpayments of estimated Taxes with respect to any Pre-Closing Tax Period; and (b) any Tax refunds for Taxes with respect to which Seller has agreed to provide indemnification under this Agreement other than Tax refunds arising from a carryback of any net operating losses from any Tax period (or portion thereof) ending after the Closing Date; provided, however, that Seller shall not be entitled to any refunds of such Taxes to the extent that such refunds are reflected as an asset for purposes of, and taken into account in, the Final Closing Statement. Upon Seller’s request, Buyer shall file (or cause to be filed) all Tax Returns (including amended Income Tax Returns) or other documents claiming any refunds, including through the carryback of any net operating losses that are attributable to a Pre-Closing Tax Period, to which Seller is entitled pursuant to the immediately preceding sentence. Any payments required to be made under this Section 9.05 (in each case, including any interest paid thereon and net of any Taxes and any reasonable out of pocket costs incurred in respect of the receipt or accrual of the refund) shall be made in immediately available funds, to an account or accounts as directed by Seller, within 5 days of the receipt of the refund or the application of any such refunds as a credit against Tax for which Seller has not otherwise agreed to provide indemnification under this Agreement.

Section 9.06.           Post-Closing Actions. Without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Transferred Entities) to (a) with respect to a Parent Combined Group, with respect to which a Transferred Entity is treated as a pass-through entity and which Taxes flow through to Seller or any of its Affiliates (other than a Transferred Entity) or with respect to any Tax Return reflecting Excluded Tax Liabilities, in each case, with respect to any Tax period (or portion thereof) starting on or before the Closing Date (i) file past the original respective due date, amend, refile, or otherwise modify, any Tax Return, or grant an extension of any statute of limitation with respect to (other than filing Tax Returns pursuant to a nondiscretionary extension), or (ii) voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of any Transferred Entity, (b) cause any Transferred Entity that is an Affiliate of Buyer to sell or otherwise dispose of assets outside the ordinary course of business on the Closing Date after the Closing, or (c) except as provided by Section 9.02(b) or upon Seller’s request pursuant to Section 9.05, carryback any net operating losses from any Tax period (or portion thereof) ending after the Closing Date to any Tax period (or portion thereof) ending on or before the Closing Date. Without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, neither Buyer nor any Affiliate of Buyer will make any election (including any election under Treasury Regulation Section 301.7701-3) that would have effect on or prior to the Closing Date or create Tax liability with respect to any Tax period ending on or prior to the Closing Date or that is allocable (under Section 9.03) to the portion of a Straddle Period that ends on the Closing Date. After the Closing, Buyer shall not take any action (and shall cause its Affiliates not to take any action) with respect to any Transferred Entity subsequent to the Closing that would reasonably be expected to cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in IRS Notice 2001-16, and IRS Notice 2008-20.

Section 9.07.          Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Transfer Taxes imposed or arising with respect to the sale and purchase hereunder of the Transferred Assets and Transferred Equity Interests shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Party’s cooperation, and file such Tax Return. If a Party or any of its Affiliates files any such Tax Return, the other Party shall promptly reimburse the filing Party for its portion of any Transfer Taxes paid by the filing Party or such Affiliate in connection with the filing of such Tax Return. Buyer and Seller each shall timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes. For the avoidance of doubt, this Section 9.07 shall not apply to any VAT which shall be borne exclusively by the Buyer.

Section 9.08.          Tax Sharing Agreements. To the extent relating to a Transferred Entity and except as otherwise contemplated by this Agreement, Seller shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing agreements or arrangements (other than this Agreement) among the Transferred Entities, on the one hand, and any member of the Seller Group, on the other hand, such that neither any Seller Party or any Affiliate of any Seller Party, on the one hand, nor any of the Transferred Entities, on the other hand, will have any Liability or entitlement to any right thereunder to each other on or after the Closing Date.

Section 9.09.          Tax Cooperation. Without limiting the obligations set forth in Section 6.02 and Section 7.01, the Parties shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Entities, their respective assets or businesses and the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, and the preparation for, or the prosecution or defense of, any Tax Claim with respect to any Tax period starting on or before the Closing Date. The Parties shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Transferred Entities or their respective assets or businesses and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Article IX. Buyer agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business relating to any Taxes with respect to taxable years or periods (in whole or in part) ending on or before the Closing Date and in the possession of Buyer or its Affiliates in accordance with Section 7.04. Notwithstanding anything to the contrary in this Agreement, Seller and its Affiliates shall not be required at any time to provide to Buyer any Tax Return or Tax work papers related to any Parent Combined Return.

Section 9.10.          Tax Elections.

(a)            F-Reorganization.

(i)              Prior to the Closing, Seller shall, at the election of Buyer (the “F-Reorganization Election”) which shall be made in writing at least ten (10) Business Days prior to the Closing Date, convert Tracer Industries, Inc. to a limited liability company that is intended to be treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes in a transaction intended to be treated as a reorganization described in Section 368(a)(1)(F) of the Code (the “F-Reorganization”).

(ii)             In the event that Buyer makes the F-Reorganization Election, Seller represents it shall effectuate the F-Reorganization through (w) forming a Delaware entity treated as a corporation for U.S. federal income tax purposes which is a wholly-owned Subsidiary of Hoffman Enclosures Inc. and part of Seller’s U.S. federal income tax consolidated group, (x) contributing Tracer Industries, Inc. to such Subsidiary, (y) converting Tracer Industries, Inc. to a Delaware limited liability company in a manner intended to be effective immediately after such contribution and (z) without filing a check the box election to treat such limited liability company as a corporation for U.S. federal income tax purposes.

(b)            Section 336(e) Election. If Buyer does not make the F-Reorganization Election in writing at least ten (10) Business Days prior to the Closing Date, Buyer and Seller shall join in making (or cause to be made), and will take any all actions necessary to effect, a timely election under Section 336(e) of the Code (and any comparable applicable provision of state, local or foreign Law) in respect of Tracer Industries, Inc. and any of its applicable Business Subsidiaries (each such election, a “Section 336(e) Election”). The Parties shall act, and cause their respective Affiliates to act, in accordance with the Section 336(e) Election, and shall not take, or permit an Affiliate to take, any action or position that would be inconsistent with or prejudice the Section 336(e) Election. Each Seller and Buyer shall jointly execute (or cause to be executed) a Section 336(e) Election statement (or statements) as described in Treasury Regulations Section 1.336-2(h) (and any similar state or local forms) (a “Section 336(e) Election Statement”) with respect to the transactions contemplated hereby.

(c)            Other Elections. Except for the Section 336(e) Election, Buyer shall not make (or permit to be made) an election under Sections 336 or 338 of the Code (or any comparable applicable provision of state, local or foreign Law) with respect to the acquisition of any Transferred Entity that is organized in the United States. Buyer shall not make (or permit to be made) an election under Section 338(g) of the Code (or any comparable applicable provision of state, local or foreign Law) (such election a “Section 338(g) Election”) with respect to the acquisition of any Company (or any eligible Business Subsidiary) that is organized outside the United States, other than those Companies and Business Subsidiaries listed in Section 9.10 of the Disclosure Schedule (the “Section 338(g) Targets”). Buyer shall take (or cause to be taken) all steps necessary in order to effectuate Section 338(g) Elections for the Section 338(g) Targets in accordance with applicable Laws (including the preparation and timely filing of IRS Form 8023 and all similar state, local or foreign Laws).

Section 9.11.          Non-U.S. Consolidated Groups. Exhibits N and O set forth procedures relating to the separation of certain Transferred Entities from other members of groups of corporations that file a consolidated Income Tax Return or have been members of a VAT group, pursuant to the Tax Laws of certain countries other than the United States. Notwithstanding any other provisions of this Agreement to the contrary, Buyer and Seller shall comply, and shall cause their respective Affiliates to comply, with such procedures.

Section 9.12.          Continued Operations of nVent Thermal Europe GmbH.

(a)            Two Year Limitation. For a minimum of two (2) years following the Closing Date, Buyer shall (i) continue to operate the Business in Switzerland that was previously operated by nVent Services GmbH, through nVent Thermal Europe GmbH and (ii) maintain the tax residence of nVent Thermal Europe GmbH in the Swiss Canton of Schaffhausen (“Schaffhausen”) which shall include maintaining a legal domicile and a place of effective management in Schaffhausen.

(b)            Demerger Limitation. Buyer shall not take any action (and shall cause its Affiliates not to take any action) with respect to the operations of nVent Thermal Europe GmbH and the Business that would be reasonably expected to invalidate or negatively affect the tax-neutrality of the demerger (as set forth in the Pre-Closing Reorganization) of the Business conducted by nVent Services GmbH or result in any negative tax consequences to Seller or any of its Affiliates. Notwithstanding anything contrary in the foregoing, other than as explicitly set forth in Section 9.12(a), Buyer shall not be required to undertake any actions to satisfy any requirements materially different than the requirements imposed by the Switzerland tax authorities under the tax rulings issued to nVent Services GmBH dated as of June 20, 2024 and June 24, 2024; provided, however, Buyer shall discuss in good faith with the Seller compliance with such additional requirements with the costs of any such additional requirements borne by the Seller.

Section 9.13.           Survival. The payment obligations set forth in this Article IX with respect to Taxes shall survive until the date that is 30 days following the expiration of the applicable statute of limitations.

Article X

Conditions to Closing

Section 10.01.     Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the satisfaction or Seller’s waiver in its sole discretion, at or before the Closing, of each of the following conditions:

(a)         Representations and Warranties; Covenants. (i) The Buyer Fundamental Representations qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the Agreement Date and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all respects for those qualified as to materiality and in all material respects for those not so qualified, in each case, as of such date), (ii) all other representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects as of the Agreement Date and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all respects as of such date), except for breaches or inaccuracies that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer or impair or materially delay the ability of Buyer to consummate the Transactions or otherwise perform its obligations under the Transaction Agreements; provided, however, that for purposes of determining the satisfaction of the condition in this clause (ii), no effect shall be given to the qualifications of “material” in such representations and warranties, and (iii) the covenants contained in this Agreement required to be complied with by Buyer on or before the Closing shall have been complied with in all material respects, and Seller shall have received a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, with respect to the matters set forth in the foregoing clauses (i) through (iii).

(b)         Government Approvals. All (i) Required Approvals shall have been obtained without the imposition of a Burdensome Condition, (ii) Required Notices shall have been made and (iii) any applicable waiting periods under the HSR Act shall have expired or shall have been terminated (including any extensions thereof and any timing agreement) and any clearances, approvals, or other consents imposed by any Government Authority as set forth in Section 6.04 of the Disclosure Schedule shall have been obtained.

(c)         No Legal Prohibition. There shall be no Law or Order in existence that (i) prohibits or makes illegal the sale of the Transferred Equity Interests, the sale of the Transferred Assets or the other Transactions, except in relation to the French Entity (in respect of which Section 2.08 shall apply) or the Chinese Entities (in respect of which Section 2.07 shall apply) or (ii) imposes a Burdensome Condition.

(d)         Transaction Agreements. Buyer and Buyer Parties shall have executed and delivered to Seller all Buyer Transaction Agreements.

Section 10.02.     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction or Buyer’s waiver in its sole discretion, at or before the Closing, of each of the following conditions:

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(a)         Representations and Warranties; Covenants. (i) The Seller Fundamental Representations in Section 4.01, Section 4.02, Section 4.04, Section 4.17 and Section 4.22 qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the Agreement Date and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all respects for those qualified as to materiality or “Material Adverse Effect” and in all material respects for those not so qualified, in each case, as of such date), (ii) the Seller Fundamental Representations in Section 4.03 shall be true and correct in all respects as of the Agreement Date and as of the Closing as if made on the Closing Date except for any failure to be so true and correct that is de minimis in nature, (iii) the representation and warranty in Section 4.08(b) shall be true and correct in all respects as of the Agreement Date and as of the Closing as if made on the Closing Date, (iv) all other representations and warranties of Seller contained in this Agreement shall be true and correct as of the Agreement Date and as of Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (iii), no effect shall be given to the qualifications of “material”, “Material Adverse Effect” or other similar materiality exceptions in such representations and warranties, (v) the Pre-Closing Reorganization shall have been consummated in accordance with Section 6.10, and (vi) the covenants contained in this Agreement required to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Buyer shall have received a certificate signed by an authorized officer of Seller, dated as of the Closing Date, with respect to the matters set forth in the foregoing clauses (i) through (vi).

(b)         Government Approvals. All (i) Required Approvals shall have been obtained without the imposition of a Burdensome Condition, (ii) Required Notices shall have been made and (iii) any applicable waiting periods under the HSR Act shall have expired or shall have been terminated (including any extensions thereof and any timing agreement) and any clearances, approvals, or other consents imposed by any Government Authority as set forth in Section 6.04 of the Disclosure Schedule shall have been obtained.

(c)         No Legal Prohibition. There shall be no Law or Order in existence that (i) prohibits or makes illegal the sale of the Transferred Equity Interests, the sale of the Transferred Assets or the other Transactions, except in relation to the French Entity (in respect of which Section 2.08 shall apply) or the Chinese Entities (in respect of which Section 2.07 shall apply) or (ii) imposes a Burdensome Condition.

(d)         Seller Transaction Agreements. The Seller Parties shall have executed and delivered, or caused to be executed and delivered, to Buyer all Seller Transaction Agreements.

Article XI

Termination

Section 11.01.     Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated before the Closing:

(a)         by the mutual written consent of Seller and Buyer;

(b)         by Seller, if Buyer shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Buyer that would cause any Closing Condition set forth in Section 10.01(a) not to be satisfied, and such Closing Condition is incapable of being satisfied by the Outside Date or such breach has not been cured within 30 days after delivery by Seller to Buyer of a written notice of such breach; provided, however, that Seller is not then in breach of this Agreement such that such breach would give rise to the failure any Closing Condition set forth in Section 10.02(a);

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(c)         by Buyer, if Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Seller that would cause any Closing Condition set forth in Section 10.02(a) not to be satisfied, and such Closing Condition is incapable of being satisfied by the Outside Date or such breach has not been cured within 30 days after delivery by Buyer to Seller of a written notice of such breach; provided, however, that Buyer is not then in breach of this Agreement such that such breach would give rise to the failure any Closing Condition set forth in Section 10.01(a);

(d)         by either Seller or Buyer if the Closing shall not have occurred by April 30, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to either Party whose breach or failure to fulfill any obligation under this Agreement (including as required by Section 6.04) shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur before such date;

(e)         by either Seller or Buyer in the event that any Government Authority of competent jurisdiction shall have enacted a Law or issued an Order that permanently enjoins the consummation of the purchase of the Transferred Equity Interests or the Transferred Assets contemplated by this Agreement and such Law or Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.01(e) shall not be available to any party whose breach or failure to fulfill any obligation under this Agreement has been the primary cause of, or has resulted in, the issuance of such Law or Order; or

(f)         by Seller if (i) all the conditions specified in Section 10.02 have been and continue to be satisfied (other than those, that by their terms, are to be satisfied only at the Closing; provided, that such conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time), (ii) Seller irrevocably confirms in writing to Buyer at least three Business Days prior to such termination that it stands ready, willing and able to consummate the Transactions and (iii) Buyer fails to consummate the Transactions within three Business Days following the later of (x) the date the Closing should have occurred pursuant to Section 2.04 and (y) the date of delivery of the notice referred to in the preceding clause (ii) and throughout such three Business Day period Seller remained prepared, willing and able to consummate the Closing in accordance with Section 2.04.

Section 11.02.     Notice of Termination. Either Party desiring to terminate this Agreement pursuant to Section 11.01 shall give written notice of such termination to the other Party.

Section 11.03.     Effect of Termination.

(a)         In the event this Agreement is terminated pursuant to Section 11.01, this Agreement shall thereupon become null and void and of no further force and effect, except for the provisions of (i) Section 6.03, (ii) Section 11.01, (iii) this Section 11.03 and (iv) Article XIII. Nothing in this Section 11.03, but subject to Section 11.03(c), shall be deemed to release any Party from any Liability for Fraud or any knowing and intentional breach by such Party of any term of this Agreement or impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement prior to the termination of this Agreement; provided, however, that, if this Agreement is validly terminated pursuant to this Article XI, no Party shall have any remedy or right to recover for any Liabilities resulting from any breach of any representation or warranty contained herein unless such breach was an intentional breach, knowingly committed by the breaching party or constituted Fraud; provided, further, that a failure of Buyer to consummate the Transactions in breach or violation of this Agreement shall be deemed to be a knowing and intentional breach, whether or not Buyer had sufficient funds available. “knowing and intentional breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

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(b)         In the event of a termination of this Agreement pursuant to Section 11.01(b) or Section 11.01(f), then Buyer shall pay within two Business Days after the date of such termination by wire transfer in immediately available funds to the account or accounts designated in advance by Seller an amount equal to $136,000,000 (the “Termination Fee”). Buyer acknowledges that the agreements set forth in this Section 11.03(b) and Section 11.03(c) are an integral part of the Transactions, and that without these agreements, Seller and Buyer would not enter into this Agreement; accordingly, if Buyer fails to timely pay an amount due pursuant to Section 11.03(b), and, in order to obtain the payment, Seller commences an Action which results in a judgment against Buyer for the payment set forth in Section 11.03(b), Buyer shall pay Seller its reasonable and documented out of pocket costs and expenses (including attorneys’ fees) incurred in connection with such Action (not to exceed $5,000,000) (“Enforcement Costs”).

(c)         Notwithstanding anything to the contrary in this Agreement, if the Termination Fee shall become due and payable in accordance with Section 11.03(b), from and after such termination and payment of the Termination Fee in full pursuant to and in accordance with Section 11.03(b), Buyer shall have no further Liability of any kind for any reason in connection with this Agreement, the Debt Financing, the Equity Commitment Letter, the Guaranty (or any of the transactions contemplated hereby or thereby) or the termination contemplated hereby (including any knowing and intentional breach). In no event shall Buyer be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary contained in this Agreement, and without limiting Seller’s rights under Section 13.14, under no circumstances will Seller or any of its Affiliates be entitled to, and none of them shall bring or maintain any Action for, monetary damages under this Agreement, the Debt Financing, the Equity Commitment Letter or the Guaranty or in connection with the transactions contemplated hereby or thereby from or against (i) Buyer in excess of the amount equal to the Termination Fee or (ii) Buyer Released Parties, other than pursuant to, and in accordance with the terms of, the Confidentiality Agreement. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as parties hereto and, pursuant to, and in accordance with the terms of, this Agreement, and no Buyer Released Party (other than Buyer) shall have any Liability for any obligations or Liabilities of the Parties to this Agreement or for any claim against the Parties to this Agreement (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, in each case, except against the Persons that are expressly identified as parties to, and pursuant to and in accordance with the terms of, the Equity Commitment Letter, the Guaranty and the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, if Buyer breaches this Agreement (whether a knowing and intentional breach, unintentional breach or otherwise) or fails to perform hereunder (whether a knowing or intentional breach, unintentional breach or otherwise), then, except for the right to seek specific performance prior to the termination of this Agreement in accordance with and subject to the terms and conditions of Section 13.14, the sole and exclusive remedies (whether at law, in equity, in Contract, in tort or otherwise) against Buyer or any other Buyer Released Party for any breach, loss, damage or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for Seller to (x) terminate this Agreement pursuant to Section 11.01(b) or Section 11.01(f) and receive payment of the Termination Fee or (y) seek to recover monetary damages from Buyer, subject to this Section 11.03, in connection with any termination of this Agreement in a circumstance in which the Termination Fee is not actually paid; provided, that in no event shall Buyer be subject to monetary damages in the aggregate in excess of the amount of the Termination Fee. Each of the Parties acknowledges that the Termination Fee is not intended to be a penalty but liquidated damages to compensate Seller in the circumstances in which the Termination Fee is due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. For the avoidance of doubt, Seller will be entitled to seek specific performance of this Agreement or any other remedy available to it at law or in equity while also seeking payment of the Termination Fee, but Seller shall not be entitled to both (i) obtain specific performance to cause the Closing to occur and (ii) also receive the Termination Fee or monetary damages of any kind. In no event shall Buyer and any Buyer Released Party be subject to monetary damages of any kind in the aggregate in excess of the amount of the Termination Fee.

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Article XII

Survival; Indemnification; Acknowledgements

Section 12.01.     Non-Survival of Representations and Pre-Closing Covenants. None of the representations and warranties of any Seller Party or Buyer contained in this Agreement or any Local Transfer Agreement, or certified to or contained in any certificate or other document delivered in connection with this Agreement or any Local Transfer Agreement, nor the covenants and agreements of any Seller Party or Buyer to the extent required to be performed prior to or at the Closing contained in this Agreement or any Local Transfer Agreement, or certified to or contained in any certificate or other document delivered in connection with this Agreement or any Local Transfer Agreement, shall survive the Closing, and following the Closing, other than a claim of Fraud, no claims (whether in contract, in tort, in law or in equity, granted by statute or otherwise) may be made against any Person with respect to any of the foregoing representations, warranties, certifications, covenants or agreements of the Seller Parties or Buyer; provided, however, that nothing in this Section 12.01 shall limit claims made against the insurer under the R&W Insurance Policy. The covenants and agreements of Buyer, any Buyer Party, any Seller Party or any Transferred Entity contained in this Agreement or any other Transaction Agreement that are required to be performed (in whole or in part) after the Closing shall survive the Closing in accordance with their respective terms. Buyer acknowledges that the provisions of this Agreement, including this Article XII, shall apply regardless of whether (a) Buyer maintains the R&W Insurance Policy following Closing, (b) the R&W Insurance Policy expires, is revoked, cancelled or modified, or (c) any claim made under the R&W Insurance Policy is denied by the insurer.

Section 12.02.     Indemnification.

(a)         Effective after the Closing, Seller shall indemnify Buyer and its Affiliates (including the Transferred Entities) (the “Buyer Indemnified Parties”) against, and hold each of them harmless from, any and all Losses suffered or incurred by any Buyer Indemnified Party to the extent arising out of or relating to any (i) Excluded Liability or Excluded Tax Liability, (ii) any Liabilities of the businesses of any member of the Seller Group or any of its former, current or future Affiliates (other than the Business) or (iii) the Pre-Closing Reorganization (which, in the event that Buyer makes the F-Reorganization Election, shall exclude any Losses suffered or incurred by any Buyer Indemnified Party to the extent arising from or relating to the F-Reorganization).

(b)         Effective after the Closing, Buyer shall, and shall cause the Transferred Entities to, indemnify Seller and its Affiliates (the “Seller Indemnified Parties”) against, and hold each of them harmless from, any and all Losses suffered or incurred by any Seller Indemnified Party to the extent arising out of or relating to any Assumed Liability.

(c)         Any indemnification pursuant to this Section 12.02 shall be subject to the limitations and terms set forth in this Article XII.

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Section 12.03.     Third Party Claim Procedures.

(a)         Without limiting any of the Parties’ rights or obligations under any agreement entered into by the Parties pursuant to Section 6.02(c) or Section 7.01(b), the party seeking indemnification under Section 12.02 (the “Indemnified Party”) shall give prompt written notice to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (“Third Party Claim”) in respect of which indemnity may be sought under Section 12.02. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party.

(b)         Without limiting any of the Parties’ rights or obligations under any agreement entered into by the Parties pursuant to Section 6.02(c), the Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 12.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided, however, that, notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall be responsible for the payment of the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action or indictment, (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (iii) the Indemnifying Party does not acknowledge that it would have an indemnity obligation for the Losses resulting from such Third Party Claim as provided under this Article XII within 30 days of receipt of notice of such Third Party Claim, (iv) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim, (v) in the opinion of outside counsel to the Indemnified Party, an actual or likely conflict of interest makes representation of the Indemnified Party and the Indemnifying Party by the same counsel inappropriate; or (vi) the Third Party Claim is asserted by a material customer of the Indemnified Party or any Government Authority.

(c)         If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 12.03, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim; provided that, in such event the Indemnifying Party shall pay the reasonable fees and expenses of such separate counsel if (A) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (B) (1) representation of both the Indemnifying Party and the Indemnified Party by the same counsel could create a conflict of interest or (2) there are specific defenses or claims available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party (provided, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus one local counsel in each relevant jurisdiction) for all Indemnified Parties in connection with any Third Party Claim) and (ii) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all Liabilities and obligations with respect to such Third Party Claim, the settlement contains any admission of fault or the settlement imposes any relief (other than monetary damages paid by the Indemnifying Party) against the Indemnified Party or any of its Affiliates.

(d)         The Indemnified Party shall not admit liability in respect of any Third Party Claim, nor enter into any settlement of such Third Party Claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

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(e)         Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish, or cause to be furnished, such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 12.04.     Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 12.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party. Following such notice, the Indemnifying Party shall have a period of 30 days to notify the Indemnified Party that it disputes such claim. If the Indemnifying Party does not notify the Indemnified Party of a dispute within such 30-day period, then the Indemnifying Party shall be deemed to have agreed to be fully liable to the Indemnified Party with respect to such claim. In the event of a notice of dispute, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 13.12.

Section 12.05.     Limitations on Indemnification.

(a)         With respect to each indemnification obligation contained in this Agreement: (i) each such obligation shall be reduced by any Tax benefit actually realized by the Indemnified Party as a result of the matter giving rise to such obligation with respect to any Tax year starting on or before the later of (A) the year in which such matter occurred or the following year, and (B) the second anniversary of the Closing Date; and (ii) all Losses shall be net of any amounts that have been actually recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Loss (net of any reasonable documented out-of-pocket costs (including reasonable attorney’s fees) associated with such recovery).

(b)         If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this Article XII, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims (other than any benefits or claims under the R&W Insurance Policy) of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses.

(c)         If any Indemnified Party is at any time entitled (whether by reason of a contractual right, a right to take or bring an Action, availability of insurance, or a right to require a payment discount or otherwise) to recover from another Person any amount in respect of any matter giving rise to a Loss (whether before or after the Indemnifying Party has made a payment to such Indemnified Party hereunder and in respect thereof), such Indemnified Party shall (and shall cause its applicable Affiliates (including, in the case of Buyer, the Transferred Entities) to) (i) as soon as reasonably practicable, notify the Indemnifying Party of such right and (ii) keep the Indemnifying Party reasonably informed of the progress of any action taken in respect thereof. If Indemnified Parties recover any amounts in respect of Losses from any third party at any time after the Indemnifying Party has paid all or a portion of such Losses to such Indemnified Parties pursuant to the provisions of this Article XII, Buyer or Seller, as applicable, shall, or shall cause its Indemnified Parties to, promptly (and, in any event, within five Business Days) pay over to Indemnifying Party the amount so received (to the extent previously paid by the Indemnifying Party) net of any reasonable documented out-of-pocket costs (including reasonable attorney’s fees) associated with such recovery.

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(d)         Each Party shall, and shall cause its applicable Affiliates (including the Transferred Entities) to, use commercially reasonable efforts to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any Losses for which it would have the right to seek indemnification hereunder; provided that nothing in this Section 12.05(e) shall impose any duty to mitigate on any party hereto in excess of any duties under applicable Law.

(e)         Any indemnification payment made pursuant to this Agreement shall be treated by Buyer and Seller as an adjustment to the Purchase Price for Tax purposes to the maximum extent permitted by applicable Law.

(f)         Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, in no event shall a Party have any Liability under any Transaction Agreement (including under this Article XII) for any punitive or exemplary damages, other than to the extent awarded to a third party in connection with a Third Party Claim.

(g)         The Buyer Indemnified Parties shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (A) are attributable to Tax periods (or portions thereof) beginning after the Closing Date, (B) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a Tax period (or portion thereof) ending on or before the Closing Date or (C) result from transactions or actions taken by Buyer or any of its Affiliates (including, for the avoidance of doubt, the Transferred Entities) after the Closing that are not specifically contemplated by this Agreement.

Section 12.06.     Acknowledgements. Buyer, on behalf of itself and each Buyer Party, acknowledges that, following the Closing, (i) the R&W Insurance Policy shall be the sole and exclusive source of recovery and remedy for any Losses sustained, suffered or incurred by Buyer, any Buyer Party or any of their respective Affiliates resulting from any breach, misstatement, misrepresentation, inaccuracy or omission by any Seller Party of its respective representations and warranties contained in this Agreement, or certified to or contained in any certificate or other document delivered in connection with this Agreement, or from any failure to perform any covenant or agreement of any Seller Party that is required to be performed prior to the Closing contained in this Agreement, or certified to or contained in any certificate or other document delivered in connection with this Agreement or any other Seller Transaction Agreement, in each case, other than in the event of Fraud; and (ii) the provisions of this Article XII and Section 13.14 shall be the sole and exclusive source of recovery and remedy for any Losses sustained, suffered or incurred by Buyer, any Buyer Party, Seller, Seller Party or any of their respective Affiliates resulting from (A) any Assumed Liability or (B) any Excluded Liability.

Section 12.07.     Waiver.

(a)         Buyer, on behalf of itself and each Buyer Party, knowingly, willingly, irrevocably and expressly acknowledges and agrees (on behalf of itself, each of its Affiliates and each of its and their Representatives), that, except (i) to the extent specifically set forth in this Article XII and Section 13.14, (ii) rights and obligations under any other Transaction Agreement, (iii) rights and obligations under Surviving Intercompany Arrangements or under any other written Contract that is not terminated or required to be terminated at the Closing or (iv) claims based on Fraud (collectively, the “Reserved Claims”), from and after the Closing and to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) it or any of its Subsidiaries may have against any Seller Party or any of its Affiliates or any of its or their respective Representatives relating to the Transferred Entities or the Transferred Assets (in each case, with respect to the period prior to the Closing), the Transactions or the subject matter or negotiation of this Agreement or any other Transaction Agreement, whether or not arising under, or based upon, any theory whatsoever, under any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy), contract, tort or otherwise are hereby irrevocably waived. Notwithstanding any provision of this Agreement to the contrary, nothing shall limit or restrict any claim based on Fraud. The Seller Parties’ Affiliates and the Seller Parties’ and their Affiliates’ respective Representatives shall be third party beneficiaries of this Article XII.

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(b)         Without limiting Section 12.07(a), from and after the Closing, no Action will be brought, encouraged, supported or maintained by, or on behalf of, Buyer, any Buyer Party or any of their respective Affiliates against any Seller Party, any of its Affiliates or any of its or their respective Representatives, and no recourse will be sought or granted against any Seller Party, any of its Affiliates or any of its or their respective Representatives by virtue of, or based upon, (i) any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of any Seller Party set forth or contained in this Agreement or any other Seller Transaction Agreement, or certified to or contained in any certificate or other document delivered in connection with this Agreement or any other Seller Transaction Agreement, (ii) the Transactions, (iii) the ownership, operation, management, use or control of the Business or any of the Transferred Assets by any Seller Party with respect to the period prior to the Closing, or (iv) any actions or omissions of any Seller Party at, or prior to, the Closing, in each case, other than a Reserved Claim.

(c)         Buyer, on behalf of itself and each Buyer Party and each of their respective Affiliates, acknowledges and agrees that, other than in respect of Reserved Claims, none of Buyer, any Buyer Party or any of their respective Affiliates may avoid the limitations on liability, recovery and recourse set forth in this Section 12.07 by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto).

(d)         Seller, on behalf of itself and each Seller Party, knowingly, willingly, irrevocably and expressly acknowledges and agrees (on behalf of itself, each of its Affiliates and each of its and their Representatives), that, except (i) to the extent specifically set forth in this Article XII and Section 13.14, (ii) rights and obligations under any other Transaction Agreement, (iii) rights and obligations under Surviving Intercompany Arrangements or under any other written Contract that is not terminated or required to be terminated at the Closing or (iv) claims based on Fraud (collectively, the “Seller Reserved Claims”), from and after the Closing and to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) it or any Seller Party may have against any Buyer Party or any of its Affiliates or any of its or their respective Representatives or any of their respective successors and assigns, and any present or former Affiliates (which, following the Closing, includes the Transferred Entities), directors, managers, officers, employees, agents, lenders, investors, partners, principals, members, managers, shareholders, equityholders or Representatives of any of the foregoing Persons (“Buyer Released Parties”) relating to the Transferred Entities, the Transferred Assets, the Transactions or the subject matter or negotiation of this Agreement or any other Transaction Agreement, whether or not arising under, or based upon, any theory whatsoever, under any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy), contract, tort or otherwise are hereby irrevocably waived. Notwithstanding any provision of this Agreement to the contrary, nothing shall limit or restrict any claim based on Fraud. Buyer Parties’ Affiliates and Buyer Parties’ and their Affiliates’ respective Representatives and the other Buyer Released Parties shall be third party beneficiaries of this Article XII.

(e)         Without limiting Section 12.07(d), from and after the Closing, no Action will be brought, encouraged, supported or maintained by, or on behalf of, Seller, any Seller Party or any of their respective Affiliates against any Buyer Party, any of its Affiliates or any of its or their respective Representatives or other Buyer Released Party, and no recourse will be sought or granted against any Buyer Party, its Affiliates or any of its or their respective Representatives or other Buyer Released Party by virtue of, or based upon, (i) any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of any Buyer Party set forth or contained in this Agreement or any other Buyer Transaction Agreement, or certified to or contained in any certificate or other document delivered in connection with this Agreement or any other Buyer Transaction Agreement, (ii) the Transactions, or (iii) any actions or omissions of any Buyer Party or other Buyer Released Party at, or prior to, the Closing, in each case, other than the Seller Reserved Claims.

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(f)         Seller, on behalf of itself and each Seller Party and each of their respective Affiliates, acknowledges and agrees that, other than in respect of Seller Reserved Claims, none of Seller, any Seller Party or any of their respective Affiliates may avoid the limitations on liability, recovery and recourse set forth in this Section 12.07 by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto, including any Buyer Party pursuant to Section 2.06).

Article XIII

Miscellaneous

Section 13.01.     Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a)         references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(b)         an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” (or words of similar import) a balance sheet or financial statements to the extent (i) there is a specific reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth in the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto;

(c)         references to “through” any date mean, unless otherwise specified, “through and including” such date, and when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(d)         whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires;

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(e)         (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and (ii) references to the terms “Article,” “Section,” “clause” and “Exhibit” are references to the Articles, Sections, clauses, and Exhibits to this Agreement unless otherwise specified;

(f)         (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Disclosure Schedule and Exhibits hereto, (ii) the terms “include,” “includes,” “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise specified, (iii) the term “any” means “any and all” and (iv) the term “or” shall not be exclusive and shall mean “and/or”;

(g)         (i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “written” or “in writing” include in electronic form and (iii) references to “$” mean U.S. dollars and to the extent the computation of any amounts contemplated by this Agreement (including the Closing Payment and the Purchase Price) includes a currency other than U.S. dollars, such amounts shall be converted to U.S. dollars at the Exchange Rate;

(h)         references to any Person includes such Person’s successors and permitted assigns;

(i)         whenever this Agreement requires any Seller Party to take any action, such requirement shall be deemed to involve an undertaking on the part of Seller to take such action or to cause such Seller Party to take such action;

(j)         any reference to “ordinary course of business” means ordinary course of business consistent with past practice;

(k)         each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any provision in this Agreement; the language used herein will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against either Party. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts; and

(l)         in calculating Estimated Indebtedness, Final Indebtedness, Estimated Working Capital and Final Working Capital, the Parties will take into account the Indebtedness, Current Liabilities and, for the avoidance of doubt but without duplication, Current Assets of the Mexican Shelter Company to the extent such Indebtedness, Current Liabilities and Current Assets would have been Indebtedness, Current Liabilities or Current Assets of a Transferred Entity had the Business’s Mexico assets been transferred to a Transferred Entity instead of to the Mexican Shelter Company pursuant to step 3 of the Steps Plan.

Section 13.02.     Expenses. Except as otherwise specified in the Transaction Agreements, each Party will pay its own costs and expenses, including legal, consulting, financial advisor and accounting fees and expenses, incurred in connection with the Transaction Agreements and the Transactions (including, for the avoidance of doubt, their respective consultants and advisors assisting with the implementation and initiation of the services to be provided under the Transition Services Agreement), irrespective of when incurred or whether or not the Closing occurs.

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Section 13.03.     Notices. All notices and other communications under or by reason of the Transaction Agreements shall be in writing and shall be deemed to have been duly given or made when delivered by e-mail transmission (with written confirmation of receipt) and followed by delivery of an original by overnight courier service, in each case to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 13.03):

If to Seller, to:	nVent Electric plc c/o nVent Management Company 1665 Utica Avenue, Suite 700 St. Louis Park, MN 55416 Attention: Jon D. Lammers; Shawna Fullerton E-mail:

with a copy (which will not constitute notice) to:	Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202 Attention: John K. Wilson Jason M. Hille E-mail:

If to Buyer, to:	BCP Acquisitions LLC c/o Brookfield Capital Partners LLC 250 Vesey Street New York, NY 10281 Attention: Dave Gregory E-mail:

with a copy (which will not constitute notice) to:	Simpson Thacher & Bartlett LLP 425 Lexington Ave New York, NY 10017 Attention: Elizabeth A. Cooper; Keegan T. Lopez E-mail:

Section 13.04.     Public Announcements. Neither Party or any Affiliate or Representative of either Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as a Party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by applicable rules of any national securities exchange on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party will use its commercially reasonable efforts to (a) advise the other Party before making such disclosure and (b) provide such other Party a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto). Notwithstanding the foregoing, nothing herein shall prevent (x) Seller from (i) making disclosures in Seller’s filings with the SEC or other investor communications that are consistent with press releases or announcements that were previously issued by Seller in accordance with this Section 13.04, (ii) filing this Agreement as an exhibit to a Current Report on Form 8-K or periodic report with the SEC after the execution of this Agreement or (iii) filing a Current Report on Form 8-K with the SEC with respect to the Transactions after the closing of the Transactions; or (y) Affiliates of Buyer from (i) making disclosures in such Affiliate’s filings with the SEC or other investor communications that are consistent with press releases or announcements that were previously issued by Seller or Buyer in accordance with this Section 13.04, or (ii) filing a Current Reports on Form 6-K with the SEC with respect to the Transactions.

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Section 13.05.     Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 13.06.     Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Neither Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Party; provided, however, that Buyer may assign this Agreement and any or all rights and obligations under this Agreement to any of its Affiliates upon prior written notice to the other Party; provided, further, that no such assignment shall release Buyer from any Liability under this Agreement. Any attempted assignment in violation of this Section 13.06 shall be void ab initio.

Section 13.07.     No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and, except with respect to Buyer Indemnified Parties and Seller Indemnified Parties pursuant to Article XII, the D&O Indemnified Parties pursuant to Section 7.02, the Persons released pursuant to Section 12.07 and the Nonparty Affiliates pursuant to Section 13.15, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement, including any Affiliates of any Party.

Section 13.08.     Entire Agreement. This Agreement (including the Disclosure Schedule), the other Transaction Agreements (and all exhibits and schedules hereto and thereto) and the Confidentiality Agreement collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof.

Section 13.09.     Amendments. The Transaction Agreements (including all exhibits and schedules thereto) may be amended, restated supplemented or otherwise modified, only by written agreement making specific reference to the applicable Transaction Agreement to be amended, restated, supplemented or otherwise modified, in each case duly executed by each party to such Transaction Agreement. No Consent from any Indemnified Party under Article XII (in each case other than the Parties) shall be required to amend this Agreement.

Section 13.10.     Waiver. Either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Person, (b) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such waiver shall be in a written instrument duly executed by the waiving party. No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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Section 13.11.     Governing Law. The Transaction Agreements, and any Action that may be based upon, arise out of or relate or be incidental to any Transaction, any Transaction Agreement, the negotiation, execution, performance or consummation of any of the foregoing or the inducement of any Party to enter into any of the foregoing, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied, except that the French Put Option Agreement and any Local Transfer Agreement required by applicable Law to be governed by the Law of the Transferred Entities, Transferred Assets or Assumed Liabilities to which such agreement relates. Seller shall cause the Seller Indemnified Parties, and Buyer shall cause the Buyer Indemnified Parties, to comply with the foregoing as though such Indemnified Parties were a Party to this Agreement.

Section 13.12.     Consent to Jurisdiction.

(a)         Except as otherwise provided in Section 3.05, any Transaction Dispute will exclusively be brought and resolved in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware), and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i)         submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii)         agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii)         agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 13.03 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of Delaware.

(b)         The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Transaction Dispute.

Section 13.13.     Waiver of Jury Trial. To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or Representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each Party certifies and acknowledges that (a) such Party has considered the implications of this waiver, (b) such Party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such Party is relying and will rely in entering into the Transaction Agreements. Each Party may file an original counterpart or a copy of this Section 13.13 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

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Section 13.14.     Remedies; Specific Performance.

(a)         Subject to Section 13.14(b), (x) each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, (y) accordingly, each Party agrees that, prior to the valid termination of this Agreement in accordance with Article XI, the other Parties will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (a) without the requirement of posting any bond or other indemnity and (b) in addition to any other remedy to which it may be entitled, at law or in equity, and (z) furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement. Each Party expressly disclaims that it is owed any duty not expressly set forth in this Agreement.

(b)         Notwithstanding anything to the contrary herein or in any other Transaction Agreement or in any Commitment Letter, none of the Seller Parties, the Transferred Entities or any other Person shall be entitled to specific performance or any other enforcement of Buyer’s obligations under this Agreement or any other Transaction Agreement to cause the Equity Financing to be funded (or to themselves directly cause the Equity Financing to be funded under the Equity Commitment Letter or otherwise) or to consummate the Closing (including payment of the Purchase Price or any portion thereof), except solely in the event that (i) all of the conditions set forth in Section 10.02 have been and continue to be satisfied (other than conditions that by their terms are to be satisfied at the Closing, each of which will be satisfied at the Closing), (ii) Seller has notified Buyer in writing that (A) Seller is ready, willing and able to consummate the Closing (including, for the avoidance of doubt, satisfying all conditions that by their terms are to be satisfied at the Closing), (B) all conditions set forth in Section 10.01 have been and continue to be satisfied or waived, and (C) Buyer is obligated to consummate the Closing when required pursuant to Section 2.04, (iii) the Debt Financing (or Alternative Debt Financing) has been funded to the extent required to satisfy the Closing Payment or will be funded to the extent required to satisfy the Closing Payment at the Closing in accordance with the terms thereof if the Equity Financing is funded at the Closing (for the avoidance of doubt, if the Debt Financing has not been funded and will not be funded at the Closing for any reason (including a breach of Section 6.12), Seller shall not be entitled to enforce Buyer’s obligation to consummate the Transactions and the Equity Investor’s obligation to provide the Equity Financing pursuant to this Section 13.14), and (iv) Buyer fails to consummate the Closing on the date on which Buyer is required to consummate the Closing pursuant to Section 2.04. For the avoidance of doubt, (i) Buyer shall in no event be obligated to consummate the Closing at any time unless all of the conditions set forth in Section 10.02 are satisfied at the time of the Closing and (ii) in no event shall Seller be entitled to enforce or seek to enforce specifically Buyer’s obligations to cause the Equity Financing to be funded or to consummate the transactions contemplated by this Agreement if the Debt Financing has not been funded or will not be funded at the Closing if the Equity Financing is funded at the Closing. Notwithstanding anything to the contrary in this Agreement, Seller will be entitled to seek specific performance of this Agreement or any other remedy available to it at law or in equity while also seeking payment of the Termination Fee, but Seller shall not be entitled to both (x) obtain specific performance to cause the Closing to occur and (y) also receive the Termination Fee or monetary damages of any kind. In no event shall Buyer and the Buyer Released Parties be subject to monetary damages of any kind in the aggregate in excess of the amount of the Termination Fee.

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Section 13.15.     Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Transaction Agreements, or the negotiation, execution, or performance of the Transaction Agreements (including any representation or warranty made in, in connection with, or as an inducement to, the Transaction Agreements), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties in the preamble to this Agreement or the other Transaction Agreements, as applicable (“Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to the Transaction Agreements or based on, in respect of, or by reason of the Transaction Agreements or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

Section 13.16.     [Reserved].

Section 13.17.     Disclosure Schedule and Exhibits. The Disclosure Schedule and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of Seller set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedule, and neither Seller nor any of its Affiliates shall be, or deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Schedule. Where only brief particulars of a matter are set out or referred to in the Disclosure Schedule or a reference is made only to a particular part of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed. Inclusion of information in the Disclosure Schedule will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Business. The Disclosure Schedule have been arranged for purposes of convenience in separately titled Sections corresponding to the Sections of this Agreement, however, each Section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other Section of the Disclosure Schedule to the extent it is reasonably apparent that the disclosure of such matter is applicable to such Section of the Disclosure Schedule.

Section 13.18.     Provision Respecting Legal Representation. Each Party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and Representatives, that Foley & Lardner LLP and the international legal counsel representing the Seller in relation to the transactions contemplated by this Agreement may serve as counsel to Seller, on the one hand, and any Transferred Entity, on the other hand, in connection with the negotiation, preparation, execution and delivery of the Transaction Agreements and the consummation of the Transactions, and that, following consummation of the Transactions, Foley & Lardner LLP and the international legal counsel referred to above (or any successor) may serve as counsel to any Seller Party or any Affiliate or Representative of any Seller Party, in connection with any litigation, claim or obligation arising out of or relating to the Transactions and the Transaction Agreements notwithstanding such prior representation of any Transferred Entity and each Party consents thereto and waives any conflict of interest arising therefrom, and each Party shall cause its Affiliates and Representatives to consent to waive any conflict of interest arising from such representation. Each Party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and Representatives, that Simpson Thacher & Bartlett LLP and the international legal counsel representing Buyer in relation to the transactions contemplated by this Agreement may serve as counsel to Buyer in connection with the negotiation, preparation, execution and delivery of the Transaction Agreements and the consummation of the Transactions, and that, following consummation of the Transactions, Simpson Thacher & Bartlett LLP and the international legal counsel referred to above (or any successor) may serve as counsel to any Buyer Party or any Affiliate or Representative of any Buyer Party (including the Transferred Entities), in connection with any litigation, claim or obligation arising out of or relating to the Transactions and the Transaction Agreements and each Party consents thereto and waives any conflict of interest arising therefrom, and each Party shall cause its Affiliates and Representatives to consent to waive any conflict of interest arising from such representation.

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Section 13.19.     Privilege. Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that, other than in the case of Fraud, all attorney-client privileged communications between any Seller Party, any Transferred Entity and their respective current or former Affiliates or Representatives and their counsel, including Foley & Lardner LLP and the international counsel referred to in Section 13.18, made before the consummation of the Closing in connection with the negotiation, preparation, execution, delivery and Closing under any Transaction Agreement, any Transaction Dispute shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its former or current Affiliates or Representatives nor any Person purporting to act on behalf of or through Buyer or any of its current of former Affiliates or Representatives, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer, any Transferred Entity or the Business or on any other grounds.

Section 13.20.     Counterparts. Each Transaction Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

Section 13.21.     Lender-Related Parties. Notwithstanding anything to the contrary in this Agreement, but subject to the proviso to this Section 13.21, each of the Seller Parties, on behalf of itself and its respective Subsidiaries and any of their respective successors, heirs or Representatives and each of its controlled Affiliates, but not Buyer or any of its Affiliates, hereby: (a) agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any Action, whether at law, in equity, in contract or in tort or otherwise, against the any of Debt Financing Sources (which, for purposes of this provision, shall include their Affiliates and their Affiliates’ respective former, current and future directors, officers, managers, members, equityholders, partners, employees, agents and Representatives involved with the Debt Financing contemplated by the Debt Commitment Letter (collectively, the “Lender-Related Parties”)) in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financing contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Commitment Letters, all Actions (whether at law, in equity, in contract, in tort or otherwise) against any of the Lender-Related Parties in any way relating to the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, (c) irrevocably and unconditionally waives any right such Person may have to a trial by jury in respect of any Action (whether at law, in equity, in contract, in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Financing or the performance thereof or the Debt Financings contemplated thereby, including any Action against or involving any Debt Financing Source arising out of this Agreement, (d) agrees that, prior to the Closing Date, none of the Lender-Related Parties shall have any liability to it or any of its Affiliates, whether at law or in equity, whether in contract or in tort or otherwise, in any way arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, the Debt Financing, the Debt Commitment Letters or the definitive documents related thereto or any of the transactions contemplated by this Agreement and (e) agrees that it shall not be entitled to, and shall not seek, specific performance in respect of any Lender-Related Parties, and that it shall not have any right to enforce specifically any of Buyer’s or any its Affiliates’ rights under any Debt Commitment Letter or any other agreements relating to the Debt Financing; provided, however, that neither the foregoing nor anything else in this Agreement shall waive, limit or affect the rights or remedies of any party to the Debt Commitment Letter in accordance therewith or of any party to the definitive documentation entered into in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Lender-Related Parties are intended third-party beneficiaries of this Section 13.21, and shall be entitled to the protections of such Sections to the same extent as if the Lender-Related Parties or such Debt Financing Sources, as applicable, were parties to this Agreement and the foregoing provisions shall not be amended in a manner materially adverse to the interests of the Debt Financing Sources (in their capacities as such) without the consent of the Debt Financing Sources party to the Debt Commitment Letter.

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IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

SELLER:

nVent Electric plc

By	/s/ Sara Zawoyski
	Name:	Sara Zawoyski
	Title:	Chief Financial Officer

BUYER:

BCP Acquisitions LLC

By	/s/ David Gregory
	Name:	David Gregory
	Title:	Managing Partner

[Signature Page to Share and Asset Purchase Agreement]

Exhibit A

Definitions

“Accrued Income Taxes” means an amount equal to the aggregate unpaid Income Tax liabilities of the Transferred Entities with respect to the Pre-Closing Tax Period (or portion thereof), which amount shall not be less than zero with respect to any jurisdiction or for any taxpayer, where the original Tax Return (including applicable extensions) is due after the Closing Date, in each case to the extent a Tax Return has not been filed for such period. Accrued Income Taxes shall be determined in each case (a) by excluding any Taxes attributable to any action taken by Buyer or any Affiliate (including the Transferred Entities) on the Closing Date but after Closing that is outside the ordinary course of business and that is not expressly contemplated by this Agreement (including any financing, refinancing or hedging arrangements entered into at any time by or at the direction of Buyer or any of its Affiliates), (b) excluding any liabilities or reserves in respect of any speculative or contingent liabilities for Taxes or any uncertain Tax position, (c) without giving effect to any Tax elections or actions taken after Closing that would have the effect of accelerating income, deferring deductions, or otherwise increasing the amount of Accrued Income Taxes (other than as contemplated by this Agreement or consistent with the past practices of the Transferred Entities), (d) calculated using methodologies consistent with the past practices of the Transferred Entity (including reporting positions, elections, and accounting methods) to the extent consistent with this Agreement unless otherwise required by Law, (e) disregarding any deferred Income Tax assets and liabilities, (f) taking into account all Transaction Deductions that may be deducted in the Pre-Closing Tax Period to the extent permitted under applicable Tax Law (applying a MLTN Standard) and have the effect of reducing (not below zero) a particular income Tax liability to which such Tax deductions are relevant in a Pre-Closing Tax Period and applying, for U.S. federal, state or local Tax purposes, the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success-based fees”, (g) by taking into account any overpayments and estimated Income Taxes available to offset cash Tax liabilities for Accrued Income Taxes otherwise owing for a Pre-Closing Tax Period in accordance with applicable Law, (h) excluding any Parent Taxes and (i) in the case of any Straddle Period, determined in accordance with Section 9.03.

“Action” means any action, suit, arbitration, investigation or proceeding by or before any Government Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement and each other Transaction Agreement: (a) no shareholder of Seller, and no group of shareholders of Seller acting in concert who own, collectively, less than a majority of the outstanding voting securities of Seller, shall be deemed an Affiliate of Seller; (b) Seller shall not be deemed an Affiliate of Buyer or, after the Closing, of any Transferred Entity; (c) after the Closing, each Transferred Entity shall be deemed an Affiliate of Buyer; and (d) Buyer and its Subsidiaries shall not be considered an “Affiliate” of any investment fund or investment vehicle affiliated with Brookfield or any portfolio company (as that term is customarily understood among institutional private equity investors) of any such investment fund or investment vehicle nor shall any investment fund or investment vehicle affiliated with Brookfield or any portfolio company of any such investment fund or investment vehicle be considered an “Affiliate” of Buyer or its, in each case other than with respect to the definitions of “Buyer Released Parties” and for purposes of Section 5.13, Section 12.07, Section 13.04 and Section 13.15.

“Agreement” means this Share and Asset Purchase Agreement, dated as of the Agreement Date, by and between Seller and Buyer, including the Disclosure Schedule and the Exhibits, and all amendments to such agreement made in accordance with Section 13.09.

A-1

“Agreement Date” has the meaning specified in the Preamble of this Agreement.

“Alternative Debt Commitment Letter” has the meaning specified in Section 6.12(c).

“Alternative Debt Financing” has the meaning specified in Section 6.12(c).

“Alternative Debt Financing Agreement” has the meaning specified in Section 6.12(c).

“AMR” has the meaning specified in Section 2.07(a).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and all applicable anti-corruption or anti-bribery Laws in the jurisdiction where the Business is conducted.

“Antitrust Laws” means any Laws and administrative and judicial doctrines, including the HSR Act, the Sherman Act of 1890, the Clayton Act of 1914 and the Federal Trade Commission Act of 1914, that are designed or intended to: (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition; or (b) regulate, restrict, govern or control foreign investment or participation.

“Assets” means the assets, rights and properties that are owned, leased or licensed by any Transferred Entity, other than the Excluded Assets.

“Asset Seller” means each of the Subsidiaries of Seller described in the Closing Steps as selling Transferred Assets.

“Assigned Contracts” has the meaning specified in Section 2.02(e).

“Assigned Domain Names” has the meaning specified in Section 2.02(e).

“Assigned Hardware” has the meaning specified in Section 2.02(e).

“Assumed Contracts” has the meaning specified in Section 2.02(a)(i).

“Assumed Liabilities” has the meaning specified in Section 2.02(c).

“Available Insurance Policies” has the meaning set forth in Section 7.03(a).

“Available Insurance Policies Schedules” has the meaning set forth in Section 4.18.

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Base Purchase Price” has the meaning specified in Section 3.01.

“Bill of Sale, Assignment and Assumption Agreement” has the meaning specified in Section 3.02(a)(iii).

“Burdensome Condition” has the meaning specified in Section 6.04(c).

A-2

“Business” means the business conducted by the Seller Parties and the Transferred Entities and their respective predecessors at any time prior to the Closing of the development, manufacture, marketing and sales of electric heat tracing cables and related controllers and software; cable-based liquid leak detection; commercial and residential electric floor heating; and fire rated wiring; and related project services, in each case as conducted by the Seller Parties and the Transferred Entities and their respective predecessors as of the Agreement Date and as of immediately prior to the Closing. For the avoidance of doubt, the Business does not include the development, manufacture, marketing and sales of heating and cooling solutions used in enclosures, data center solutions and battery energy storage.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which national banking institutions in the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” has the meaning specified in Section 8.01(a).

“Business IT Assets” means any and all IT Assets Related to the Business or directly owned, leased or licensed by the Transferred Entities.

“Business Plans” means the U.S. Business Plans and the International Business Plans, collectively.

“Business Subsidiaries” has the meaning specified in the Recitals of this Agreement.

“Buyer” has the meaning specified in the Preamble of this Agreement.

“Buyer Fundamental Representations” means the representations and warranties made in Section 5.01, Section 5.05 and Section 5.09.

“Buyer Indemnified Parties” has the meaning specified in Section 12.02(a).

“Buyer Party” has the meaning specified in Section 2.06.

“Buyer Released Parties” has the meaning specified in Section 12.07(d).

“Buyer Transaction Agreements” means this Agreement and each other Transaction Agreement to which Buyer (or a Buyer Party, as applicable) is named as a party on the signature pages thereto.

“Buyer Transactions” means the transactions contemplated by the Buyer Transaction Agreements.

“Cash” means cash and cash equivalents (including deposits, marketable securities and short term investments) of the Transferred Entities, calculated in accordance with the Transaction Accounting Principles, which shall (a) include all checks, drafts, wires and pending electronic credits for the benefit of any Transferred Entity that are in transit or received but not yet deposited or cleared (to the extent ultimately cleared), (b) be calculated net of (i) all checks, drafts, wires and pending electronic debits issued by any Transferred Entity that are in transit but not yet cleared (to the extent ultimately cleared), (ii) any insurance proceeds or indemnification payments received by any Transferred Entity with respect to any casualty loss or otherwise in respect of Liabilities that have not been discharged as of the Closing (to the extent that such Liabilities are not reflected in the calculation of Current Liabilities in Net Working Capital), (iii) Taxes, fees, expenses and any other costs associated with repatriating cash and cash equivalents (including deposits, marketable securities and short term investments) (other than Restricted Cash) held by the Transferred Entities outside of the United States into the United States; and (iv) any Restricted Cash and (c) be deemed adjusted pursuant to Section 6.16.

A-3

“China Closing” has the meaning specified in Section 2.07(a).

“China Closing Date” has the meaning specified in Section 2.07(e).

“China Closing Formalities” has the meaning specified in Section 2.07(a).

“Chinese Entities” means (a) nVent Thermal (Shanghai) Co., Ltd., (b) nVent Thermal (Suzhou) Co., Ltd. and (c) nVent Thermal (Shanghai) Engineering Co. Ltd.

“Closing” has the meaning specified in Section 2.04.

“Closing Conditions” means conditions to the respective obligations of the Parties to consummate the Transactions, as set forth in Article X.

“Closing Date” has the meaning specified in Section 2.04.

“Closing Notice” means a notice prepared and delivered by Seller to Buyer that contains the amount of the Closing Payment and the account or accounts to which Buyer shall pay the Closing Payment pursuant to Section 3.02(b)(i).

“Closing Payment” has the meaning specified in Section 3.04.

“Closing Steps” means the transactions set forth in the Step Plan other than those set forth in the definition of Pre-Closing Reorganization.

“COBRA” has the meaning specified in Section 8.04(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Supply Agreement” has the meaning specified in Section 6.22.

“Commitment Letters” has the meaning specified in Section 5.06(b).

“Company” or “Companies” have the meaning specified in Recitals of this Agreement.

“Company Intellectual Property” means all of the following: (a) the Registrable IP owned by (x) the Transferred Entities or (y) any Asset Seller that is Used primarily in the Business, in each case, including as set forth in Section 4.11(e)(i) of the Disclosure Schedule; and (b) all other Intellectual Property (excluding for the avoidance of doubt the Seller Names and Marks), other than Registrable IP, owned or purported to be owned by (x) any Asset Seller that is Used primarily in the Business or (y) the Transferred Entities.

“Company Technology” means all of the following: all Technology owned or purported to be owned by the Transferred Entities and, to the extent owned or purported to be owned by any any Asset Seller, all Technology that is Used primarily in the Business.

“Competitive Business” has the meaning specified in Section 7.09(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated April 3, 2024, by and between Brookfield Capital Partners LLC and Seller, as may be amended from time to time in accordance with its terms.

“Consent” means any consent, approval, license, order, waiver, permit or authorization.

“Contract” means any legally binding oral or written contract or agreement.

“Contracting Parties” has the meaning specified in Section 13.15.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Controlled Entity” has the meaning specified in Section 6.16(a).

“Controlling Entity” has the meaning specified in Section 6.16(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Current Assets” means, with respect to the Transferred Entities and the Transferred Assets, only those line items and adjustments that are classified as “Current Assets” as set forth in the illustrative calculation of Net Working Capital and calculated in accordance with the Transaction Accounting Principles as of the Effective Time; provided, however, that Current Assets shall exclude (a) Cash, (b) all Income Tax assets, and (c) any receivables from Seller Group.

“Current Liabilities” means, with respect to the Transferred Entities and the Assumed Liabilities, only those line items and adjustments that are classified as “Current Liabilities” as set forth in the illustrative calculation of Net Working Capital and calculated in accordance with the Transaction Accounting Principles as of the Effective Time; provided, however, that Current Liabilities shall exclude (a) Indebtedness, (b) all deferred Taxes and all Income Taxes and (c) operating lease obligations recorded under ASC 842.

“D&O Indemnified Parties” has the meaning specified in Section 7.02(a).

“Data” means databases and compilations, including all data and collections of data, whether machine readable or otherwise.

“Data Privacy Laws” means all applicable Laws concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications.

“Debt Commitment Letter” has the meaning specified in Section 5.06(a).

“Debt Financing” has the meaning specified in Section 5.06(a).

“Debt Financing Agreement” has the meaning specified in Section 6.12(c).

“Debt Financing Source” means each entity that is party to the Debt Commitment Letter (other than Buyer or any Affiliate of Buyer); provided, that, in the event that any Person is added as a party to the Debt Commitment Letter after the date hereof, the term “Debt Financing Source” shall include each such institution; provided, further, that the term “Debt Financing Source” shall include each institution to any commitment letter or similar agreement for any alternative debt financing or replacement financing.

“Disclosure Schedule” means the disclosure schedules dated as of the Agreement Date which form a part of this Agreement.

“Dispute Notice” has the meaning specified in Section 3.05(c).

“Effective Time” means 11:59 p.m. (Eastern Time) on the last calendar day immediately prior to the Closing Date.

“Employee Plans” means (a) all employee benefit plans (within the meaning of Section 3(3) of ERISA, whether or not subject thereto), (b) all retirement, benefit, welfare benefit, bonus, stock options, stock purchase, restricted stock, phantom stock, incentive, supplemental retirement, deferred compensation, retiree health, life insurance, disability, severance, Code Section 125 flexible benefit, vacation, fringe benefit and all other similar plans, programs or agreements and (c) all individual employment, retention, termination, gratuity, severance or other similar agreements, in each case, that is sponsored, maintained or contributed to by a Transferred Entity, or pursuant to which any of Seller or its respective Affiliates (including the Transferred Entities) currently has any obligation with respect to any Business Employee, other than governmental plans or arrangements.

“Employment Commencement Date” has the meaning specified in Section 8.01(c).

“Enforcement Costs” has the meaning specified in Section 11.03(b).

“Environmental Law” means any Law relating to pollution, protection of the environment or natural resources, or human health or safety, including the use, handling, transportation, treatment, storage, disposal, release or threat of release or discharge of Hazardous Materials.

“Environmental Permit” means any Permit that is required or issued by a Government Authority under any Environmental Law for the operation of the Business.

“Equity Commitment Letter” has the meaning specified in Section 5.06(b).

“Equity Financing” has the meaning specified in Section 5.06(b).

“Equity Interests” means (a) stock, shares, quotas, investment capital, membership units and interests, capital, limited liability company interests or partnership interests, or local equivalent, as applicable, (b) any security directly or indirectly convertible into or exchangeable or exercisable for any security described in the foregoing clause (a) or security containing any profit participation features, (c) any security with equity features or that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any security described in the foregoing clauses (a) through (b), (d) any stock appreciation rights, phantom stock rights or other similar rights and (e) any warrants, commitments, rights or options, directly or indirectly, to subscribe for or purchase any of the foregoing.

“Equity Investor” has the meaning specified in Section 5.06(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“Estimated Cash” means Seller’s good faith estimate of the amount of Cash as of the Effective Time.

“Estimated Closing Statement” means a written statement (a) setting forth the Estimated Working Capital, the Estimated Working Capital Increase or the Estimated Working Capital Decrease, as applicable, the Estimated Cash, the Estimated Indebtedness, prepared on a basis consistent with the Transaction Accounting Principles and this Agreement and (b) attaching reasonably detailed calculations thereof and supporting documentation therefor.

“Estimated Indebtedness” means Seller’s good faith estimate of the amount of Indebtedness of the Transferred Entities as of immediately prior to the Closing.

“Estimated Profit Transfer Amounts” has the meaning specified in Section 6.16(h).

“Estimated Working Capital” means Seller’s good faith estimate of Net Working Capital as of the Effective Time.

“Estimated Working Capital Decrease” means the amount, if any, by which Target Working Capital exceeds Estimated Working Capital set forth in the Estimated Closing Statement.

“Estimated Working Capital Increase” means the amount, if any, by which Estimated Working Capital set forth in the Estimated Closing Statement exceeds Target Working Capital.

“Exchange Rate” means the conversion of values to or from any Foreign Currency for a particular date or period, as required pursuant to this Agreement or pursuant to any Local Transfer Agreement (where applicable), which shall be made using the closing rate of United States Dollars to the relevant Foreign Currency provided by Refinitiv two Business Days prior to the applicable date or dates, or as otherwise required by applicable Law, or such other date or dates prior to the applicable date or dates as the Parties may mutually agree in writing; provided, however, that the Exchange Rate applied in determining (i) the Closing Payment and the components thereof (including “Estimated Working Capital,” and “Estimated Cash,” and “Estimated Indebtedness”) shall be the Exchange Rate as of two Business Days prior to the delivery of the Estimated Closing Statement and (ii) the Purchase Price and the components thereof (including “Net Working Capital,” “Final Cash,” and “Final Indebtedness”) shall be the Exchange Rate as of two Business Day prior to the Closing Date.

“Excluded Assets” has the meaning specified in Section 2.02(b).

“Excluded Liabilities” has the meaning specified in Section 2.02(d).

“Excluded Tax Liabilities” means, without duplication, (a) any Taxes imposed on or with respect to (i) an Excluded Asset or (ii) that are not Related to the Business and are attributable to any asset or business of Seller that is not part of the Transferred Entities (after the Closing) or Transferred Assets, (b) Taxes of any consolidated, combined, unitary, or other group of companies for Tax purposes (or any member thereof) of which any Transferred Entity (or any predecessor) is or was the parent on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) (or any corresponding or similar provision of state, local or foreign Law) that are attributable to the Seller Group or any asset or business of Seller that is not part of the Transferred Entities (after the Closing) or Transferred Assets, (c) Income Taxes of any Parent Combined Group, (d) Income Taxes with respect to a Pre-Closing Tax Period of any other Person for which the Transferred Entities are liable as a transferee or successor, by operation of Law, by Contract (but in each case, other than pursuant to an Ordinary Agreement), (e) any Tax liabilities arising with respect to the Pre-Closing Reorganization which, for the avoidance of doubt, shall include transfer Taxes with respect to the Pre-Closing Reorganization, (f) in the event that Buyer makes the F-Reorganization Election, any Tax liability to the extent arising from a breach of the representation set forth in Section 9.10(a)(ii), (g) any withholding Taxes attributable to Seller’s failure to file with or provide supporting documentation to the relevant Taxing Authorities to establish an exemption from withholding Taxes that would have been otherwise due with respect to the Purchase Price pursuant to Section 2.05, and (h) any Taxes imposed with respect to any matters listed on Exhibit P attached hereto, but in each case, excluding (x) any amounts included in Accrued Income Taxes, Taxes included in Current Liabilities, Taxes included in Indebtedness, or otherwise taken into account in the determination of the Post-Closing Adjustment, in each case as finally determined, (y) any Taxes specified as responsibility of the Buyer (or its Affiliates) pursuant to any Local Transfer Agreement or the provisions contained in Exhibits N or O (or as responsibility between Buyer and Seller is otherwise allocated therein, such that the Local Transfer Agreement and Exhibits N and O control), or (z) in the event that Buyer makes the F-Reorganization Election, all Taxes to the extent relating to, or resulting from, the F-Reorganization, or the failure of the F-Reorganization to be treated as a “reorganization” pursuant to Section 368(a) of the Code (other than any Tax liability to the extent arising from a breach of the representation set forth in Section 9.10(a)(ii)).

“F-Reorganization” has the meaning specified in Section 9.10(a).

“F-Reorganization Election” has the meaning specified in Section 9.10(a).

“Fee Letters” has the meaning specified in Section 5.06(b).

“Final Allocation” has the meaning specified in Section 3.07.

“Final Cash” means the calculation of Cash as of the Effective Time as finally determined pursuant to Section 3.05.

“Final Closing Statement” means a written statement (a) setting forth the Final Working Capital, the Final Working Capital Increase or the Final Working Capital Decrease, as applicable, the Final Cash, the Final Indebtedness and the Post-Closing Adjustment and (b) indicating any changes to the Estimated Closing Statement, in each case as finally determined pursuant to Section 3.05.

“Final Indebtedness” means the calculation of Indebtedness of the Transferred Entities as of immediately prior to the Closing as finally determined pursuant to Section 3.05.

“Final Working Capital” means the calculation of Net Working Capital as of the Effective Time as finally determined pursuant to Section 3.05.

“Final Working Capital Decrease” means the amount (if any) by which Target Working Capital exceeds Final Working Capital.

“Final Working Capital Increase” means the amount (if any) by which Final Working Capital exceeds Target Working Capital.

“Financial Statements” has the meaning specified in Section 4.07(a).

“Financing” has the meaning specified in Section 5.06(b).

“Foreign Currency” means any currency other than United States Dollars.

“Fraud” means an act, committed by a Party hereto, and requires: (i) a false representation contained in Article IV or Article V of this Agreement; (ii) with knowledge that such representation is false or the Party making such representation believes it is false or is recklessly indifferent to its falsity; (iii) with an intention to induce the other Party to whom such representation is made to enter into this Agreement or otherwise act or refrain from acting in reliance upon it; (iv) causing that other Party, in reliance upon such false representation to enter into this Agreement or otherwise take or refrain from taking action; and (v) causing such other Party to suffer damage by reason of such reliance. For the avoidance of doubt, Fraud does not include, and no claim may be made by any Party in relation to this Agreement or the transactions contemplated by this Agreement for, negligence, misrepresentation, equitable fraud, or similar theories.

“French Deferred Closing” has the meaning specified in Section 2.08(e).

“French Deferred Closing Date” has the meaning specified in Section 2.08(e).

“French Entity” means nVent Thermal France SAS, a French simplified joint-stock company (société par actions simplifiée) whose registered office is located at Zone Industrielle 4 Rue du Marais, 67660 Betschdorf, France and registered with the Trade and Companies Registry of Strasbourg under number 612 046 474.

“French Option Period” means the “Option Period”, as defined in the French Put Option Agreement.

“French Put Option Agreement” has the meaning specified in Section 2.08(b).

“French Put Option Exercise” means the “French Put Option Exercise”, as defined in the French Put Option Agreement.

“GAAP” means generally accepted accounting principles in the U.S., as in effect from time to time.

“Government Approvals” has the meaning specified in Section 6.04(a).

“Government Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Government Official” means any (a) director, officer, employee, agent, or representative (including anyone elected, nominated, or appointed to be an officer, employee or representative) of any Government Authority, or anyone otherwise acting in an official capacity on behalf of a Government Authority; (b) any political party, political party official, political party employee, or any candidate for public or political office; (c) a member of a royal family; or (d) any agent or representative of any of those Persons listed in subcategories (a)-(c).

“Guaranty” means a guaranty, dated as of the Agreement Date, in favor of Seller in the form attached hereto as Exhibit J.

“Hazardous Materials” means any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar effect under any applicable Environmental Law, including asbestos and urea formaldehyde, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radioactive materials, petroleum and petroleum by-products or derivatives, and any other substance, material or waste for which Liability or standards of conduct may be imposed under any Environmental Law.

“HGB Financial Statements” has the meaning specified in Section 6.16(c)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and any successor to such statute, rules or regulations.

“Inactive Business Employee” has the meaning specified in Section 8.01(b).

“Income Tax” means any Tax that is imposed on or measured by net income.

“Income Tax Return” means any Tax Return that relates to Income Taxes.

“Indebtedness” of any Person means, without duplication, the principal of, and accrued or unpaid interest in respect of, together with all prepayment penalties, breakage fees, exit fees incurred in connection with the repayment thereof and all other costs and obligations in respect of, (a) indebtedness of such Person for money borrowed, (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (c) any Liabilities of such Person for Accrued Income Taxes, (d) accrued restructuring liabilities of such Person, (e) accounts payable balances of such Person related to capital expenditures, (f) any Liability of such Person for any intercompany accounts payable (including trade accounts payable) to any member of the Seller Group, net of the sum of (i) the asset recorded in relation to the insurance recovery receivable of such Person which arose from the T2 red warranty matter and (ii) any Asset of such Person for any intercompany accounts receivable (including trade accounts receivable) from any member of the Seller Group, (g) finance or capital lease obligations of such Person classified as capital or finance leases in the Financial Statements or in accordance with GAAP, other than operating lease obligations in the Financial Statements, (h) any Liability of such Person (which amount shall not be less than zero) in respect of any interest rate, currency or other out-of-the-money hedging agreement, (i) obligations of such Person to pay the deferred purchase price of any securities, property, services, business or assets, whether contingent or otherwise (including the maximum amount of any earn-out, seller notes, post-closing true-up obligations or similar contingent payment arrangements) in respect of any acquisition made by such Person of any securities, property, services, business or assets, (j) all obligations of such Person with respect to letters of credit, bank guarantees, bankers’ acceptances, performance bonds, surety bonds or other similar instruments, but only to the extent that such letters of credit, bank guarantees, bankers’ acceptances, performance bonds, surety bonds or other similar instruments have been drawn upon, (k) any declared, but unpaid, dividends or distributions or other amounts owed to Seller or any of its Affiliates (other than the Transferred Entities), (l) any amounts payable by such Person in respect of Intercompany Arrangements to be terminated in accordance with Section 6.07 that have not been discharged prior to the Closing, (m) any obligations of such Person or assumed by Buyer and its Affiliates (including the Transferred Entities) pursuant to this Agreement under any (i) pension or related post-retirement and post-employment benefits Liabilities (including Liabilities and obligations for retiree medical benefits, old age part-time working contracts, termination indemnities, gratuity, jubilee payments and similar benefits), net of assets that are attributable to the corresponding plans that are transferred to Buyer or its Affiliates (including the Transferred Entities) or (ii) deferred compensation or supplemental executive retirement plan, net of assets that are attributable to such obligations that are transferred to Buyer or its Affiliates (including the Transferred Entities), in the case of each of clause (i) and (ii), as applicable (x) calculated in accordance with paragraph 11 of the specific policies set forth in the Transaction Accounting Principles and (y) where the net liability value of an individual plan for these purposes is negative (i.e., liability is less than attributed assets), the value of that individual arrangement for the purposes of this definition shall be treated as being zero), (n) unpaid Transaction Expenses of the Transferred Entities, (o) all accrued but unpaid severance, including the employer portion of the applicable payroll Taxes thereon, (p) Separation Costs Adjustment, (q) the tax reserve with respect to the “Redwood City Tax Disclosure” described in Section 4.10 of the Disclosure Schedule which shall be calculated in accordance with GAAP as of the Closing Date and, for the avoidance of doubt, shall include applicable interest and penalties, (r) all guarantees of the obligations of other Persons described in the immediately preceding clauses and (s) all obligations of other Persons described in the immediately preceding clauses secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), but (i) excluding in each case Indebtedness owed by any Transferred Entity solely to another of the Transferred Entities and (ii) as deemed adjusted pursuant to Section 6.16. For the avoidance of doubt, items set forth in clauses (c), (d), (e), (f), (o) and (q) are to be included in the calculation of Indebtedness only to the extent they are excluded from the calculation of Net Working Capital.

“Indemnified Party” has the meaning set specified in Section 12.03(a).

“Indemnifying Party” has the meaning set specified in Section 12.03(a).

“Independent Accounting Firm” has the meaning specified in Section 3.05(d).

“Insurance Policies” means any policies and programs of or agreements for insurance and interests in insurance pools and programs (in each case including captive insurance, self-insurance and insurance from Affiliates) of Seller and its Subsidiaries.

“Intellectual Property” means all of intellectual property and similar rights, title, or interest in, or arising under, the Laws of the U.S. or any other country, including: (a) patents, patent applications, and patent rights, including any such rights granted upon any reissue, reexamination, division, extension, provisional, continuation, or continuation-in-part applications, (b) copyrights, moral rights, mask work rights, database rights and design rights, intangible rights in Technology and Data, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (c) Trademarks and (d) Trade Secrets. For the avoidance of doubt, for the purposes of this Agreement, Intellectual Property excludes the physical or tangible materials in Software and Data.

“International Business Plan” has the meaning specified in Section 8.08(a).

“International Parent Plan” has the meaning specified in Section 8.07.

“International Transferred Employees” has the meaning specified in Section 8.06(a).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, hardware, routers, hubs, switches, networking equipment, data communications lines and all other information technology and networking assets, including all documentation related to any of the foregoing.

“Italian Distributable Cash” means cash and cash equivalents (including deposits, marketable securities and short term investments) of nVent Italy S.r.l. that are restricted due to legal or regulatory restrictions or limitations on distribution, including restrictions on dividends and distributions, in an amount not exceeding $3,600,000 (and, for the avoidance of doubt, any such cash or cash equivalents of nVent Italy S.r.l in excess of $3,600,000 shall not be included in the definition of Italian Distributable Cash and shall be included in the definition of Restricted Cash).

“Knowledge of Seller” means the actual knowledge of the following Persons: Brad Faulconer, Sathya Karimpanakkel, Marty Lee, John Grantz, Lowie Van Rymenant, Jessica Stulberg and Jenna McGowan.

“Law” means any national, federal, state, local, foreign, supranational, territorial, provincial or municipal statute, law, ordinance, regulation, rule, code, Order, treaty, constitution, administrative interpretation or other requirement or rule of law (including common law) promulgated by a Government Authority.

“Leased Real Property” means any real property that is leased, subleased, licensed or occupied by any Transferred Entity or Asset Seller, in each case, granting the Transferred Entities and/or Asset Sellers, as applicable, a right of use or occupancy in such real property.

“Liabilities” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, choate or inchoate or due or to become due) of every kind and description, including all costs and expenses related thereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

“Local Transfer Agreement” means any agreement entered into or delivered in connection with the sale and transfer of the Transferred Equity Interests or the Transferred Assets to Buyer (or one of its Affiliates) or for Buyer (or one of its Affiliates) to assume the Assumed Liabilities, in any jurisdiction, other than the United States, where the Business is organized or operates, in substantially the same form as the form of Local Transfer Agreements attached as Exhibit K (except for any changes as Seller and Buyer may otherwise agree acting reasonably and in good faith are necessary under applicable Law to give legal effect to the transactions contemplated thereby or otherwise required under applicable Law of the relevant jurisdiction).

“Loss Compensation Amount” has the meaning specified in Section 6.16(e)(ii).

“Losses” means all losses, damages, costs, expenses, and Liabilities actually suffered or incurred (including reasonable attorneys’ fees).

“Material Adverse Effect” means any circumstance, change, development, condition, occurrence, event, change or effect (each an “Event”) that, individually or taken together with all other Events, (x) would reasonably be expected to prevent, materially impair or materially delay the ability of Seller to consummate the transactions contemplated hereby or (y) has had, or would reasonably be expected to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole; provided, however, that, in the case of clause (y) only, any adverse effect to the extent arising out of, resulting from or attributable to (a) an event or circumstance or series of events or circumstances affecting (i) the U.S. (or any other country or jurisdiction) or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the U.S. or any other country or jurisdiction in which the Business, any Seller Party, any Transferred Entity or their respective Affiliates operates, including the imposition or effect of sanctions, or (iii) any industry generally in which the Business or any Transferred Entity operates, (b) the announcement or consummation of the Transactions contemplated by or the identity of Buyer or its Affiliates (provided, that this clause (b) shall not apply for the purpose of any representation or warranty that addresses the effect of the execution of this Agreement or the consummation of the Transactions (or any Closing Condition related thereto)), (c) any changes after the Agreement Date in applicable Law or GAAP, or accounting principles, practices or policies that any of the Seller Parties or the Transferred Entities is required to adopt, or the enforcement or interpretation thereof, (d) actions specifically required to be taken pursuant to this Agreement or actions taken at the written request or with the written consent of Buyer (provided, that this clause (d) shall not apply for the purpose of the obligations of Seller under Section 6.01(a)), (e) the effect of any action taken by Buyer or its Affiliates with respect to any Transaction or with respect to any Seller Party, any Transferred Entity or their respective Affiliates, provided, that this clause (e) shall not apply to any action taken by Buyer or its Affiliates contemplated by this Agreement or any Transaction Agreement, (f) any acts of God or occurrences related to changes in climate, including any earthquakes, hurricanes, tornadoes, floods, tsunami, volcanic eruptions or other natural disasters, or any other damage to or destruction of Assets or Transferred Assets caused by casualty, (g) any hostilities, acts of war (whether or not declared), sabotage, cyber-attack, civil unrests, protests, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, cyber-attack, civil unrests, protests, terrorism or military actions, (h) any pandemic, epidemic, disease or contagion outbreaks or worsening thereof, including COVID-19, or (i) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) shall not, in any such case, constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur; provided, however, that any adverse effect arising out of, resulting from or attributable to the foregoing clauses (a), (c), (f), (g) and (h) may be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur to the extent such adverse effect has a disproportionate impact on the Business, taken as a whole, relative to other similarly situated businesses in the same industry.

“Material Contracts” has the meaning specified in Section 4.13(a).

“Material Customers” means the largest 20 customers of the Business by revenue received by the Business during the fiscal year ended December 31, 2023, as listed in Section 4.13(c) of the Disclosure Schedule.

“Material Permits” means Permits required for the Seller Parties and the Transferred Entities to conduct the Business in all materials respects as conducted on the Agreement Date and as of immediately prior to the Closing.

“Material Suppliers” means the largest 10 suppliers to the Business by expenditures made by the Business (taken as a whole) during the fiscal year ended December 31, 2023, as listed in Section 4.13(c) of the Disclosure Schedule.

“Mexican Shelter Company” has the meaning specified in Section 6.10.

“Mexican Shelter Company Arrangements” has the meaning specified in Section 6.10.

“MLTN Standard” means a position in law and fact that has at least a more-likely-than-not level of support, or to the extent either (i) such jurisdiction or (ii) the applicable tax position does not adopt tax position comfort levels, then to the extent permitted by applicable Law.

“Net Working Capital” means (a) the Current Assets minus (b) the Current Liabilities. Exhibit I sets forth, for illustrative purposes, a calculation of the Net Working Capital as if the Closing had occurred on March 31, 2024.

“Non-Business Employee” means each employee of Seller, the Seller Entities or the Transferred Entities who is not primarily employed in the Business, but excluding those identified under the terms of Section 8.01(a)(ii)(B).

“Nonparty Affiliates” has the meaning specified in Section 13.15.

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Government Authority.

“Ordinary Agreement” means any agreement entered into in the ordinary course of business with customary commercial provisions not primarily related to Taxes.

“Outside Date” has the meaning specified in Section 11.01(d).

“Owned Real Property” means any real property owned by any of the Transferred Entities, together will all buildings, improvements, and fixtures located thereon and all appurtenances thereto.

“Parent Combined Group” means any group of entities that, with respect to Income Taxes in a Pre-Closing Tax Period, includes any affiliated, consolidated, combined or unitary Tax group (other than any such group that consists only of Transferred Entities) that includes one or more of the Transferred Entities and the parent of which is the Seller or one or more of its Affiliates that are not a Transferred Entity.

“Parent Combined Return” means any Tax Return with respect to a Parent Combined Group.

“Parent Plans” means each Employee Plan which is not a Business Plan.

“Parent Tax” means any Tax with respect to a Pre-Closing Tax Period that is due with respect to a Parent Combined Return.

“Parties” has the meaning specified in the Preamble of this Agreement.

“Permits” means all permits, licenses, Consents, registrations, concessions, grants, franchises, certificates, identification numbers, exemptions, waivers, and filings issued or required by any Government Authority under applicable Law.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Liens imposed by Law in the ordinary course of business that do not secure any Indebtedness and are for amounts not yet past due, (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (d) easements, covenants, rights of way, restrictions and other similar charges, defects or encumbrances recorded in the public records and which do not materially impair the use or occupancy of the Real Properties in the conduct of the Business, (e) zoning, entitlement, building and other generally applicable land use and environmental restrictions by a Government Authority which are not violated in any material respect by the current use or occupancy of the Real Properties or the operation of the Business thereon, (f) Liens not created by any of the Seller Parties or the Transferred Entities that affect the underlying fee interest of any Leased Real Property or real property over which any Seller Party (with respect to the Business) or the Transferred Entities have easement or other property rights which do not materially impair the use or occupancy of the Real Properties in the conduct of the Business, (g) Liens incurred in the ordinary course of business securing Liabilities that do not constitute Indebtedness and that are not material to the Assets and the Transferred Assets, taken as a whole, (h) Liens created by Buyer or its Affiliates, (i) Liens arising out of, under or in connection with this Agreement or the other Transaction Agreements in favor of Buyer or another Buyer Party, (j) with respect to the Real Properties, any set of facts an accurate up-to-date survey would show, which do not materially impair the use or occupancy of the Real Properties in the conduct of the Business, (k) with respect to the Real Properties, any title matters shown in any title policy or report made available to Buyer prior to the Agreement Date, (l) right, terms or conditions of any leases, subleases, licenses or occupancy agreements made available to Buyer and (m) in the case of Intellectual Property, Software, Data and Technology, non-exclusive licenses, options to license, covenants or other non-exclusive grants in each case not securing any Indebtedness, granted in the ordinary course of business.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, labor union, works council, association or organization or other legal entity.

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Government Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal health information,” “personal information,” or “personal data” under applicable Law.

“PLTA” has the meaning specified in Section 6.16(a).

“PLTA Auditor” has the meaning specified in Section 6.16(a).

“PLTA Termination Date” has the meaning specified in Section 6.16(a).

“Post-Closing Adjustment” means the amount (whether positive or negative) equal to (a) the Purchase Price minus (b) the Closing Payment.

“Pre-Closing Tax Period” means any taxable period (or portion of a Straddle Period) ending on or before the Closing Date.

“Pre-Closing Period” means the period beginning on the Agreement Date and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms.

“Pre-Closing Reorganization” means (a) the transactions contemplated by, or pursuant to, or in accordance with, steps 2, 3, 4, 5, 8, 11, 13, 14, 15 and 27 of the Step Plan to complete the separation of the Business between the Agreement Date and the Closing and (b) the actions set forth on Exhibit M attached hereto.

“Preliminary Allocation” has the meaning specified in Section 3.07.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information.

“Profit Transfer Amount” has the meaning specified in Section 6.16(e)(i).

“Profit Transfer Balance” has the meaning specified in Section 6.16(j).

“Proposed Final Cash” means Buyer’s good faith, proposed final calculation of Cash as of the Effective Time.

“Proposed Final Closing Statement” means (a) a written statement (i) setting forth the Proposed Final Working Capital, the Proposed Final Cash and the Proposed Final Indebtedness, prepared in accordance with Section 3.05, and (ii) attaching reasonably detailed calculations thereof or (b) a written statement that Buyer proposed no changes to the Estimated Closing Statement, as applicable.

“Proposed Final Indebtedness” means Buyer’s good faith, proposed final calculation of Indebtedness of the Transferred Entities as of immediately prior to the Closing.

“Proposed Final Working Capital” means Buyer’s good faith, proposed final calculation of Net Working Capital as of the Effective Time.

“Purchase Price” has the meaning specified in Section 3.01.

“R&W Insurance Policy” has the meaning specified in Section 6.15.

“Real Properties” means, collectively, the Owned Real Property and the Leased Real Property.

“Registrable IP” means registered or applied-for Intellectual Property, including patents, patent applications, statutory invention registrations, registered or applied-for Trademarks, registered service marks, copyright registrations, domain names and invention disclosures.

“Related to the Business” means (a) used primarily or held for use primarily in or (b) arising, directly or indirectly, primarily out of the operation or conduct of the Business as conducted by the Seller Parties and the Transferred Entities.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, emptying, escaping, deposit, disposal, discharge, dispersal, dumping, or leaching into the environment.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Required Approvals” has the meaning specified in Section 6.04(a).

“Required Information” means: (a) the unaudited (i) balance sheets of the Business as of the end of each fiscal quarter of the Business ending after March 31, 2024 and prior to the date that is 45 days before the Closing Date and (ii) profit and loss statements of the Business for each three-month period ended on the last day of each such fiscal quarter; and (b) the audited (i) balance sheets of the Business as of the end of each fiscal year of the Business ending after December 31, 2023 and prior to the date that is 90 days before the Closing Date, (ii) statements of operations and comprehensive income of the Business for each such fiscal year, (iii) statements of cash flows of the Business for each such fiscal year and (iv) statements of changes in equity of the Business for each such fiscal year, including in each case, the notes thereto.

“Required Notices” has the meaning specified in Section 6.04(b).

“Resolution Period” has the meaning specified in Section 3.05(c).

“Reserved Claims” has the meaning specified in Section 12.07(a).

“Restricted Cash” means cash and cash equivalents (including deposits, marketable securities and short term investments) of the Transferred Entities that (a) are restricted or not freely useable due to legal, contractual or regulatory restrictions or limitations on use or distribution, including restrictions on dividends and distributions or any other form of restriction; (b) are paid or distributed by the Transferred Entities to Seller or their Affiliates (other than the Transferred Entities) after the Effective Time but prior to the Closing, or (c) are used by the Transferred Entities after the Effective Time but prior to the Closing to satisfy and pay any Indebtedness of the Transferred Entities or Transaction Expenses; provided, however, that Restricted Cash shall not include any Swedish Distributable Cash or Italian Distributable Cash.

“Restricted Employees” has the meaning specified in Section 7.09(b).

“Review Period” has the meaning specified in Section 3.05(b).

“Sanctions Authority” means (a) the U.S., (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, (e) any other Government Authority with jurisdiction over Seller with respect to the Business and the Transferred Entities and (f) the respective governmental institutions of any of the foregoing, including, without limitation, His Majesty’s Treasury, OFAC, the U.S. Department of Commerce and the U.S. Department of State.

“Sanctions Rules” means, collectively, any applicable economic or financial sanctions, Laws, or trade embargoes and restrictions administered or enforced from time to time by, (a) the U.S. Department of the Treasury and its Office of Foreign Assets Control (“OFAC”), including but not limited to (i) those limiting transactions and financial dealings with persons on the lists administered by OFAC, including the List of Specially Designated Nationals and Blocked Persons; (ii) those comprehensive, country-wide or territory wide economic or financial sanctions (as of this date Cuba, Iran, North Korea, Syria and the Crimea, Luhansk and Donetsk regions of Ukraine); and (iii) those restricting dealings with Persons that are in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by any Person or Persons described in clause (i), and (b) any other Sanctions Authority.

“Schaffhausen” has the meaning specified in Section 9.12(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 338(g) Election” has the meaning specified in Section 9.10(c).

“Section 338(g) Target” has the meaning specified in Section 9.10(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in the Preamble of this Agreement.

“Seller Fundamental Representations” means the representations and warranties made in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.17 and Section 4.22.

“Seller Group” means Seller and its Affiliates, other than the Transferred Entities.

“Seller Guarantees” means, collectively, all letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) Seller or any of its Affiliates (other than exclusively by the Transferred Entities) to the extent relating to the Business, including those listed on Section 6.06 of the Disclosure Schedule or entered into in the ordinary course of business during the Pre-Closing Period or as part of the Pre-Closing Reorganization with the prior written consent of Buyer (not to be unreasonably conditioned, withheld or delayed).

“Seller Indemnified Parties” has the meaning specified in Section 12.02(b).

“Seller Intellectual Property” means all Intellectual Property that is owned, licensed or used by any of the Asset Sellers other than the Company Intellectual Property.

“Seller Names and Marks” means the names or Trademarks of any Seller Party or any of their respective Affiliates, including names that use or contain “nVent” (in block letters or otherwise), either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

“Seller Party” means (a) Seller, (b) each Affiliate of Seller holding the Transferred Equity Interests, including those Persons described in the Closing Steps as selling Transferred Equity Interests and (c) each Asset Seller.

“Seller Personal Data” means any information relating to an identified or identifiable natural person that (a) is obtained by Buyer or any of its Affiliates from Seller or any of its Affiliates or Representatives, (b) is processed by Buyer or any of its Affiliates on behalf of Seller or any of its Affiliates, (c) pertains to the personnel of Seller or any of its Affiliates, or (d) is created by Buyer or any of its Affiliates based on information of the types referred to in any of clauses (a), (b), or (c) above.

“Seller Reserved Claims” has the meaning specified in Section 12.07(d).

“Seller Technology” means all Technology, Software and Data that is owned by any of the Asset Sellers other than the Company Technology.

“Seller Transaction Agreements” means this Agreement and each other Transaction Agreement to which any member of the Seller Group is named as a party on the signature pages thereto.

“Seller Transactions” means the transactions contemplated by the Seller Transaction Agreements.

“Separation Costs” means any fees, costs and expenses incurred by Buyer (or its Affiliates) in connection with the activities set forth on Section 13.09(a) of the Disclosure Schedule, in each case, to stand up the Business as a standalone business in connection with the transactions contemplated by this Agreement.

“Separation Costs Adjustment” means the aggregate amount set forth on Section 13.09(a) of the Disclosure Schedule.

“Shared Contracts” means Contracts of Seller or any of its Affiliates with one or more third parties that relate to, or under which the rights of Seller or its Affiliates are exercised for the benefit of, both (a) any Transferred Assets, the Transferred Entities, or the Business and (b) any Excluded Assets or any businesses of Seller and its Affiliates other than the Business.

“Shared Services” means the following corporate or shared enterprise-wide services provided to, or in support of, the Business, that are general corporate or other overhead enterprise-wide services that are provided to the Business by Seller and its Subsidiaries (other than the Transferred Entities):  access to and use of computer software related to any enterprise-wide business function, travel and entertainment services, temporary labor services, telecommunications services, logistics services, fleet services, energy/utilities services, procurement and supply services, treasury services, accounting and finance services, public relations, legal and risk management services, internal audit services, human resources and employee relations management services, employee benefits services, credit, collections and account payable services, property management services, environmental and safety support services, customs and excise services, marketing and sales services, billing services, order entry services, fulfillment services and other ancillary or corporate shared services, in each case, including services relating to the provision of access to information, operating and reporting enterprise-wide systems and databases used in connection therewith; provided, however, that the foregoing shall not include any services provided to, or in support of, the Business by a Business Employee or any Transferred Asset (without giving effect to the exclusion in Section 2.02(b)(xi)).

“Software” means all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) documentation including user manuals and other training documentation relating to any of the foregoing, in each of clauses (a), (b) and (c) excluding Data. For clarity, “Software” excludes any Intellectual Property in the foregoing items.

“Short Fiscal Year” has the meaning specified in Section 6.16(b).

“Specified Shared Contract” means has the meaning set forth in Section 6.08.

“Step Plan” means the transactions set forth in Exhibit H.

“Straddle Period” has the meaning specified in Section 9.03.

“Subrogation Waiver” has the meaning specified in Section 6.15(b).

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding Equity Interests or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control.

“Swedish Distributable Cash” means cash and cash equivalents (including deposits, marketable securities and short term investments) of nVent Nordic AB that are restricted due to legal or regulatory restrictions or limitations on distribution, including restrictions on dividends and distributions, in an amount not exceeding $1,500,000 (and, for the avoidance of doubt, any such cash or cash equivalents of nVent Nordic AB in excess of $1,500,000 shall not be included in the definition of Swedish Distributable Cash and shall be included in the definition of Restricted Cash).

“Target Working Capital” means $140,000,000.

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, social security contributions, franchise, profits, gains, property, transfer, use, goods and services, payroll, intangibles or other taxes of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

“Tax Claim” has the meaning specified in Section 9.04(a).

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) required to be supplied to a Taxing Authority relating to Taxes.

“Taxing Authority” means any U.S. federal, state or local or non-U.S. jurisdiction (including any subdivision and any revenue agency of a jurisdiction) imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.

“Technology” means, collectively, all technology, Software, designs, procedures, models, discoveries, processes, techniques, ideas, know-how, research and development, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, other than Data. For clarity, “Technology” excludes any Intellectual Property in the foregoing items.

“Termination Fee” has the meaning specified in Section 11.03(a).

“Third Party Claim” has the meaning specified in Section 12.03(a).

“Third Party Consents” has the meaning specified in Section 6.05.

“Third Party Rights” has the meaning specified in Section 2.03(a).

“Tier 1 Allocation” has the meaning specified in Section 3.07.

“Trade Secrets” means confidential and proprietary information, including rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether patentable or unpatentable), and other works, whether or not developed or reduced to practice, rights in industrial property, customer, vendor, and prospect lists, and all associated information or databases, and other confidential or proprietary information, in each case other than Software.

“Trademarks” means trademarks, service marks, trade names, service names, domain names, trade dress, logos and other identifiers of same, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transaction Accounting Principles” means those Transaction Accounting Principles set forth in Exhibit I.

“Transaction Agreements” means this Agreement, the Transition Services Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Local Transfer Agreements, the French Put Option Agreement, the French Tax Exit Agreement and the Guaranty, in each case including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transaction Deductions” means all deductions or expenses (including all Transaction Expenses) incurred or borne by any Seller Party or any Transferred Entity as a result of or in connection with the Transactions (including deductions related to the repayment of Indebtedness, the payment of closing bonuses to management, and the payment of any fees or other costs and expenses associated with the Transactions not required to be capitalized).

“Transaction Expenses” means (a) all fees, costs and expenses (including third party service provider expenses) payable, incurred or to be incurred in connection with the preparation, negotiation, execution and delivery of any Transaction Agreement or the performance or consummation of the Transactions (including the Pre-Closing Reorganization), in each case including costs, fees, expenses and disbursements of attorneys, investment bankers, accountants and other advisors and service providers (including, for the avoidance of doubt, their respective consultants and advisors assisting with the implementation and initiation of the services to be provided under the Transition Services Agreement), and (b) except for the obligations or liabilities that Seller retains or is responsible for pursuant to (i) the last two sentences of Section 8.03(e) and (ii) Section 8.02(b), any fees, costs and expenses or payments related to any bonuses, severance, change-of-control payments or other forms of compensation paid or payable as a result of or in connection with the transaction contemplated by this Agreement pursuant to any change in control, retention, transaction or similar bonuses or other payment or obligation, in each case, including the employer portion of the applicable payroll Taxes thereon.

“Transaction Dispute” has the meaning specified in Section 13.11.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means any sales Tax, use Tax, direct or indirect real property transfer Tax, documentary Tax, documentary stamp Tax, stamp duty Tax, share transfer Tax, or similar transfer Taxes (but for avoidance of doubt, excluding any VAT Taxes and excluding any Japanese Taxes creditable to the Buyer) and all related fees.

“Transferred Assets” has the meaning specified in Section 2.02(a).

“Transferred Books and Records” means all books, Data, records, files and papers, whether in hard copy or computer format, including sales and promotional literature, manuals and data, sales and purchase correspondence, present and former customer lists and files, lists of current and former suppliers, engineering information, business plans, studies, cost and pricing information, specification, plans and designs of fixtures and equipment, transactional records, product research and development records, monitoring and testing records, accounting records, maintenance and service records, depletion records, personnel and employment records, in each case to the extent related to the Business, the Transferred Entities or the Transferred Assets, other than any Tax Returns and any Excluded Assets of the type described in Section 2.02(b)(xii) and Section 2.02(b)(xvi).

“Transferred Employees” has the meaning specified in Section 8.01(a).

“Transferred Entities” has the meaning specified in the Recitals of this Agreement.

“Transferred Equity Interests” has the meaning specified in the Recitals of this Agreement.

“Transition Services Agreement” has the meaning specified in Section 3.02(a)(ii).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“U.S.” means the United States of America.

“U.S. Business Plans” has the meaning specified in Section 8.05.

“U.S. Parent Plans” has the meaning specified in Section 8.04(a).

“U.S. Severance Plans” has the meaning specified in Section 8.03(e).

“U.S. Transferred Employee” has the meaning specified in Section 8.04(b).

“Used” means used, practiced, licensed, sublicensed, reproduced, distributed, performed, displayed and otherwise exploited, made, had made, sold, had sold, imported and otherwise provided, and prepared modifications, derivative works or improvements or commercialized or legally disposed of products and services thereunder.

“VAT” means inside the European Union, value added Tax charged pursuant to Council Directive 2006/112/EC on the common system of value added tax and, outside the European Union, any similar sales or turnover Tax.

“WARN Act” has the meaning specified in Section 8.12.

“WARN List” means a complete and accurate list of (a) all “employment losses” (as defined in the WARN Act) at any site of employment of the Business during the ninety (90)-day period ending on the Closing Date (including a description of the employment site and date of each such employment loss), (b) any Business Employees who as of the Closing Date are (i) on layoff status or other involuntary unpaid leave of absence (including the employment site and date of commencement of such layoff or unpaid leave) or (ii) working on a schedule of reduced hours by more than 50% (including the employment site and date of commencement of such reduction).